   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1999
                                                      REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              OAK TECHNOLOGY, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                        3674                          77-0161486
 (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD                (I.R.S. EMPLOYER
              OF                        INDUSTRIAL                 IDENTIFICATION NUMBER)
INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER)

                                139 KIFER COURT
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 737-0888
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ROBERT O. HERSH
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                 OAK TECHNOLOGY
                                139 KIFER COURT
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 737-0888
          (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

         ERIC SIMONSON, ESQ.                    STEPHEN H. FABERMAN, ESQ.
  BROBECK, PHLEGER & HARRISON L.L.P.                 BINGHAM DANA LLP
            1633 BROADWAY                           150 FEDERAL STREET
              47TH FLOOR                       BOSTON, MASSACHUSETTS 02109
       NEW YORK, NEW YORK 10019                 TELEPHONE: (617) 951-8000
      TELEPHONE: (212) 581-1600                 FACSIMILE: (617) 951-8736
      FACSIMILE: (212) 586-7878

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the effective time of the merger of Xionics Document Technologies, Inc. ("Xionics") with and into a wholly owned subsidiary of the Registrant, which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all conditions to the closing of such merger.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                    AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                   TO BE           OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED             REGISTERED(1)        PER UNIT(2)      OFFERING PRICE(3)         FEE(4)
Common Stock, par value $0.001 per share....      10,580,000             N/A            $51,679,474.22        $13,643.38

(1) Represents shares of common stock of the Registrant to be issued in connection with the merger in exchange for shares of the common stock of Xionics.

(2) Not Applicable.

(3) Computed pursuant to Rule 457(f)(1), based upon the market value of the securities to be canceled in the merger, consisting of approximately 11,777,187 shares of Xionics common stock at an average of the high and low prices for such common stock as reported on the Nasdaq National Market on December 8, 1999, which was $7.3281 per share, less $2.94 per share in cash consideration to be paid by Oak in the merger.

(4) In accordance with Rule 457(b), the registration fee required to be paid herewith has been satisfied by the payment of the $15,923.25 previously paid in connection with the Registrant's preliminary proxy statement filed with the Commission on Schedule 14A on September 27, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                                                               December 10, 1999

Dear Oak Technology, Inc. ("Oak") Stockholders:

    I am writing to you today about our proposed merger with Xionics Document Technologies, Inc. ("Xionics"). This merger will create a combined company that will be one of the leading suppliers of imaging processors and embedded software for the digital office.

    In the merger, each share of Xionics common stock outstanding will be exchanged for 0.8031 shares of the common stock of Oak, plus $2.94 in cash. We expect to issue approximately 10,580,000 shares of our common stock in connection with the merger.

    You will be asked to vote upon the issuance of shares of Oak common stock to Xionics stockholders in connection with the merger at Oak's 1999 annual meeting. In addition, as part of Oak's annual meeting, you will be voting whether or not to approve an amendment to Oak's restated certificate of incorporation to increase Oak's authorized shares of common stock, to elect two directors to Oak's board of directors and to ratify the appointment of KPMG LLP as Oak's independent public accountants.

    We are very excited by the opportunities we envision for the combined company. Your board of directors has determined that the terms and conditions of the merger are advisable and in the best interests of Oak and you, and unanimously recommends that you approve the issuance of the shares of Oak common stock in connection with the merger. Your board of directors also unanimously recommends that you vote to approve the other proposals before you.

    The accompanying joint proxy statement/prospectus provides detailed information about the two companies, the merger, the charter amendment, the director election and the KPMG ratification. Please give all of this information your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 4 OF THE JOINT PROXY STATEMENT/ PROSPECTUS.

    Your vote is very important regardless of the number of shares you own. To vote your shares, you may use the enclosed proxy card, grant your proxy by telephone or the Internet or attend the annual meeting. To approve the issuance of shares of Oak common stock pursuant to the merger agreement, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, it will, in effect, count as a vote against the share issuance. We urge you to vote FOR this proposal, a necessary step in the merger of Oak and Xionics.

                                          Sincerely,

                                          [sig]

                                          Young K. Sohn

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE SECURITIES OF OAK TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS JOINT PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This joint proxy statement/prospectus is dated December 10, 1999, and was first mailed to Oak stockholders on or about December __, 1999.

                              OAK TECHNOLOGY, INC.
                                139 KIFER COURT
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 737-0888

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 11, 2000

    We will hold the 1999 annual meeting of stockholders of Oak Technology, Inc. at 9:00 a.m., local time, on Tuesday, January 11, 2000 at the Santa Clara Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California to consider the following proposals:

    1. To approve the issuance of shares of common stock, par value $0.001 per share, of Oak pursuant to a merger agreement by and among Oak, Xionics Document Technologies, Inc. and Vermont Acquisition Corp., a wholly owned subsidiary of Oak, under which Xionics will become a wholly owned subsidiary of Oak;

    2. To approve an amendment to Oak's restated certificate of incorporation to authorize an additional 70,000,000 shares of common stock, par value $0.001 per share;

    3. To elect two Class II directors to hold office for a three-year term or until their successors are elected and qualified;

    4. To ratify the appointment of KPMG LLP as Oak's independent public accountants for the fiscal year ending June 30, 2000; and

    5. To transact any other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE ISSUANCE OF SHARES OF OAK COMMON STOCK IS ADVISABLE AND IN THE BEST INTERESTS OF OAK AND YOU, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THIS ISSUANCE OF OAK COMMON STOCK. YOUR BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE OTHER PROPOSALS BEFORE YOU. IN PARTICULAR, THE AMENDMENT TO OAK'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK IS NECESSARY TO EFFECTUATE THE ISSUANCE OF SHARES IN THE MERGER.

    We describe the merger and other proposals more fully in the accompanying joint proxy statement/ prospectus, which we urge you to read.

    Only Oak stockholders of record at the close of business on December 6, 1999 are entitled to notice of and to vote at the annual meeting or any adjournment or postponement.

    YOUR VOTE IS IMPORTANT. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR CALL THE TOLL-FREE TELEPHONE NUMBER OR USE THE INTERNET BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. YOU MAY VOTE IN PERSON AT THE ANNUAL MEETING EVEN IF YOU HAVE RETURNED A PROXY.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            [sig]

                                            Shawn M. Soderberg
                                            VICE PRESIDENT, GENERAL COUNSEL AND
                                            SECRETARY

                                     [LOGO]
                                                               December 10, 1999

Dear Xionics Document Technologies, Inc. ("Xionics") Stockholders:

    I am writing to you today about our proposed merger with Oak Technology, Inc. This merger will create a combined company that will be one of the leading suppliers of imaging processors and embedded software for the digital office.

    In the merger, each share of Xionics common stock will be exchanged for
0.8031 shares of Oak common stock and $2.94 in cash. Oak expects to issue approximately 10,580,000 shares of its common stock in the merger. Upon completion of the merger, Xionics stockholders will own approximately 20% of Oak's outstanding common stock. Oak common stock is traded on the Nasdaq National Market under the trading symbol "OAKT," and closed at $6.1875 per share on December 8, 1999. You will be asked to vote on the merger at a special meeting of Xionics stockholders.

    We are very excited by the opportunities we envision for the combined company. Your board of directors has determined that the terms and conditions of the merger are advisable and in the best interests of Xionics and you, and unanimously recommends that you approve the merger agreement and the merger. Your board of directors has obtained an opinion from its independent financial advisor, Adams, Harkness & Hill, Inc., to the effect that the consideration to be received by you in the merger is fair to you from a financial point of view.

    The accompanying joint proxy statement/prospectus provides detailed information about Oak, Xionics and the merger. Please give all of this information your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 4 OF THE JOINT PROXY STATEMENT/PROSPECTUS.

    Your vote is very important regardless of the number of shares you own. To vote your shares, you may use the enclosed proxy card, grant your proxy by telephone or the Internet, if you are permitted to do so, or attend the special meeting. To approve the merger agreement, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, it will, in effect, count as a vote against the merger. We urge you to vote FOR this proposal, a necessary step in the merger of Xionics and Oak.

                                            Sincerely,

                                            [sig]

                                            Peter J. Simone
                                            PRESIDENT AND CHIEF EXECUTIVE
                                            OFFICER

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE SECURITIES OF OAK TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS JOINT PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This joint proxy statement/prospectus is dated December 10, 1999, and was first mailed to Xionics stockholders on or about December __, 1999.

                      XIONICS DOCUMENT TECHNOLOGIES, INC.
                               70 BLANCHARD ROAD
                        BURLINGTON, MASSACHUSETTS 01803
                                 (781) 229-7000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 11, 2000

    We will hold a special meeting of stockholders of Xionics Document Technologies, Inc. at 12:00 p.m., local time, on Tuesday, January 11, 2000 at Xionics' offices at 70 Blanchard Road, Burlington, Massachusetts 01803:

    1. To consider and vote upon a proposal to approve and adopt the merger agreement among Oak Technology, Inc., Xionics and Vermont Acquisition Corp., a wholly owned subsidiary of Oak, under which Xionics will become a wholly owned subsidiary of Oak, and each outstanding share of Xionics common stock will be converted into the right to receive 0.8031 shares of Oak common stock and $2.94 in cash; and

    2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF XIONICS AND YOU, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

    We describe the merger more fully in the accompanying joint proxy statement/prospectus, which we urge you to read.

    Only Xionics stockholders of record at the close of business on November 24, 1999 are entitled to notice of and to vote at the special meeting or any adjournment or postponement.

    UNDER DELAWARE LAW, IF YOU DO NOT VOTE IN FAVOR OF THE MERGER, YOU MAY HAVE A RIGHT TO AN APPRAISAL OF THE VALUE OF YOUR XIONICS STOCK AND RECEIVE CASH IN EXCHANGE FOR YOUR SHARES. THESE RIGHTS ARE MORE FULLY DESCRIBED ON PAGE 56 OF THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

    YOUR VOTE IS IMPORTANT. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. YOU MAY VOTE IN PERSON AT THE SPECIAL MEETING EVEN IF YOU HAVE RETURNED A PROXY.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          [sig]
                                          Robert L. Lentz
                                          SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                          OFFICER AND SECRETARY

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
JOINT PROXY STATEMENT/PROSPECTUS SUMMARY...................................................................           1
  The Companies............................................................................................           1
  The Merger...............................................................................................           1
  Xionics' Reasons for the Merger; Recommendation of Xionics' Board........................................           2
  Xionics' board of directors recommends that Xionics' stockholders vote for approval of the merger........           3
  Opinion of Financial Advisor to Xionics..................................................................           3
  Interests of Certain Persons in the Merger...............................................................           3
  Termination Fee and Expenses.............................................................................           3
  No Solicitation..........................................................................................           3
  Anticipated Accounting Treatment.........................................................................           3
  Forward-Looking Statements May Prove Inaccurate..........................................................           3

RISK FACTORS...............................................................................................           4
  Risks Related to the Merger..............................................................................           4
  Risks Related to Oak.....................................................................................           6
  Risks Related to Xionics.................................................................................          14
  Risks Related To The Combined Company....................................................................          16

FORWARD-LOOKING STATEMENTS.................................................................................          19

TRADEMARKS.................................................................................................          19

OAK SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA........................................................          20

XIONICS SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA....................................................          21

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA.............................................          22

COMPARATIVE PER SHARE DATA.................................................................................          23

MARKET PRICE AND DIVIDEND INFORMATION......................................................................          25
  Recent Share Prices......................................................................................          26
  Dividend Information.....................................................................................          26
  Number of Stockholders...................................................................................          26

THE XIONICS SPECIAL MEETING................................................................................          27
  Date, Time and Place of the Xionics Special Meeting......................................................          27
  Matters to Be Considered at the Xionics Special Meeting..................................................          27
  Record Date for Voting on the Merger; Stockholders Entitled to Vote......................................          27
  Voting and Revocation of Proxies.........................................................................          27
  Stockholder Vote Is Required to Approve the Merger.......................................................          27
  Board Recommendation.....................................................................................          28

THE OAK ANNUAL MEETING.....................................................................................          29
  Date, Time and Place of the Oak Annual Meeting...........................................................          29
  Matters to Be Considered at the Oak Annual Meeting.......................................................          29
  Record Date for Voting on the Share Issuance Stockholders Entitled to Vote...............................          29
  Voting and Revocation of Proxies.........................................................................          29
  Stockholder Vote Is Required to Approve the Share Issuance...............................................          30
  Board Recommendation.....................................................................................          30

THE MERGER.................................................................................................          31

                                                                                                                PAGE
                                                                                                                -----
  General..................................................................................................          31
  Background of the Merger.................................................................................          31
  Reasons for the Merger...................................................................................          38
    Oak's Reasons for the Merger...........................................................................          38
    Xionics' Reasons for the Merger........................................................................          41
  Opinion of Adams, Harkness & Hill, Inc., Financial Advisor to Xionics....................................          44
    Public Company Peers Analysis--Xionics.................................................................          45
    Public Company Comparables Analysis--Oak...............................................................          47
    Transaction Premiums Paid Analysis.....................................................................          48
    Stock Performance Analysis.............................................................................          50
    Return on Assets Analysis..............................................................................          50
    Break-up analysis of Oak...............................................................................          51
    Summary of Valuation Analyses..........................................................................          51
    Interests of Certain Persons in the Merger.............................................................          52
    Stock Options Accelerated upon Termination of Employment Following Merger..............................          53
  Indemnification Arrangements.............................................................................          53
  Governmental and Regulatory Matters......................................................................          54
  Federal Income Tax Considerations........................................................................          54
  Accounting Treatment.....................................................................................          56
  Appraisal Rights.........................................................................................          56
  Delisting and Deregistration of Xionics Common Stock.....................................................          57
  Listing of Oak Common Stock to Be Issued in the Merger...................................................          57
  Restriction on Resales of Oak Common Stock...............................................................          57

THE MERGER AGREEMENT.......................................................................................          58
  The Merger...............................................................................................          58
  The Effective Time.......................................................................................          58
  Directors and Officers of Xionics after the Merger.......................................................          58
  Conversion of Shares in the Merger.......................................................................          58
  Xionics Stock Option and Stock Purchase Plans............................................................          58
  Employee Benefits........................................................................................          59
  The Exchange Agent.......................................................................................          60
  Procedures for Exchanging Stock Certificates.............................................................          60
  Distributions with Respect to Unexchanged Shares.........................................................          61
  No Fractional Shares.....................................................................................          61
  Representations and Warranties...........................................................................          61
  Conduct of Business of Xionics Pending the Merger........................................................          62
  No Solicitation..........................................................................................          63
  Director and Officer Indemnification.....................................................................          64
  Conditions to the Merger.................................................................................          64
  Termination..............................................................................................          66
  Termination Fee and Expenses.............................................................................          66
  Amendment Waiver.........................................................................................          67

STOCKHOLDER AGREEMENTS.....................................................................................          68
  Stockholder Agreements...................................................................................          68

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS................................................          69

COMPARISON OF RIGHTS OF SHAREHOLDERS OF OAK AND STOCKHOLDERS OF XIONICS....................................          75

                                                                                                                PAGE
                                                                                                                -----
INFORMATION REGARDING OAK..................................................................................          77

INFORMATION REGARDING XIONICS..............................................................................          79

ELECTION OF OAK DIRECTORS..................................................................................          83
  Directors................................................................................................          84
    Board Meetings And Committees..........................................................................          85
    Director Compensation..................................................................................          85

OAK STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS............................................          98

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS..............................................          99

FUTURE STOCKHOLDER PROPOSALS...............................................................................         100

EXPERTS....................................................................................................         100

LEGAL MATTERS..............................................................................................         100

WHERE YOU CAN FIND MORE INFORMATION........................................................................         100

APPENDIX A--Agreement and Plan of Merger and Reorganization
APPENDIX B--Opinion of Adams, Harkness & Hill, Inc.
APPENDIX C--Delaware General Corporation Law (Section 262--Appraisal Rights)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    WHY ARE THE TWO COMPANIES PROPOSING THE MERGER? HOW WILL I BENEFIT?

    A:    By combining Oak's hardware and systems expertise in the digital office market with Xionics' software and systems expertise in embedded software for the digital office market, the combined company will be able to provide its customers with a complete solution and thereby gain a larger share of the products outsourced by the combined company's original equipment manufacturer customers. In addition, the combined company will have the resources and technology necessary to position itself as a leading supplier to the digital office market.

    Further, Oak's imaging group and Xionics have maintained a strong working relationship during the last five years while cross-licensing each other's intellectual property. They are also in close proximity to each other. This familiarity, experience and physical proximity should permit a relatively smooth post-merger integration of the two companies. Accordingly, the merger will make the combined company a leading supplier of imaging processors and embedded software for the digital office and offer the customers of the two companies one of the industry's most integrated and flexible solutions.

    Overall, both Oak and Xionics believe that the merger will provide added value to all of their respective stockholders. However, both Oak and Xionics note that their goals in the merger are subject to the risks discussed in this joint proxy statement/prospectus in the section labeled "Risk Factors".

Q:    I AM A XIONICS STOCKHOLDER. PLEASE EXPLAIN WHAT I WILL RECEIVE IN THE
  MERGER.

    A:    In the merger, Xionics stockholders will receive $2.94 in cash and
0.8031 shares of Oak common stock for each share of Xionics common stock owned. For example, if a Xionics stockholder owns 100 shares of Xionics common stock, that stockholder will receive $294 in cash and 80 shares of Oak common stock in exchange for their Xionics stock plus an additional cash amount in consideration for the fractional share.

    Oak will not issue fractional shares of common stock. Instead of any fractional share, Xionics stockholders will receive cash based on the market price of Oak common stock determined at the time of completion of the merger (that is, at the effective time as defined in the merger agreement).

    The number of shares of Oak common stock to be issued for each share of Xionics common stock is fixed and will not be adjusted based upon changes in the value of Oak common stock. As a result, the value of the Oak common stock to be received in the merger will not be determined at the time stockholders vote on the merger and will fluctuate up or down as the market price of Oak common stock fluctuates up or down. The following table reflects the value of the Oak common stock and cash that stockholders will receive, per share of Xionics common stock, for various market prices of Oak common stock. The values shown are purely hypothetical, and the actual market price and the corresponding value of the Oak common stock and cash that may be received in the merger may be more or less than the range of values shown in the table.

                            MERGER VALUE PER SHARE OF
                              XIONICS COMMON STOCK
                       ($2.94 PER SHARE PLUS 0.8031 SHARES
   MARKET PRICE OF                     OF
  OAK COMMON STOCK              OAK COMMON STOCK)
---------------------  -----------------------------------
      $    3.00                     $    5.35
           4.00                          6.15
           5.00                          6.96
           6.00                          7.76
           7.00                          8.56
           8.00                          9.36
           9.00                         10.17

    On December 8, 1999, the closing sale price per share of Oak common stock on The Nasdaq National Market was $6.1875. Neither party will be permitted to terminate the merger agreement based solely on changes in the value of Oak common stock prior to the closing of the transaction.

Q:    I AM A XIONICS STOCKHOLDER. PLEASE EXPLAIN THE FEDERAL INCOME TAX
  CONSEQUENCES OF THE MERGER TO ME.

    A:    Oak and Xionics expect that the merger will qualify as a
reorganization for federal income tax purposes. If the merger qualifies as a reorganization, Xionics' stockholders will not recognize any gain or loss for federal income tax purposes upon the exchange of their Xionics common stock for Oak common stock, although they will recognize gain with respect to the cash portion of the exchange and any cash received in lieu of a fractional share of Oak common stock.

Q:    WHAT ARE MY RIGHTS IF I DO NOT WANT TO PARTICIPATE IN THE MERGER?

    A:    Under Delaware law, if a Xionics stockholder does not vote in favor of the merger, he or she may (a) have a right to an appraisal of the value of Xionics common stock in connection with the merger and (b) receive cash in exchange for his or her shares of Xionics common stock. Oak stockholders do not have any appraisal rights in connection with the merger.

Q:    WHAT MUST THE STOCKHOLDERS OF XIONICS AND OAK DO TO APPROVE THE MERGER AND
  RELATED TRANSACTIONS?

    A:    The holders of a majority of the outstanding shares of Xionics common stock must approve the merger. Xionics stockholders are entitled to cast one vote per share of Xionics common stock held at the close of business on November 24, 1999. On that date, 11,777,187 shares of Xionics common stock were outstanding and entitled to vote.

    The holders of a majority of the outstanding shares of Oak common stock must approve the share issuance in connection with the merger. Oak stockholders are entitled to cast one vote per share of Oak common stock held at the close of business on December 6, 1999. On that date, 40,881,445 shares of Oak common stock were outstanding and entitled to vote.

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

    A: We are working towards completing the merger as quickly as possible and, if Xionics stockholders approve the merger, and Oak stockholders approve the share issuance, we expect to complete the merger as soon as practicable after completing both the Xionics special meeting and the Oak annual meeting.

Q:    I UNDERSTAND THAT XIONICS STOCKHOLDERS VOTE FOR OR AGAINST THE MERGER AT
  THE XIONICS SPECIAL MEETING AND OAK STOCKHOLDERS VOTE FOR OR AGAINST THE SHARE ISSUANCE AND THE OTHER PROPOSALS AT THE OAK ANNUAL MEETING. IF I AM NOT GOING TO ATTEND MY COMPANY'S MEETING, SHOULD I RETURN MY PROXY CARD INSTEAD?

    A:    Yes. Just complete, sign and mail your proxy card in the enclosed return envelope as soon as possible. Returning your proxy card ensures that your shares will be represented at the appropriate meeting.

Q:    IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE
  MY SHARES FOR ME?

    A:    You should instruct your broker to vote your shares, following the directions your broker provides. If you do not instruct your broker, your broker will generally not have the discretion to vote your shares without your instructions. Because the proposals before you require an affirmative vote of shares for approval, these so-called "broker non-votes" have the same effect as votes cast against the proposals.

Q:    CAN I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?

    A:    Yes. You can change your vote at any time before we vote your proxy at your meeting. You can do so in several ways:

    - First, you can send a written notice to Xionics or Oak, as the case may be, at the address listed below stating that you would like to revoke your proxy.

    - Second, you can complete a new proxy card and send it to the appropriate address below, and the new proxy card will automatically replace any earlier dated proxy card that you returned.

    - Third, you can attend the Xionics special meeting or the Oak annual meeting, as the case may be, and vote in person.

    - Fourth, if you instructed a broker to vote your shares, follow your broker's directions for changing those instructions.

      You should send any notice of revocation to your company at the following address:

Xionics Document Technologies, Inc.             Oak Technology, Inc.
70 Blanchard Road                               139 Kifer Court
Burlington, Massachusetts 01803                 Sunnyvale, California 94086
Attn: Robert L. Lentz                           Attn: Shawn M. Soderberg
(781) 229-7000                                  (408) 737-0888

Q:    I AM A XIONICS STOCKHOLDER. SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

    A:    No. After the merger closes, Oak will send Xionics stockholders written instructions for exchanging their Xionics stock certificates for Oak stock certificates and the cash portion of the merger consideration.

Q:    I AM AN OAK STOCKHOLDER. DO I NEED TO SEND IN MY STOCK CERTIFICATES?

    A:    No. The merger affects Xionics stockholders only. Your stock certificate will remain the same.

Q:    WHO CAN ANSWER MY QUESTIONS?

    A:    You should contact:

            OAK                              XIONICS                              PROXY SOLICITOR
----------------------------  -------------------------------------  -----------------------------------------
Oak Technology, Inc.          Xionics Document Technologies, Inc.    Corporate Investor Communications, Inc.
139 Kifer Court               70 Blanchard Road                      111 Commerce Road
Sunnyvale, California 94086   Burlington, Massachusetts 01803        Carlstadt, New Jersey 07072
Attn: Robert O. Hersh         Attn: Robert L. Lentz                  Attn: James Gill or Charlotte Brown
(408) 737-0888                (781) 229-7000                         (201) 896-1900

                    JOINT PROXY STATEMENT/PROSPECTUS SUMMARY
    The following summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. Even though we have highlighted what we feel is the most important information for you in this summary and the preceding "Questions and Answers About the Merger," Oak and Xionics encourage you to read this document in its entirety for a complete understanding of the transaction.
THE COMPANIES (PAGES 77 AND 79)
OAK TECHNOLOGY, INC.
139 Kifer Court
Sunnyvale, California 94086
Attention: Investor Relations
(408) 737-0888
XIONICS DOCUMENT TECHNOLOGIES, INC.
70 Blanchard Road
Burlington, Massachusetts 01803
Attention: Investor Relations
(781) 229-7000
    Oak designs, develops and markets high-performance, integrated semiconductors and related software for the storage and distribution of digital content. Oak's imaging group with its Pixel Magic brand of product is a leading supplier of integrated semiconductors to the digital office market. Oak's imaging group provides industry leading compression engines, imaging DSPs, resolution enhancement processors and systems expertise to original equipment manufacturers to help drive the performance and capabilities of today's most advanced digital copiers, printers, fax scanners and multifunction peripherals.
    Xionics is a provider of digital page processing software and technology for the digital office market. Xionics also provides other types of embedded software, such as device drivers, for copiers, fax scanners and multifunction peripherals.
    The combination of Oak with Xionics, with its embedded software portfolio for the digital office market, complements Oak's integrated semiconductor portfolio and systems expertise for the digital office market. The transaction will provide the combined company with the technology base and expertise to offer complete, fully integrated hardware and software solutions for the digital office market. With the combination of Xionics and Oak's imaging group, the combined company will have the ability to optimize an architecture, with software, language, chips and controller boards, on which original equipment manufacturers can quickly build high performance, digital office systems. Xionics' corporate headquarters is based in Burlington, Massachusetts and Oak's imaging group is based in Andover, Massachusetts, with Oak's corporate headquarters based in Sunnyvale, California.
THE MERGER (PAGE 31)
    Xionics and Oak have entered into a merger agreement which sets forth the terms and conditions of the proposed combination of Xionics and Oak. The merger agreement provides that if the merger and the share issuance are approved by stockholders and all other conditions to the merger are satisfied or waived, Xionics will merge with and into a subsidiary of Oak. As a stockholder of Xionics, unless you dissent from the merger and pursue your appraisal rights, you will become a stockholder of Oak following the merger.

OAK'S REASON FOR THE MERGER; IDENTIFIED RISKS; RECOMMENDATION OF OAK'S BOARD OF
  DIRECTORS (PAGE 38)
    Oak's board of directors has determined that the terms of the merger are fair to, and in the best interests of, Oak and its stockholders. In reaching its decision, Oak's board of directors identified several potential benefits of the merger, the most important of which included:
    - the ability of the combined company to provide its customers with a completely integrated software and hardware solution; and
    - the ability of the combined company to expand its market opportunity by having a broader technology base and a greater number of technical engineers dedicated to developing solutions for the digital office market.
    In reaching its decision, Oak's board of directors also identified several potential negative factors associated with the merger, the most significant of which included:
    - one customer, Hewlett-Packard, accounted for over 60% of Xionics' fiscal year 1999 revenues;
    - the market for Xionics' products is dominated by a few major original equipment manufacturers; and
    - Xionics' embedded printer software competes directly against Adobe Systems, Inc., which developed the industry-wide accepted PostScript page description language and has acquired significant brand name image.
    OAK'S BOARD OF DIRECTORS RECOMMENDS THAT OAK STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF OAK COMMON STOCK IN CONNECTION WITH THE MERGER AND THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF OAK COMMON STOCK NECESSARY TO COMPLETE THE MERGER.
XIONICS' REASONS FOR THE MERGER; IDENTIFIED RISKS; RECOMMENDATION OF XIONICS'
  BOARD OF DIRECTORS (PAGE 41)
    Xionics' board of directors has determined that the terms of the merger are fair to, and in the best interests of, Xionics and its stockholders. In reaching its decision, Xionics' board of directors identified several potential benefits of the merger, the most important of which included:
    - the premium to be paid by Oak and the relative interests of Oak and Xionics' stockholders in the equity of the combined company;
    - the strategic benefits of Xionics' combination with a leading supplier of high performance, integrated semiconductors for imaging applications, including the potential to offer a more complete and better-integrated solution to its customers who are OEM manufacturers of office devices, such as printers, copiers, scanners and fax machines; and
    - the opportunity to participate in the potential growth of the combined company following the merger.
    In reaching its decision, Xionics' board of directors also identified several potential negative factors associated with the merger, the most important of which included:
    - the risk that, despite the efforts of Oak and Xionics, key technical, sales and management personnel might not remain employees of the combined company following the close of the merger;
    - the risk that potential benefits sought in the merger might not be fully realized; and
    - the risk to Xionics stockholders that the value to be received in the merger could decline significantly from that determined as of the date of the signing of the merger agreement due to the fixed exchange ratio used in the merger.

   XIONICS' BOARD OF DIRECTORS RECOMMENDS THAT XIONICS' STOCKHOLDERS VOTE FOR
                            APPROVAL OF THE MERGER.
OPINION OF FINANCIAL ADVISOR TO XIONICS (PAGE 44 AND APPENDIX B)
    In deciding to approve the merger, Xionics' board of directors considered the opinion of Adams, Harkness & Hill, Inc., its independent financial advisor, that, as of the date Oak and Xionics signed the merger agreement, the exchange ratio was fair, from a financial point of view, to the holders of Xionics common stock. The full text of the written opinion of Adams, Harkness & Hill, Inc., which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as APPENDIX B. You are urged to read this opinion in its entirety.
INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 52)
    In considering Xionics' board of directors' recommendation that Xionics stockholders vote to approve the merger, stockholders should note that certain officers and directors of Xionics have interests in the merger that are different from, or in addition to, their interests as stockholders. These interests relate to accelerated vesting of stock options, potential severance payments and indemnification rights. The aggregate amount of these severance payments is approximately $836,250. Furthermore, options to purchase 332,701 shares of Xionics common stock held by officers of Xionics will become immediately exercisable in full as a result of the merger.
TERMINATION FEE AND EXPENSES (PAGE 66)
    Oak and Xionics have each agreed, under certain limited circumstances, to pay the other party a termination fee of $3.1 million in addition to reimbursing the other party for its out-of-pocket expenses (up to $500,000) if the merger agreement is terminated.
NO SOLICITATION (PAGE 63)
    Xionics has agreed, except in certain limited circumstances, not to initiate or engage in discussions with another party (other than Oak) regarding a business combination with that party while the merger is pending.
ANTICIPATED ACCOUNTING TREATMENT (PAGE 56)
    Oak will account for the merger under the purchase method of accounting, which means that Oak will allocate the purchase price to the fair value of net tangible assets acquired and to intangible assets, which includes goodwill. Based on a preliminary allocation of the purchase price, Oak expects to allocate approximately 25% of the purchase price to the fair value of net tangible assets acquired, approximately 63% to the fair value of intangible assets, including goodwill to be amortized by Oak over 3 to 5 years, and approximately 12% to in-process research and development which will be expensed by Oak during the quarter in which the merger is completed.
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 19)
    Each of Oak and Xionics has made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include expectations concerning matters that are not historical facts. Words such as "believes," "expects," "anticipates," or similar expressions, indicate forward-looking statements. For more information regarding factors that could cause actual results to differ from these expectations, you should refer to "Risk Factors" beginning on page 4.

                                  RISK FACTORS

    IN DECIDING WHETHER OR NOT TO VOTE IN FAVOR OF THE MERGER OR THE SHARE ISSUANCE, YOU SHOULD CONSIDER THESE RISK FACTORS. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE APPENDICES AND EXHIBITS ATTACHED TO THIS DOCUMENT AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

    If any of the following risks actually occur, the business, financial condition or results of operations of either or both of Oak and Xionics could be seriously harmed. In that case, the trading price of Oak common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO THE MERGER

    IF OAK AND XIONICS FAIL TO EFFECTIVELY INTEGRATE THEIR BUSINESSES, THE
     COMBINED COMPANY MAY NOT REALIZE THE EXPECTED BENEFITS OF THE MERGER

    In order to realize the benefits of the merger, Oak and Xionics will have to effectively integrate their operations and their management, technical research and development, sales and marketing, business development efforts and personnel and also retain key personnel in this process. If they are not successful in accomplishing this integration, then the objectives of the merger, including improved operating results of the combined entity, will not be realized. A key benefit of the merger is perceived to be Oak's opportunity to transition from being an integrated circuits provider to a complete solutions provider for the growing office equipment markets, and thereby, gain a larger share of the products outsourced by the combined company's original equipment manufacturer, or OEM, customers. The parties believe that the combined company will have the resources and technology necessary to be a leading supplier to the digital office market and will offer one of this industry's most integrated and flexible platforms. However, if the integration is not successful or is unexpectedly delayed or more expensive than contemplated by the parties, the combined company will not realize these benefits to the fullest extent possible. In addition, if the merger is not consummated, then the attention and effort devoted to the integration of the two companies will have significantly diverted the attention of both companies' management from other important issues, and could have an adverse impact on Oak and Xionics in the future.

    THE COSTS OF THE MERGER ARE DIFFICULT TO CALCULATE, AND IF THE EXPECTED
     BENEFITS OF THE MERGER DO NOT EXCEED THE COSTS OF THE MERGER, THE COMBINED FINANCIAL RESULTS OF OAK AND XIONICS COULD SUFFER

    Xionics' business and financial structure is different from Oak's. If the benefits of the merger to Oak stockholders do not exceed the costs associated with the merger, including the integration costs, which may be difficult to calculate, and the dilution to Oak's stockholders resulting from the issuance of shares in connection with the merger, then the financial results of the combined company, including earnings per share, could be adversely affected.

    THE MARKET PRICE OF OAK COMMON STOCK COULD DECLINE AS A RESULT OF THE MERGER

    The market price of Oak common stock could decline as a result of the merger if:

    - The integration of Oak and Xionics is unsuccessful or proves to be more expensive or time-consuming than expected;

    - The combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial analysts; or

    - The effect of the merger on the combined company financial results are not consistent with the expectations of financial analysts.

    A DECLINE IN THE MARKET PRICE OF OAK COMMON STOCK WOULD ADVERSELY IMPACT THE
     PRICE RECEIVED BY XIONICS STOCKHOLDERS

    Each outstanding share of Xionics common stock will be converted into the right to receive $2.94 in cash and 0.8031 of a share of Oak common stock at the effective time of the merger. There will be no adjustment of the exchange ratio based on fluctuations in the price of either Oak common stock or Xionics common stock. Consequently, the value of the equivalent per share price that you expect to receive for each share of Xionics common stock exchanged in the merger could decrease between the date that you submit your proxy and the effective date of the merger. If the market price for Oak common stock decreases before the effective time, Xionics' stockholders will not be compensated for that decrease. Xionics' stockholders voting on the merger are urged to obtain recent market quotations for Oak common stock and Xionics common stock. We cannot predict or give any assurances as to the market prices of Oak common stock or Xionics common stock at any time before or after the effective time of the merger.

    IF THE MERGER FAILS TO QUALIFY AS A REORGANIZATION, XIONICS STOCKHOLDERS
     WILL RECOGNIZE ADDITIONAL GAINS OR LOSSES ON THEIR XIONICS SHARES

    Xionics and Oak have structured the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. Although the Internal Revenue Service, or IRS, has not provided a ruling on the matter, Xionics and Oak will each obtain a legal opinion from their respective counsel that the merger qualifies as a reorganization. These opinions neither bind the IRS nor prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization and the parties decide to proceed with the merger, you would generally recognize gain or loss on each Xionics share surrendered in the amount of the difference between your basis in that share and the fair market value of the Oak shares at the effective time and other consideration you receive in exchange for that share at the time of the merger.

    IF THE MERGER FAILS TO QUALIFY AS A REORGANIZATION, XIONICS WILL RECOGNIZE
     GAINS OR LOSSES FROM A DEEMED SALE OF ITS ASSETS

    In addition to the recognition of gain or loss by Xionics' stockholders described in the preceding paragraph, if the merger fails to qualify as a reorganization, Xionics will recognize taxable gain or loss with respect to a deemed sale of all its assets to Oak's subsidiary in an amount equal to the difference between the total fair market value of the consideration furnished by Oak (the cash paid in the merger, the fair market value of the Oak common stock issued in the merger at the effective time, and the liabilities of Xionics assumed by Oak's subsidiary in the merger) and Xionics' aggregate tax basis in its assets. By reason of the merger, Oak's subsidiary would assume any resulting tax liability.

    THE COMBINED COMPANY'S FUTURE FINANCIAL RESULTS WILL BE ADVERSELY IMPACTED
     BY THE COSTS OF THE MERGER AND MAY BE FURTHER ADVERSELY IMPACTED BY THE ACCOUNTING TREATMENT OF THE MERGER

    Based on a preliminary allocation of the purchase price, Oak expects to take a special charge of approximately $10 million against earnings in the calendar quarter in which the merger occurs (which is expected to be the first quarter of 2000) in order to write off the cost of in-process research and development acquired in the merger. The Securities and Exchange Commission has recently begun disapproving large in-process research and development write-offs. If the write-off is not as Oak expects, a larger portion of the purchase price to be paid for Xionics will have to be recorded on Oak's balance sheet as an asset and amortized over a period of time. This in turn will have an adverse effect on the combined company's earnings per share throughout the amortization period, as a small amount of the asset booked will be treated as an expense each quarter. In addition to the $10 million charge taken, approximately $50 million (representing the fair value of net intangible assets acquired in the merger) will be recorded on Oak's balance sheet and amortized over three to five years.

RISKS RELATED TO OAK

    OAK HAS EXPERIENCED AND EXPECTS TO CONTINUE TO EXPERIENCE SIGNIFICANT
     PERIOD-TO-PERIOD FLUCTUATIONS IN ITS REVENUES AND OPERATING RESULTS, WHICH MAY RESULT IN VOLATILITY IN THE PRICE OF OAK'S STOCK

    Oak's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Accordingly, you should not rely on period-to-period comparisons as an indication of future performance. In addition, these variations may cause Oak's stock price to fluctuate. If quarterly results fail to meet public expectations, the price of Oak's stock may decline.

    Oak's revenues and operating results are affected by a wide variety of factors, including factors that generally affect everyone in its industry and factors that are more specific to its business and product lines. The principal risk Oak faces in its business and one which has had, and is expected to continue to have, a significant effect on its revenues and operating results, is its dependence on the optical storage market. Other factors specific to its business and product lines include the following:

    - Oak's ability to diversify its product offerings and the markets for its products;

    - The current market for its products;

    - The loss or gain of important customers;

    - The timing of significant orders and order cancellations or reschedulings;

    - Pricing policy changes by Oak and its competitors and suppliers;

    - The potential for significant inventory exposure;

    - The timing of the development and introduction of new products or enhanced versions of existing products;

    - Market acceptance of new products;

    - Increased competition in product lines;

    - Barriers to entry into new product lines; and

    - The competitiveness of Oak's customers.

    The semiconductor industry historically has been characterized by rapid technological change and product obsolescence, cyclical market patterns and seasonal customer demand, significant price erosion, periods of over-capacity and under-capacity, periods of production shortages, variations in manufacturing costs, including raw materials, and yields, and significant expenditures for capital equipment and product development. In addition, the industry has experienced significant economic downturns at various times, characterized by diminished product demand and accelerated erosion of product prices. Any downturns in the industry may cause Oak's business, financial condition and results of operations to suffer.

    Oak has experienced in the past and may in the future experience substantial period-to-period fluctuations in operating results due to these general semiconductor industry conditions. The downturns in the industry often occur in connection with, or in anticipation of, maturing product cycles (of both the semiconductor companies and their customers) and declines in general economic conditions. These downturns have been characterized by abrupt fluctuations in product demand, production over-capacity and subsequent accelerated erosion of average selling prices, and in some cases have lasted for more than a year. Even if customers' aggregate demand were not to decline, the availability of additional capacity can adversely impact pricing levels, which can also depress revenue levels.

    In addition, Oak's quarterly operating results could be materially adversely affected by legal expenses incurred in connection with, or any judgment or settlement in, Oak's ongoing stockholder legal proceedings. See "Oak is a Defendant in Several Lawsuits."

    OAK HAS A RECENT HISTORY OF OPERATING LOSSES AND MAY NOT BECOME OR REMAIN
     PROFITABLE

    Although Oak experienced periods of profitability following its reincorporation in Delaware in October 1994 in connection with its initial public offering (Oak was first incorporated in California in 1987), Oak has at times sustained significant losses since the initial public offering and may not become profitable in the future. While Oak had net income of $5.9 million in fiscal 1998, its current loss trend began in calendar year 1998, resulting in an operating loss of $9.1 million for fiscal 1998 and an operating loss of $61.9 million for fiscal 1999 (in each case before adjustments for non-operating income or loss, or income tax expense or benefit). Oak's operating losses generally have been due to Oak's dependence on its optical storage business, which historically has accounted for approximately 80% of its business. In fiscal 1998, Oak failed to timely and/or adequately develop its integrated CD-ROM controller product and second generation CD-RW product. Consequently, for fiscal 1999, the Company was dependent on mature CD-ROM products and its first generation CD-RW product for its revenue. These mature products have continued to decline in both unit sales volume and average sales price in each successive quarter. Oak expects its next generation CD-RW product to be in initial production in the second quarter of fiscal 2000 and to reach volume production in the third quarter of fiscal 2000. Although Oak is currently sampling the product with five of the top ten CD-RW drive manufacturers, at this time, Oak cannot accurately predict the level of customer acceptance of the product and the product's impact on operating results.

    Oak anticipates that net revenues for at least the first two quarters of the fiscal year 2000 will continue to be significantly less than the comparable periods of the previous fiscal year as Oak completes its transition to its next generation CD-RW controllers. Oak expects that the average selling prices (ASPs) for its existing products will continue to decline over time and that ASPs for each new product will decline significantly over the life of the product. Oak continues to experience severe price pressure on its CD-ROM controller products and expects such price erosion to continue. Oak does not believe it can achieve cost reductions or sales of new products with higher margins which fully offset the expected price declines of its CD-ROM products and therefore, it expects gross margin percentages to decline. In addition, given the extremely competitive nature of the optical storage and consumer market, Oak believes that gross margins for new products in its optical storage market and consumer market will be lower than historical levels and that, as a result, gross margins in general will decline in the future.

    If Oak incurs additional losses or fails to achieve profitability in the future, this will significantly harm Oak's business and may affect the trading price of Oak common stock.

    OAK'S FINANCIAL PERFORMANCE IS HIGHLY DEPENDENT ON THE TIMELY AND SUCCESSFUL
     INTRODUCTION OF NEW PRODUCTS

    The markets for Oak's products are characterized by evolving industry standards, rapid technological change and product obsolescence. Oak's financial performance is highly dependent upon timely and successful execution of next generation and new products, particularly in light of the continued decline in sales from Oak's mature CD-ROM and CD-RW products and Oak's failure to timely develop new products for the optical storage market in fiscal 1998 and 1999, and the failure to timely and successfully introduce next generation and new products that achieve market acceptance in the future could seriously damage Oak's business, financial condition and results of operations. Specifically, Oak's performance is highly dependent upon the successful development and timely introduction of its next generation CD-RW controller, MPEG-2 decoder for the DVD player market, and imaging processing chip for the digital office equipment market.

    In both the optical storage and consumer electronics markets, particularly DVD, a variety of standards and formats are being proposed, making it difficult to develop product to market requirements, and making it even more difficult for the market to develop.

    Due to the design complexity of Oak's products, especially with the increased levels of integration that are required, Oak has experienced delays in completing development and introduction of new products, particularly in its products for the optical storage and the digital office equipment markets.

    No assurance can be given that Oak will successfully identify new product opportunities and develop and bring new products to market in a timely manner or that its products will be selected for design into the products of its targeted customers. Also, there can be no assurance that the products of Oak's customers will be successfully introduced into the market. If Oak fails in its new product development efforts or its products fail to achieve market acceptance, Oak's revenues will decline and its business, financial condition and results of operations will be severely damaged.

    OAK'S FUTURE REVENUES ARE HIGHLY DEPENDENT ON SALES OF ITS CD-RW CONTROLLER
     PRODUCT

    Oak's future revenue generation is highly dependent on the successful introduction of its next generation CD-RW product, although Oak can provide no assurance that this product will achieve customer acceptance. Although sales of CD-ROM controller products are expected to continue to account for a portion of Oak's total revenues for the foreseeable future, Oak expects that sales of its CD-ROM controller products will continue to decline. Oak is no longer developing any CD-ROM controllers, but is instead focusing its development efforts on controllers for CD-RW and DVD drives. If Oak experiences delays in its product development efforts or fails to achieve market acceptance, Oak will need other sources of revenue to offset the continued decline in sales of its CD-ROM controllers. In fiscal 1999, revenue generated from Oak's optical storage CD-ROM and CD-R/RW businesses declined 73% and 36%, respectively, compared to the previous year, primarily due to delays in the development of the next-generation integrated CD-ROM device and CD-RW product. Similarly, in fiscal 1998, revenue generated from the Oak's optical storage CD-ROM business declined 25% from the prior year primarily due to delays in the next-generation single chip and integrated CD-ROM device.

    Although Oak was a leading supplier of CD-RW controllers, due to product delays in its second generation CD-RW product, Oak lost its leadership in this market. While Oak is currently sampling its next generation CD-RW product, no assurance can be given this product will be competitive in the marketplace or accepted by Oak's targeted customers. In addition, even if this product proves to be competitive and is accepted by targeted customers, there is no assurance that Oak's customers will be successful.

    Oak also faces increased competition in the emerging CD-RW and DVD markets. Moreover, the current trend toward integrating increased functionality of the CD-ROM, CD-RW or DVD controller potentially adds to the development and manufacturing costs of producing the controller. Oak's revenues and gross margins from its optical storage controller products will be dependent on Oak's ability to introduce these integrated products in a commercially competitive manner.

    The decrease in the overall level of sales of, and prices for, Oak's CD-ROM and older generation CD-RW controller product due to introductions of newer products by competitors, the decline in demand for CD-ROM controller products generally, product obsolescence and delays in Oak's integrated CD-ROM controller product and its next generation CD-RW product, have had a material adverse effect on Oak's business, financial condition and results of operations, and will continue to have that effect if Oak fails to successfully introduce new products to the market.

    OAK'S MARKETS ARE INTENSELY COMPETITIVE AND EXPERIENCE RAPID TECHNOLOGICAL
     CHANGE

    The markets in which Oak competes are intensely competitive and are characterized by rapid technological change, declining unit average sales prices and rapid product obsolescence. If the combined company cannot successfully respond to the technological advances of others or if its new products or product enhancements do not achieve market acceptance, the combined company's business, operating results and financial condition could be seriously harmed. Oak expects competition to increase in the future from existing competitors and from other companies that may enter Oak's existing or future markets with solutions that may be less costly or provide higher performance or additional features. Oak's principal competitors in the optical storage market are MediaTek, Toshiba and Ricoh, its principal competitors in the terrestrial segment of the digital broadcast market are Philips, ST Microelectronics, Siemens and LSI Logic, and its principal competitors in the digital office market are primarily in-house, captive suppliers; however, Oak expects increased competition from the merchant market in the future. Many of these competitors have substantially greater financial, manufacturing, technical, marketing, distribution and other resources, broader product lines and longer standing relationships with customers than Oak.

    The markets for most of the applications for Oak's products, especially in the consumer electronics market and the optical storage market, are characterized by intense price competition. As the markets for these products mature and competition increases, as has been the trend for the optical storage and DVD segment of the consumer electronics market, Oak anticipates that average sales prices on products will decline. If Oak is unable to reduce costs sufficiently to offset declines in average sales prices or is unable to successfully introduce new higher performance products with higher average sales prices, operating results will be materially adversely affected.

    There can be no assurance that Oak will be able to compete successfully against current or future competitors, or that competitive pressures faced by it and its customers will not result in reduced revenues and profit margins and otherwise seriously harm its business, financial condition and results of operations.

    OAK MAY BE UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY AND PROPRIETARY
     RIGHTS, WHICH MAY AFFECT ITS ABILITY TO COMPETE

    Oak's ability to compete is affected by its ability to protect its proprietary information. Oak considers its technology to be proprietary and relies on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect its intellectual property rights. However, these measures afford only limited protection. Competitors of Oak may be able to effectively design around Oak's patents. There can be no assurance that any patents held by Oak will not be challenged, invalidated or circumvented, or that the rights granted under those patents will provide competitive advantages to Oak. Moreover, while Oak holds or has applied for patents relating to the design of its products, some of Oak's products are based in part on standards, for which Oak does not hold patents or other intellectual property rights. In addition, the laws of certain foreign countries in which Oak's products are or may be manufactured or sold, including various countries in Asia, may not protect Oak's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of Oak's technology and products more likely. There can be no assurance that the steps taken by Oak to protect its proprietary information will be adequate to prevent misappropriation of its technology or that Oak's competitors will not independently develop technologies that are substantially equivalent or superior to Oak's technology. Moreover, Oak intends to seek additional international and United States patents on its technology. There can be no assurance that additional patents will issue from any of Oak's pending applications or applications in preparation, or be issued in all countries where Oak's products can be sold, or that any claims allowed from pending applications or applications in preparation will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to Oak.

    Oak also generally enters into confidentiality agreements with its employees and consultants and confidentiality and license agreements with its customers and potential customers, and limits access to and distribution of the source and object code of its software and other proprietary information. Under some circumstances, Oak grants licenses that give its customers limited access to the source code of Oak's software which increases the likelihood of misappropriation or misuse of Oak's technology. Accordingly, despite precautions taken by Oak, it may be possible for unauthorized third parties to copy certain portions of Oak's technology or to obtain and use information that Oak regards as proprietary. There can be no assurance that the steps taken by Oak will be adequate to prevent misappropriation of its technology or to provide an adequate remedy in the event of a breach or misappropriation by others.

    Furthermore, Oak may initiate claims or litigation against third parties for infringement of Oak's proprietary rights or to establish the validity of Oak's proprietary rights and in the past has incurred significant legal expenses in connection with claims of this type initiated by it. Any litigation by or against Oak could result in significant expense to Oak and divert the efforts of Oak's technical and management personnel, whether or not that litigation results in a favorable determination for Oak. In the event of an adverse result in any litigation, Oak could be required to pay substantial damages, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes or obtain licenses to the infringing technology. There can be no assurance that Oak would be successful in developing new technology or that those licenses would be available on reasonable terms, or at all, and any development or license could require expenditures by Oak of substantial time and other resources.

    OAK MAY BE UNABLE TO OBTAIN THIRD PARTY INTELLECTUAL PROPERTY RIGHTS AND/OR
     MAY BE LIABLE FOR SIGNIFICANT DAMAGES

    Certain technology used in Oak's products is licensed from third parties, and in connection with these licenses, Oak is required to fulfill confidentiality obligations and, in some cases, pay royalties. Some of Oak's products, require various types of copy protection software that Oak must license from third parties. Should Oak lose its rights to, or be unable to obtain the necessary copy protection software, Oak would be unable to sell and market certain of its products. Oak's agreements with third parties often have no specified term and may be terminated by either party in the event of breach by the other. Oak's business could be adversely affected by the loss for any reason of these third-party agreements. Given the trend to include increasing levels of functionality on a chip, in the future it may be necessary or desirable for Oak to seek additional licenses to intellectual property rights held by third parties or purchase products manufactured and/or sold by third parties with respect to some or all of its product offerings. There can be no assurance that those licenses or purchases will be available on terms acceptable to Oak, if at all. The inability of Oak to enter into those license arrangements on acceptable terms or to maintain its current licenses on acceptable terms could have a material adverse effect on Oak's business, financial condition and results of operations.

    In addition, the semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in significant, often protracted and expensive litigation. Oak or its foundries may, from time to time, be notified of claims that Oak may be infringing patents or other intellectual property rights owned by third parties. If it is necessary or desirable, Oak may seek licenses under those patents or other intellectual property rights. However, there can be no assurance that licenses will be offered or that the terms of any offered licenses will be acceptable to Oak. The failure to obtain a license from a third party for technology used by Oak could cause Oak to incur substantial liabilities and suspend the manufacture of products or the use by Oak's foundries of processes requiring the technology.

    Although patent disputes in the semiconductor industry have often been settled through cross-licensing arrangements, Oak may not be able in any or every instance, to settle an alleged patent infringement claim through a cross-licensing arrangement. If a successful claim is made against Oak or its customers and a license is not made available to Oak on commercially reasonable terms or Oak is required to pay substantial damages or awards, Oak's business, financial condition and results of operations would be materially adversely affected.

    OAK DEPENDS ON THIRD PARTY FOUNDRIES AND VENDORS TO MANUFACTURE ITS PRODUCT

    Oak contracts with independent foundries to manufacture all of its products and with independent vendors to assemble and test its products. Oak's failure to adequately manage its relationships with these foundries and vendors could negatively impact its ability to manufacture and sells its products and its results of operations.

    Oak relies on its foundries to allocate to Oak a portion of their foundry capacity sufficient to meet its needs to produce products of acceptable quality and with acceptable manufacturing yield and to deliver products to Oak in a timely manner. These foundries fabricate products for other companies and some manufacture products of their own design. If these foundries fail or are unable to satisfy Oak's product, quality and other requirements, Oak's business, financial condition and results of operation could suffer.

    Oak also relies on third-party subcontractors to assemble and test its products. The failure of any of these subcontractors to meet Oak's production requirements could cause Oak's business, financial condition and operating results to suffer.

    Oak's reliance on independent manufacturers and third party assembly and testing vendors involves a number of additional risks, including:

    - The loss of any foundry as a supplier;

    - Inability in a period of increased demand for Oak's products to expand foundry capacity;

    - Inability to obtain timely and adequate deliveries from current or future suppliers;

    - Delays in shipments of Oak's products;

    - Disruption of operations at any of Oak's manufacturing facilities;

    - Product defects and the difficulty of detecting and remedying product defects;

    - The unavailability of, or interruption in access to, certain process technologies; and

    - Reduced control over delivery schedules, quality assurance and costs.

    As Oak generally does not use multiple services of supply for its products, the consequences of these factors occurring is magnified.

    OAK'S FAILURE TO ACCURATELY FORECAST DEMAND FOR ITS PRODUCTS COULD
     NEGATIVELY IMPACT ITS RESULTS OF OPERATIONS

    Under its foundry agreements, Oak is required to place non-cancelable orders and purchase its products on an approximately three-month rolling basis. Oak's customers, on the other hand, generally place purchase orders with Oak less than four weeks prior to delivery that may be rescheduled or under certain circumstances may be cancelled, without significant penalty. This limits Oak's ability to react to fluctuations in demand for its products. If Oak overestimates the product necessary to fill orders, it will build excess inventories which could harm its gross margins and operating results. If Oak underestimates the product necessary to fill orders, it may not be able to obtain an adequate supply of products which could harm its revenues.

    Product supply and demand fluctuations common to the semiconductor industry are historically characterized by periods of manufacturing capacity shortages immediately followed by periods of overcapacity, which are caused by the addition of manufacturing capacity in large increments. The industry has moved from a period of capacity shortages in 1995 to what has been a period of excess capacity for approximately the last twelve months, although capacity has recently tightened. During a period of industry overcapacity, profitability can drop sharply as factory utilization declines and high fixed costs of operating a wafer fabrication facility are spread over a lower net revenue base. No assurance can be given that Oak can or will achieve timely, cost-effective access to that capacity when needed.

    OAK DERIVES A LARGE PORTION OF ITS REVENUES FROM INTERNATIONAL SALES,
     DEPENDS ON FOREIGN SUBCONTRACTORS AND IS SUBJECT TO THE RISKS OF DOING BUSINESS IN FOREIGN COUNTRIES

    A large portion of Oak's revenues are derived from international sales. International sales, principally to Japan, Korea, Singapore and Europe, accounted for approximately 86% and 92% of Oak's net revenues in fiscal 1999 and 1998, respectively. Of this amount, Japan accounted for 52% and 38% of Oak's net revenues in fiscal 1999 and 1998, respectively; Korea accounted for 10% and 20% for fiscal 1999 and 1998, respectively; Singapore accounted for 10% and 11% for fiscal 1999 and 1998, respectively; and Europe accounted for 11% and 9% for fiscal 1999 and 1998, respectively. Oak also depends on foreign subcontractors for the manufacture of its products. Most of Oak's foreign sales and purchases are negotiated in US dollars, although invoicing is often done in local currency. As a result, Oak may be subject to the risks of currency fluctuations in the foreign countries in which it does business.

    Oak also is subject to other risks of conducting business outside of the United States. These risks include:

    - Unexpected changes in, or impositions of, foreign legislative or regulatory requirements;

    - Delays resulting from difficulty in obtaining export licenses for certain technology;

    - Tariffs, quotas and other trade barriers and restrictions;

    - Longer payment cycles;

    - Greater difficulty in collecting accounts receivable;

    - Potentially adverse taxes and adverse tax consequences;

    - The burdens of complying with a variety of foreign laws;

    - Political, social and economic instability;

    - Potential hostilities;

    - Changes in diplomatic and trade relationships; and

    - Fluctuations in foreign currencies

    Oak's significant investment in foundry capacity in Taiwan is a prime example of its exposure to these types of risks. Due to this investment, Oak is subject to the risk of political instability in Taiwan, including the potential for conflict between Taiwan and the People's Republic of China. In addition, the fact that China is the primary market for Oak's consumer DVD and cable and satellite products is another example. Any political or economic instability in China could significantly reduce the demand for these products.

    Recently Taiwan experienced a severe earthquake. Oak did not incur any significant damage to its own facilities located in Taipei; however, its primary wafer manufacturer, Taiwan Semiconductor Manufacturing Company, experienced a disruption in operations for several weeks. To date, Oak has not experienced any material delays of its wafer deliveries from its primary manufacturer.

    While these factors or the impact of these factors are difficult to forecast, any one or more of these factors could adversely affect Oak's operations in the future or require Oak to modify its current business practices.

    OAK DEPENDS ON A LIMITED NUMBER OF CUSTOMERS FOR A SUBSTANTIAL PORTION OF
     ITS REVENUES, AND A LOSS OF, OR A SIGNIFICANT REDUCTION IN PURCHASES BY, CURRENT MAJOR CUSTOMERS WOULD SIGNIFICANTLY REDUCE ITS REVENUES

    Oak has derived a substantial portion of its net revenues from a limited number of customers and expects this concentration to continue. For fiscal years 1999 and 1998, sales to Oak's top ten customers accounted for approximately 70% and 81%, respectively, of Oak's net revenues. Two customers accounted for over 10% of revenues in fiscal 1999, compared to three customers in fiscal 1998. One of these two customers accounted for 16.5% of Oak's revenues in fiscal 1999 and the other 16.7% of Oak's revenues in fiscal 1999. At June 30, 1999, one international customer accounted for approximately 40% of accounts receivable. In addition, Oak has experienced significant changes from year to year in the composition of its major customer base, including the loss in the past year of a customer responsible for approximately 16% of Oak's sales in fiscal year 1999, and Oak believes this pattern will continue. Customers generally purchase Oak's products pursuant to short-term purchase orders, and Oak has no long term purchase agreements with any of its customers. The loss of, or significant reduction in purchases by, current major customers of Oak would significantly reduce its revenues.

    OAK IS A DEFENDANT IN SEVERAL LAWSUITS

    Oak and various of its current and former officers and directors are parties to several class action lawsuits filed on behalf of all persons who purchased or acquired Oak common stock for the period from July 27, 1995 to May 22, 1996, alleging state and federal securities law and other violations. Additionally, various of Oak's current and former officers and directors are defendants in three consolidated derivative actions which allege a breach of fiduciary duty and a claim under California securities laws. Based on its current information, Oak believes the class actions and derivative suits to be without merit and will defend its position vigorously. Although it is reasonably possible Oak may incur losses upon resolution of these claims, an estimate of loss or range of loss cannot be made. No provision for any liability that may result upon adjudication has been made in Oak's financial statements. Oak is also a party to various other legal proceedings, including a number of patent-related matters. In the opinion of management, these legal proceedings will not result in any material liability to Oak. In connection with these matters, however, management time has been, and will continue to be, expended and Oak has incurred, and expects to continue to incur, substantial legal and other expenses.

    OAK MUST CONTINUE TO MAKE SIGNIFICANT CAPITAL INVESTMENTS, AND THE INABILITY
     TO RAISE THE ADDITIONAL CAPITAL NECESSARY TO FUND THESE INVESTMENTS ON ACCEPTABLE TERMS COULD SERIOUSLY HARM OAK'S BUSINESS

    In order to remain competitive, Oak must continue to make investments in new facilities and capital equipment, and significant amounts of capital additions could be required in subsequent years. Additionally, in order to obtain an adequate supply of wafers, especially wafers manufactured using advanced process techniques, Oak has entered into and will continue to consider various possible transactions, including various "take or pay" contracts that commit Oak to purchase specified quantities of wafers over extended periods. Manufacturing arrangements such as these may require substantial capital investment, which may require Oak to seek additional financing. Oak believes that existing liquid resources and funds generated from operations, if any, combined with its ability to borrow funds will be adequate to meet its operating and capital requirements and obligations into the foreseeable future. Oak believes that the level of a company's financial resources is an important factor in its industry. Accordingly, Oak may from time to time seek additional equity or debt financing. There can be no assurance that those funds will be available on terms acceptable to Oak when needed. Any future equity financing will also lead to dilution to existing shareholders.

RISKS RELATED TO XIONICS

    XIONICS DEPENDS ON HEWLETT-PACKARD FOR A SIGNIFICANT PORTION OF ITS
     REVENUES, AND THE LOSS OF OR A SIGNIFICANT REDUCTION IN ORDERS FROM HEWLETT-PACKARD WOULD SIGNIFICANTLY REDUCE ITS REVENUES

    Xionics derived 66% of its revenue from Hewlett-Packard in fiscal 1999. Therefore, any significant disruption or deterioration of its relationship with Hewlett-Packard would significantly reduce its revenues. Xionics has met all of its obligations necessary to secure the right to receive ongoing payments from Hewlett-Packard under a 1996 agreement with Hewlett-Packard under which Xionics provides PostScript-compatible page description language ("PDL") software to Hewlett-Packard, and is also current in performing its obligations under various other agreements it has with Hewlett-Packard, including performing the material development obligations under a 1998 agreement with Hewlett-Packard. However, there can be no assurance that Xionics will continue to meet all of its obligations in the future. Hewlett-Packard has the right to terminate each of its agreements with Xionics if Xionics breaches its obligations under that agreement and does not cure that breach within 30 days. In addition, competitors of Xionics, including Adobe Systems Inc., Peerless Systems Corporation, and Electronics for Imaging, Inc., are continuously engaged in efforts to expand their business relationships with Hewlett-Packard at Xionics' expense, and are likely to continue those efforts in the future. There can be no assurance that one or more of Xionics' competitors will not be successful in competing with Xionics for some or all of Hewlett-Packard's business. Further, although Hewlett-Packard has shown a strong tendency to outsource embedded systems software and development for its printer products over the past several years, there can be no assurance that this trend will continue or that Hewlett-Packard's internal development groups will not compete successfully for some or all of this outsourced business in the future. Finally, any adverse change in Hewlett-Packard's business, results of operations or financial condition could in turn seriously harm Xionics' business, results of operations and financial condition.

    XIONICS' PRODUCTS AND SERVICES ARE INCORPORATED INTO THE PRODUCTS OF THIRD
     PARTIES, AND THE SUCCESS OF ITS PRODUCTS AND SERVICES DEPENDS ON THE SUCCESS OF THE PRODUCTS OF THESE THIRD PARTIES

    The markets for Xionics' products and services are characterized by rapidly changing technology, evolving industry standards and needs, and frequent new product introductions. Xionics currently derives substantially all of its revenue from the licensing of technology, including royalty streams derived from OEMs shipments of office devices containing Xionics' products, and the sale of related products and services to manufacturers of office devices. Xionics anticipates that these sources of revenue will continue to account for substantially all of its revenue for the foreseeable future. In order to assure that Xionics will derive future royalty streams from the shipment of OEM devices, Xionics and its OEMs are required to develop and release in a regular and timely manner new office products with increased speed, enhanced output resolutions, reduced memory requirements, multiple functions, and network connectivity. Xionics' OEMs are under tremendous pressure to continually shorten the development cycles of these products, leading to increased complexity and cost of development to Xionics and its OEMs. Xionics' success will depend on, among other things:

    - market acceptance of Xionics' technology and the office devices of Xionics' OEMs;

    - the ability of Xionics and its OEMs to meet industry changes and market demands in a timely manner;

    - achievement of new design wins by Xionics;

    - successful implementation of Xionics' technology in new office devices being developed by its OEMs; and

    - successful marketing of those devices by the OEMs.

    Any failure by Xionics or its OEMs to anticipate or respond adequately to the rapidly changing technology and evolving industry standards and needs in the market for office devices could result in a loss of competitiveness or revenue, which could seriously harm Xionics' business, results of operations and financial condition.

    XIONICS' FUTURE SUCCESS DEPENDS ON THE TIMELY AND SUCCESSFUL INTRODUCTION OF
     NEW PRODUCTS

    Given the short product life cycles in the market for office devices, any delay or unanticipated difficulty associated with new product development or introduction could result in reduced revenues and seriously harm Xionics' business. Xionics has in the past experienced delays in the development of certain of its products and in the implementation of those products in its customers' office devices. There can be no assurance that Xionics will not experience similar, or more severe, delays in the future. Prior delays have resulted from numerous factors such as changing OEM product specifications, difficulties in allocating engineering personnel among competing projects, other resource limitations, difficulties with independent contractors, changing market or competitive requirements and unanticipated engineering complexity. There can be no assurance that these or other factors will not contribute to future delays, that OEMs will tolerate those delays, or that delayed office devices, once introduced, will meet with market acceptance or success.

    COMPETITION WITHIN XIONICS' MARKETS MAY REDUCE SALES OF ITS PRODUCTS

    The market for Xionics' products and services is intensely competitive, and Xionics has numerous competitors, including not only other suppliers of outsourced products and services such as Peerless Systems Corporation and Electronics for Imaging, Inc., but also its OEM customers' own internal development groups as well. Xionics' page description language interpreter products compete directly with those of Adobe Systems, Inc., and its controller designs compete with those of Electronics for Imaging, Inc., Both of these companies are substantially larger than Xionics and have significantly greater resources and name recognition than Xionics. Similarly, its printer drivers compete with driver products from a small number of companies, including Adobe and Software 2000 Limited; certain OEM internal driver development groups; and generic drivers offered by Microsoft with Windows-Registered Trademark-operating system. Both Peerless and Electronics for Imaging, Inc. are sublicensees of Adobe's products that compete with those of Xionics. In addition, Xionics' OEM customers compete fiercely with one another, and with other manufacturers of office devices, for market share in a market characterized by rapid development cycles, short product life cycles, and ever-increasing consumer demand for greater performance and functionality at reduced prices. There can be no assurance that Xionics or its OEMs will be able to compete successfully against their respective current or future competitors, or that competitive pressures faced by Xionics and its OEMs will not result in reduced revenues and market share or seriously harm Xionics' business.

    XIONICS' FUTURE SUCCESS DEPENDS ON THE CONTINUED MARKET TREND BY OEM
     CUSTOMERS OF OUTSOURCING THEIR PRODUCT DEVELOPMENT WORK

    The future growth of the market for Xionics' products and services is highly dependent on OEMs' continuing to outsource an increasing portion of their product development work. While the trend toward outsourcing on the part of Xionics' OEM customers has accelerated in recent years, any reversal of this trend could significantly reduce Xionics' revenues and seriously harm its business. Similarly, significant market trends leading to changes in the way Xionics' competitors do business may enable them to compete more effectively against Xionics than they have in the past. For example, in response to market demand, Adobe Systems, Inc. has recently begun licensing the source code of its PostScript page description language interpreters to certain development partners, including competitors of Xionics, thus adopting for the first time a marketing strategy which Xionics has long used to differentiate itself from its competitors. These changes, if they enable competitors to compete more effectively for business from Xionics' customers, could significantly reduce Xionics' revenues and seriously harm its business.

    XIONICS' FUTURE SUCCESS WILL DEPEND ON ITS ABILITY TO SUCCESSFULLY DEVELOP
     NEW TECHNOLOGIES THAT ACHIEVE MARKET ACCEPTANCE

    A substantial portion of Xionics' recent development effort has been directed at the development of new embedded imaging technologies, including next-generation PDLs and drivers, the XipChip family of application-specific integrated circuits ("ASICs"), other foundation technology for multifunction peripherals ("MFPs"), and embedded digital color copier technology. While Xionics has substantial experience in certain of these areas, it has limited experience in others. Xionics' future success will depend to a significant degree on its ability to complete development of these technologies and have them deployed in OEMs' office devices. This success will be dependent in part on the ability of Xionics' OEMs to develop new products that provide the functionality, performance, speed, and connectivity demanded by the market at acceptable prices, and to convince end users to adopt new generations of products for office and desktop use. There can be no assurance that the market for MFP, color imaging and other products will develop or continue to expand as currently anticipated by Xionics, that Xionics' OEM customers will choose Xionics' technology for use in their printers, MFPs, color copiers or other devices, that Xionics' OEM customers will be successful in developing or introducing such devices, or that these products will gain market acceptance. The failure of any of these events to occur could significantly reduce Xionics' revenues and seriously harm its business. Likewise, there can be no assurance that future changes in the technological or marketing direction of industry leaders such as Microsoft Corporation or Intel Corporation--for example, the possibility that Microsoft may include native print rendering capability in future versions of its personal computer operating systems--will not render Xionics' key products such as printer languages, interpreters and drivers obsolete or reduce market demand for them. Any of these developments could also significantly reduce Xionics' revenues and seriously harm its business.

    XIONICS DERIVES A SIGNIFICANT PORTION OF ITS REVENUES FROM OEM CUSTOMERS IN
     ASIA, AND ADVERSE ECONOMIC CONDITIONS IN ASIA MAY SERIOUSLY HARM ITS
     BUSINESS

    Xionics has several significant OEM customers in Japan, South Korea, and other parts of Asia. These customers accounted for approximately 30% of Xionics' revenues in fiscal year 1998 and approximately 20% of its revenues in fiscal year 1999. Although the adverse economic circumstances recently prevailing in Japan and elsewhere in Asia have begun to show signs of abating, they could still affect these customers' willingness or ability to do business with Xionics in the future or their success in developing and launching document imaging devices containing Xionics' products, which in turn could significantly reduce Xionics' revenues and seriously harm its business.

RISKS RELATED TO THE COMBINED COMPANY

    THE COMBINED COMPANY MAY MAKE FUTURE ACQUISITIONS OR ENTER INTO JOINT
     VENTURES THAT MAY NOT BE SUCCESSFUL

    In the future, the combined company may acquire additional businesses, products and technologies, or enter into joint venture arrangements, that could complement or expand its business. Acquisitions involve numerous risks including:

    - Difficulties in integration of the operations, technologies, and products of the acquired companies;

    - Diverting management's attention from normal daily operations of the business;

    - Entering markets in which there is limited direct prior experience and where competitors have stronger market positions;

    - Coordination of sales, marketing and research and development; and

    - Potential loss of key employees of the combined company.

    In addition, investments in emerging technology present risks of loss of value of one or more of the investments due to failure of the technology to gain the predicted market acceptance. Also, any future acquisitions could require the combined company to issue dilutive equity securities, incur debt or contingent liabilities, amortize goodwill and other intangibles, or write-off in-process research and development and other acquisition-related expenses. Further, the combined company may not be able to integrate acquired businesses, products or technologies with its existing operations. If the combined company is unable to fully integrate an acquired business, product or technology, it may not receive the intended benefits of that acquisition.

    THE COMBINED COMPANY WILL DEPEND ON THE RECRUITMENT OF NEW SKILLED
     EMPLOYEES, AND IF IT IS NOT ABLE TO ATTRACT AND HIRE NEW PERSONNEL, ITS BUSINESS COULD BE SERIOUSLY HARMED

    The combined company's future success is dependent in part upon its ability to attract and retain qualified employees, especially highly skilled engineering and technical employees. The current labor market, both in the geographical areas where the combined company will operate and in the high-technology industry in general, is such that the number of open positions in these disciplines far exceeds the supply of personnel qualified to fill them. As a result, the combined company will have to continually compete with other high-technology employers for this limited pool of available employees. There can be no assurance that the combined company will be able to attract or retain the employees it needs to execute against its current or future business plans. Any failure to do so could seriously damage the combined company's business, results of operations and financial condition.

    THE COMBINED COMPANY WILL DEPEND ON KEY PERSONNEL TO MANAGE ITS BUSINESS,
     AND THE LOSS OF ANY KEY PERSONNEL COULD SERIOUSLY HARM ITS BUSINESS

    The combined company's future performance depends, to a significant degree, on the retention and contribution of members of Oak's and Xionics' senior management as well as other key personnel including highly skilled engineering and technical employees. Specifically, it is important for the combined company to retain the services of Young K. Sohn, Oak's current president and chief executive officer. Oak is in the process of recruiting replacements for certain senior management positions as well as additional senior management and technical personnel. Competition for these people is intense because of this limited number of candidates and the growth of high-tech companies, and there can be no assurance that the combined company will be able to attract and retain qualified replacements or additional senior managers and technical personnel. Moreover, none of Xionics' key technical or senior management personnel are bound by long-term employment arrangements. Arrangements to cover a transition period after completion of the merger are currently being discussed for the chief executive officer and chief financial officer of Xionics. There is no assurance that the combined company will be able to find suitable replacements for any senior management personnel who may leave the combined company.

    YEAR 2000 RISKS MAY AFFECT THE COMBINED COMPANY

    The "Year 2000 Issue" is the result of computer programs being written using two digits rather than four to define the applicable year. Both Oak and Xionics are dependent, to a significant extent, on computer technology with date-sensitive functions. If the combined company's computer programs with date-sensitive functions are not Year 2000 compliant, it could experience systems failures or miscalculations causing incorrect reporting and disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. The issue spans both information technology and non-information technology systems that use date data. In addition to Oak's and Xionics' own systems, both rely, directly and indirectly, on external systems of their customers, suppliers, creditors, financial organizations, utilities providers and government entities, both domestic and international.

    If the combined company fails to satisfactorily resolve Year 2000 issues related to its products in a timely manner, it could be exposed to liability to third parties. Moreover, the combined company's software and firmware may be commingled with that of its customers or other vendors when that software and firmware is incorporated in the customers' products, and the combined company may have no knowledge of the Year 2000 readiness of that third parties' software and firmware. Therefore, the combined company cannot anticipate the degree to which it could be the subject of claims or complaints regarding Year 2000 issues.

    If the combined company or the third parties with which it would have relationships were to cease or not successfully complete its or their Year 2000 remediation efforts, the combined company would encounter disruptions to its business that could have a material adverse effect on its business, financial condition and results of operations. The combined company could be materially and adversely impacted by widespread economic or financial market disruption or by Year 2000 computer system failures at third parties with which it has relationships.

    The Year 2000 evaluation is on-going, however, and both Oak and Xionics expect that new and different information will become available to us as our evaluation progresses. As a result, we are not currently able to assess whether the Year 2000 problem will have a materially adverse effect on operations as a combined company, outside of the context of a "worst-case" event. In the worst case, the combined company or its key customers and/or suppliers on which the combined company would depend may be unable to produce reliable information or process routine transactions. Further, in the worst case, the combined company or parties on which it depends, may, for an extended period of time, be incapable of conducting critical business activities, which could include manufacturing and shipping products, invoicing customers and paying vendors. Should a worst-case event actually occur, the business, operations and financial condition of the combined company would be seriously damaged.

    PROVISIONS IN OAK'S CHARTER DOCUMENTS AND RIGHTS PLAN COULD MAKE IT MORE
     DIFFICULT TO ACQUIRE OAK AND MAY REDUCE THE MARKET PRICE OF OAK'S STOCK

    Oak's board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock, including former stockholders of Xionics, may be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the combined company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. Oak has no present plans to issue shares of preferred stock. Further, certain provisions of Oak's charter documents, including provisions eliminating the ability of stockholders to take action by written consent and limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice, may have the effect of delaying or preventing changes in control or management of the combined company, which could have an adverse effect on the market price of the stock. In addition, Oak's charter documents do not permit cumulative voting and provide that its board of directors will be divided into three classes, each of which serves for a staggered three-year term, which may also make it more difficult for a third-party to gain control of the board of directors.

    In addition, 400,000 shares of Oak's preferred stock are designated as series A junior participating preferred stock under a rights plan, commonly referred to as a "poison pill". Under certain circumstances involving a proposed change-in-control of Oak, the rights related to the series A junior participating preferred stock may be triggered, the effect of which may delay or prevent a third party from gaining control of or acquiring the combined company.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    This document, including information incorporated by reference, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties, such as statements concerning: growth and future operating results; future customer benefits attributable to Xionics' or Oak's products; developments in Xionics' or Oak's markets and strategic focus; new products and product enhancements; potential acquisitions and the integration of acquired businesses, products and technologies; strategic relationships; and future economic, business and regulatory conditions. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "plans," "expects," "estimates," "intends," and similar words and expressions are intended to identify forward-looking statements. Although each of Xionics and Oak believes that these forward-looking statements are reasonable, neither can assure you that these expectations will prove to be correct. Important discussion regarding factors that could cause actual results to differ materially from these expectations is disclosed in this joint proxy statement/prospectus in the "Risk Factors" section beginning on page 4 and elsewhere throughout this document. All forward-looking statements attributable to Xionics or Oak are subject to these risk factors as well as others which management may not be able to anticipate at the present time. None of Xionics, Oak or the combined company undertakes any obligation to update any forward-looking statements.

                                   TRADEMARKS

    This document contains trademarks of Xionics and Oak, and may contain trademarks of others.

              OAK SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following selected historical consolidated financial data should be read in conjunction with Oak's consolidated financial statements and related notes thereto and Oak's "Management Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this joint proxy statement/prospectus from Oak's Annual Report on Form 10-K/A for the fiscal year ended June 30, 1999. The selected data presented below for the three month periods ended September 30, 1999 and 1998 are derived from Oak's unaudited consolidated financial statements incorporated by reference elsewhere in this document. The consolidated statements of operations data and cash flows for years ended June 30, 1997, 1998 and 1999, and the consolidated balance sheet data at June 30, 1998 and 1999, are derived from the consolidated financial statements of Oak that have been audited by KPMG LLP, independent public accountants, and are incorporated by reference in this document from Oak's Annual Report on Form 10-K/A for the fiscal year ended June 30, 1999. The consolidated statements of operations data and cash flows for years ended June 30, 1995 and 1996, and the consolidated balance sheet data at June 30, 1995, 1996 and 1997, are derived from the unaudited consolidated financial statements of Oak that are not included or incorporated by reference in this joint proxy statement/prospectus. Historical results are not necessarily indicative of the results to be expected in the future. Amounts shown are in thousands, except per share data.

                                                                                       THREE MONTHS ENDED
                                               YEAR ENDED JUNE 30,                       SEPTEMBER 30,
                              -----------------------------------------------------  ----------------------
                                1995       1996       1997       1998       1999        1998        1999
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
STATEMENT OF OPERATIONS
  DATA:
Net revenues................  $ 110,982  $ 247,984  $ 167,395  $ 157,106  $  71,051   $  19,697   $  10,142
Gross profit................     54,616    109,485     94,181     74,548     31,432      10,466       9,501
Operating expenses:
  Research and
    development.............     14,646     30,718     34,660     49,658     51,107      13,134      12,139
  Selling, general and
    administrative..........     10,530     16,783     21,673     30,905     35,109       8,394       7,463
  Acquisition related
    expenses................         --      4,837      5,000      1,323      7,161       7,161          --
  Restructuring charges.....         --         --         --      1,766         --          --          --
Operating income (loss).....     29,440     57,147     32,848     (9,104)   (61,946)    (19,188)    (14,511)
Net income (loss)...........  $  21,222  $  37,133  $  23,719  $   5,947  $ (50,669)  $ (14,179)  $ (12,186)
Diluted income (loss) per
  share.....................  $    0.67  $    0.87  $    0.55  $    0.14  $   (1.24)  $   (0.35)  $   (0.30)
Shares used in diluted per
  share calculations........     31,474     42,614     42,757     42,493     40,819      40,928      41,086
STATEMENT OF CASH FLOWS
  DATA:
Net cash provided by (used
  for) operating
  activities................  $  22,530  $  30,716  $  65,350  $  12,215  $ (12,729)  $   7,453   $  (3,731)
Net cash used for investing
  activities................    (29,515)  (119,711)   (24,133)   (28,957)   (23,929)     15,213      (2,045)
Net cash provided by (used
  in) financing
  activities................    129,326      8,793      1,458    (11,064)    (3,511)     (1,045)       (161)


                                                                                      SEPTEMBER
                                                                                         30,
                                                                                        1999
                                                                                     -----------
BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term investments....  $ 150,943  $ 113,284  $ 145,269  $ 117,225  $ 133,203   $ 126,883
Working capital.............    156,258    134,686    168,168    144,314    150,936     139,917
Total assets................    193,953    256,308    287,595    261,411    203,841     190,069
Long-term debt, excluding
  current portion...........      2,227      2,858      2,496         27          5          --
Total stockholders'
  equity....................  $ 162,643  $ 210,827  $ 238,697  $ 241,208  $ 189,422   $ 176,689

            XIONICS SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following selected historical consolidated financial data should be read in conjunction with Xionics' consolidated financial statements and related notes thereto and Xionics' "Management Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this joint proxy statement/prospectus from Xionics' Annual Report on Form 10-K/A for the fiscal year ended June 30, 1999. The selected data presented below for the three month periods ended September 30, 1999 and 1998 are derived from Xionics' unaudited consolidated financial statements incorporated elsewhere in this document. The consolidated statements of operations data and cash flows for years ended June 30, 1997, 1998 and 1999, and the consolidated balance sheet data at June 30, 1998 and 1999, are derived from the consolidated financial statements of Xionics that have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference in this document from Xionics' Annual Report on Form 10-K/A for the fiscal year ended June 30, 1999. The consolidated statements of operations data and cash flows for years ended June 30, 1995 and 1996, and the consolidated balance sheet data at June 30, 1995, 1996 and 1997, are derived from the unaudited consolidated financial statements of Xionics that are not included or incorporated by reference in this joint proxy statement/ prospectus. Historical results are not necessarily indicative of the results to be expected in the future. Amounts shown are in thousands, except per share data.

                                                                                             THREE MONTHS ENDED
                                                     YEAR ENDED JUNE 30,                       SEPTEMBER 30,
                                    -----------------------------------------------------  ----------------------
                                      1995       1996       1997       1998       1999        1998        1999
                                    ---------  ---------  ---------  ---------  ---------  -----------  ---------
STATEMENT OF OPERATIONS DATA:
Net revenues......................  $   4,758  $  13,172  $  29,179  $  29,101  $  31,403   $   7,251   $   8,981
Gross profit......................      4,164     11,883     25,530     17,846     21,656       5,020       6,228
Operating expenses:
  Research and development........      3,834      8,125     13,428     15,544     12,198       3,312       2,862
  Selling, general and
    administrative................      3,311      5,720      7,144      6,996      7,104       1,568       1,946
  Acquisition related expenses....      3,492         --      5,400         --         --          --          --
  Nonrecurring charges............         --         --         --      6,690         --          --          --
Operating income (loss)...........     (6,472)    (1,962)      (442)   (11,384)     2,354         140       1,419
Net income (loss).................  $  (6,025) $  (1,533) $     852  $ (16,252) $   2,817   $     279   $   1,448
Diluted income (loss) per share...  $   (4.54) $   (1.01) $    0.07  $   (1.37) $    0.22   $    0.02   $    0.11
Shares used in diluted per share
  calculations....................      1,327      1,518     12,081     11,831     12,815      12,924      12,630

STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used for)
  operating activities............  $    (549) $     429  $  (2,247) $  (1,821) $   9,875   $  (1,697)  $   5,013
Net cash used for investing
  activities......................       (154)    (1,712)    (8,408)    (5,375)      (941)       (272)       (823)
Net cash provided by (used in)
  financing activities............      1,079      2,172     29,383      1,595     (3,859)       (278)        (70)


                                                                                            SEPTEMBER
                                                                                               30,
                                                                                              1999
                                                                                           -----------
BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term investments..........  $   1,226  $   2,760  $  20,844  $  15,243  $  20,318   $  24,438
Working capital (deficit).........     (2,365)   (28,343)    26,872     15,766     15,361      16,846
Total assets......................      6,888      9,110     42,297     33,933     34,713      37,440
Long-term debt, excluding current
  portion.........................      4,849      2,658         --        575         --          --
Total stockholders' equity........  $  (5,377) $  (6,570) $  35,278  $  19,519  $  19,057   $  21,011

         SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

    The following selected unaudited pro forma combined condensed financial data is derived from the Unaudited Pro Forma Combined Condensed Financial Statements and notes thereto included elsewhere in this joint proxy statement/prospectus, which show results as if Oak and Xionics had been combined as of the beginning of the period shown, and should be read in conjunction with such Unaudited Pro Forma Combined Condensed Financial Statements and notes thereto.

    The selected pro forma information is presented for illustrative purposes only and is not necessarily indicative of the consolidated operating results or financial position that would have occurred had the merger been completed at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

    The unaudited pro forma combined results should be read in conjunction with the historical consolidated financial statements and notes thereto set forth elsewhere in this joint proxy statement/ prospectus and other financial information pertaining to Oak and Xionics including "Risk Factors" and the consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Oak and Xionics incorporated by reference in this joint proxy statement/prospectus. Amounts shown are in thousands, except per share data.

                                                                                 YEAR ENDED    THREE MONTHS ENDED
                                                                                JUNE 30, 1999  SEPTEMBER 30, 1999
                                                                                -------------  -------------------
STATEMENT OF OPERATIONS DATA (UNAUDITED):
Net revenues..................................................................   $   102,359       $    19,123
Gross profit..................................................................        53,088            11,298
Operating expenses:
  Research and development....................................................        63,305            15,001
  Selling, general and administrative.........................................        42,213             9,409
  In-process research and development expenses................................         7,161                --
  Amortization of goodwill and other intangible assets........................        12,222             3,008
Operating loss................................................................       (71,813)          (16,120)
Net loss......................................................................   $   (60,073)      $   (13,746)
Diluted loss per share........................................................   $     (1.20)      $     (0.27)
Shares used in diluted per share calculations.................................        50,213            50,480

BALANCE SHEET DATA (UNAUDITED):
Cash, cash equivalents and short-term investments.............................   $   119,130       $   117,320
Working capital...............................................................       132,705           122,562
Total assets..................................................................       252,538           241,139
Long-term debt, excluding current portion.....................................             5                --
Total stockholders' equity....................................................   $   224,473       $   212,130

                           COMPARATIVE PER SHARE DATA

    The following tables reflect (a) the historical net income (loss) and book value per share of Oak and Xionics common stock in comparison with the unaudited pro forma net income (loss) and book value per share after giving effect to the merger, (b) the equivalent historical net income (loss) and book value per share attributable to 0.8031 of a share of Oak common stock which will be received for each share of Xionics common stock in the merger and (c) the equivalent pro forma combined net income (loss) and book value per share attributable to one share of Xionics common stock.

    The historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period. The pro forma combined book value per share is computed by dividing pro forma shareholder's equity by the pro forma number of shares of Oak common stock outstanding after the issuance of Oak common stock in exchange for the outstanding shares of Xionics common stock in the merger.

    Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computations if their effect is antidilutive.

    The pro forma combined basic and diluted net loss per share is computed using the weighted average number of shares of common stock outstanding after the issuance of Oak common stock in exchange for the outstanding shares of Xionics common stock in the merger. Common equivalent shares are excluded from the computations if their effect is antidilutive.

    The equivalent pro forma combined per Xionics share is calculated by multiplying the pro forma combined share amounts by the exchange ratio of 0.8031 shares of Oak common stock for each share of Xionics common stock.

                                                        FISCAL YEAR ENDED   THREE MONTHS ENDED
OAK PER SHARE DATA                                        JUNE 30, 1999     SEPTEMBER 30, 1999
------------------------------------------------------  -----------------  ---------------------
OAK HISTORICAL PER COMMON SHARE:
Net income (loss) per common share--basic.............      $   (1.24)           $   (0.35)
Net income (loss) per common share--diluted...........      $   (1.24)           $   (0.35)
Book value per share..................................      $    4.64            $    4.31

                                                         FISCAL YEAR ENDED    THREE MONTHS ENDED
XIONICS PER SHARE DATA                                     JUNE 30, 1999      SEPTEMBER 30, 1999
------------------------------------------------------  -------------------  ---------------------
XIONICS HISTORICAL PER COMMON SHARE:
Net income (loss) per common share--basic.............       $    0.23             $    0.12
Net income (loss) per common share--diluted...........       $    0.22             $    0.11
Book value per share..................................       $    1.66             $    1.66

                                                        FISCAL YEAR ENDED   THREE MONTHS ENDED
OAK AND XIONICS PER SHARE DATA                            JUNE 30, 1999     SEPTEMBER 30, 1999
------------------------------------------------------  -----------------  ---------------------
OAK AND XIONICS PRO FORMA COMBINED:
Net income (loss) per Oak share--basic................      $   (1.20)           $   (0.27)
Net income (loss) per Oak share--diluted..............      $   (1.20)           $   (0.27)
Book value per Oak share..............................      $    4.47            $    4.20

XIONIC EQUIVALENT PER SHARE DATA:
Net income (loss) per equivalent Xionics
  share--basic.............................     $   (0.96)        $   (0.22)
Net income (loss) per equivalent Xionics
  share--diluted...........................     $   (0.96)        $   (0.22)
Book value per equivalent Xionics share....     $    3.59         $    3.37

                     MARKET PRICE AND DIVIDEND INFORMATION

    Oak's common stock is traded on The Nasdaq National Market under the symbol "OAKT." The following table sets forth the range of high and low closing sales prices reported on The Nasdaq National Market for Oak common stock for the periods indicated:

                                                                               HIGH        LOW
                                                                             ---------  ---------
YEAR ENDING JUNE 30, 1997
First Quarter..............................................................  $   11.00  $    5.50
Second Quarter.............................................................  $   13.75  $    8.69
Third Quarter..............................................................  $   14.56  $    9.50
Fourth Quarter.............................................................  $   10.50  $    7.56

YEAR ENDING JUNE 30, 1998
First Quarter..............................................................  $   12.00  $    9.31
Second Quarter.............................................................  $   11.50  $    6.03
Third Quarter..............................................................  $    7.56  $    5.59
Fourth Quarter.............................................................  $    6.44  $    4.25

YEAR ENDING JUNE 30, 1999
First Quarter..............................................................  $    4.63  $    2.00
Second Quarter.............................................................  $    4.81  $    1.88
Third Quarter..............................................................  $    4.18  $    3.00
Fourth Quarter.............................................................  $    4.56  $    2.91

DATE PRECEDING PUBLIC ANNOUNCEMENT
July 29, 1999 (Closing Price)..............................................  $    3.94

    Xionics' common stock is traded on The Nasdaq National Market under the symbol "XION." The following table sets forth the range of high and low closing sales prices reported on The Nasdaq National Market for Xionics common stock for the periods indicated.

                                                                             HIGH        LOW
                                                                           ---------  ---------
YEAR ENDING JUNE 30, 1997
First Quarter............................................................  $   15.00  $   14.25
Second Quarter...........................................................  $   15.25  $   12.00
Third Quarter............................................................  $   21.25  $   12.00
Fourth Quarter...........................................................  $   15.75  $   10.75

YEAR ENDING JUNE 30, 1998
First Quarter............................................................  $   18.00  $   10.25
Second Quarter...........................................................  $   19.63  $    3.19
Third Quarter............................................................  $    6.38  $    3.47
Fourth Quarter...........................................................  $    7.75  $    4.00

YEAR ENDING JUNE 30, 1999
First Quarter............................................................  $    5.00  $    3.06
Second Quarter...........................................................  $    4.88  $    2.13
Third Quarter............................................................  $    3.59  $    2.69
Fourth Quarter...........................................................  $    4.47  $    2.94

DATE PRECEDING PUBLIC ANNOUNCEMENT
July 29, 1999 (Closing Price)............................................  $    5.06

RECENT SHARE PRICES

    The following table sets forth the closing sales prices per share of Oak common stock on The Nasdaq National Market and the closing sales prices per share of Xionics common stock on The Nasdaq National Market, on (1) July 29, 1999, the last full trading date prior to the public announcement of the merger, and (2) December 8, 1999, the latest practicable trading day before the printing of this joint proxy statement/prospectus. The equivalent Xionics per share price as of any given date, including the dates indicated, is determined by multiplying the price of one share of Oak common stock as of that date by 0.8031 and adding $2.94, the exchange ratio set forth in the merger agreement plus the cash portion of the merger consideration, and represents what the value of one share of Xionics common stock would have been if the merger had been consummated on or prior to that day.

                                                                                      OAK        XIONICS     EQUIVALENT
                                                                                    COMMON       COMMON      XIONICS PER
                                                                                     STOCK        STOCK      SHARE PRICE
                                                                                  -----------  -----------  -------------
July 29, 1999...................................................................   $    3.94    $    5.06     $    6.10
December 8, 1999................................................................   $    6.19    $    7.50     $    7.91

    No assurance can be given as to the market prices of Oak common stock or Xionics common stock at any time before the closing of the merger or as to the market price of Oak common stock at any time after the merger. The exchange ratio is fixed and will not be adjusted to compensate Xionics' stockholders for decreases in the market price of Oak common stock which could occur before the merger becomes effective. If the market price of Oak common stock decreases or increases prior to the effective time of the merger, the market value of the Oak common stock to be received in the merger in exchange for Xionics common stock will correspondingly decrease or increase. STOCKHOLDERS OF XIONICS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS OF XIONICS COMMON STOCK AND OAK COMMON STOCK.

DIVIDEND INFORMATION

    Neither Oak nor Xionics has ever paid any cash dividends on their stock, and both anticipate that they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses.

NUMBER OF STOCKHOLDERS

    As of December 6, 1999, there were 318 stockholders of record who held shares of Oak common stock and as of November 24, 1999, there were approximately 2,000 stockholders of record who held shares of Xionics common stock.

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                          THE XIONICS SPECIAL MEETING

DATE, TIME AND PLACE OF THE XIONICS SPECIAL MEETING

    The Xionics special meeting will be held on January 11, 2000, at 12:00 noon, local time, at Xionics' office at 70 Blanchard Road, Burlington, Massachusetts 01803.

MATTERS TO BE CONSIDERED AT THE XIONICS SPECIAL MEETING

    At the Xionics special meeting, stockholders of Xionics will be asked to approve the merger and to transact any other business as may properly come before the Xionics special meeting or any postponements or adjournments of that meeting.

RECORD DATE FOR VOTING ON THE MERGER; STOCKHOLDERS ENTITLED TO VOTE

    Only stockholders of record of Xionics common stock at the close of business on November 24, 1999 (the "Xionics record date"), are entitled to notice of and to vote at the Xionics special meeting. As of the close of business on the Xionics record date, there were 11,777,187 shares of Xionics common stock outstanding and entitled to vote, held of record by approximately 2,000 stockholders. Each Xionics stockholder is entitled to one vote for each share of Xionics common stock held as of the Xionics record date.

VOTING AND REVOCATION OF PROXIES

    The Xionics proxy accompanying this document is solicited on behalf of the Xionics board of directors. Xionics stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Xionics. A number of brokerage firms and banks offer telephone and Internet voting options. If your shares are registered in street name, check the information forwarded by your bank or broker to see which options are available to you. Please see the accompanying proxy for more information.

    All properly executed proxies received by Xionics prior to the Xionics special meeting that are not revoked, will be voted at the Xionics special meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger. Xionics' board of directors does not presently intend to bring any other business before the Xionics special meeting and, so far as is known as of the date of this document, no other matters are to be brought before the Xionics special meeting. As to any other business that may properly come before the Xionics special meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting those proxies. A Xionics stockholder who has given a proxy may revoke it at any time before it is exercised at the Xionics special meeting by (1) delivering to the Secretary of Xionics a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (2) signing and delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the Xionics special meeting or (3) attending the Xionics special meeting and voting in person.

STOCKHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER

    Approval of the merger by Xionics' stockholders is required by the Delaware General Corporation Law and Xionics' Certificate of Incorporation. This approval requires the affirmative vote of the holders of a majority of the shares of Xionics common stock outstanding and entitled to vote at the Xionics special meeting. Abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against approval of the merger. IN ADDITION, THE REQUIRED VOTE OF THE STOCKHOLDERS OF XIONICS IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF XIONICS COMMON STOCK

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
RATHER THAN UPON THE SHARES ACTUALLY VOTED IN PERSON OR BY PROXY AT THE XIONICS SPECIAL MEETING. THEREFORE, IF THE HOLDERS OF ANY XIONICS SHARES FAIL TO EITHER SUBMIT A PROXY OR VOTE IN PERSON AT THE XIONICS SPECIAL MEETING, THIS FAILURE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER.

    On the same day that the merger agreement was signed, directors and certain executive officers of Xionics who collectively owned approximately 6.2% of Xionics' outstanding common stock entered into voting agreements with Oak, agreeing to vote all of their shares of Xionics stock for approval of the merger.

BOARD RECOMMENDATION

    XIONICS' BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, XIONICS AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT XIONICS STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER.

    THE MATTERS TO BE CONSIDERED AT THE XIONICS SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF XIONICS. ACCORDINGLY, XIONICS' STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

    YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. A transmittal form with instructions for the surrender of certificates for Xionics common stock will be mailed to you as soon as practicable after completion of the merger. For more information regarding the procedures for exchanging your Xionics stock certificates for Oak stock certificates, please see the section entitled "Procedures for Exchanging Stock Certificates" on page 60 of this joint proxy statement/prospectus.

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
                             THE OAK ANNUAL MEETING

DATE, TIME AND PLACE OF THE OAK ANNUAL MEETING

    The 1999 Oak annual meeting will be held on Tuesday, January 11, 2000, at 9:00 a.m., local time, at the Santa Clara Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California.

MATTERS TO BE CONSIDERED AT THE OAK ANNUAL MEETING

    At the Oak annual meeting, stockholders of Oak will be asked to:

    - approve the share issuance in connection with the merger;

    - approve the amendment to Oak's restated certificate of incorporation to authorize an additional 70,000,000 shares of common stock;

    - approve the election of two Class II directors for a three-year term or until their successors are elected and qualified;

    - approve the ratification of KPMG LLP, independent public accountants for the fiscal year ending June 30, 2000; and

    - transact any other business as may properly come before the Oak annual meeting or any postponements or adjournments of that meeting.

RECORD DATE FOR VOTING ON THE SHARE ISSUANCE STOCKHOLDERS ENTITLED TO VOTE

    Only stockholders of record of Oak common stock at the close of business on December 6, 1999 (the "Oak record date"), are entitled to notice of and to vote at the Oak annual meeting. As of the close of business on the Oak record date, there were 40,881,445 shares of Oak common stock outstanding and entitled to vote, held of record by 318 stockholders. Each Oak stockholder is entitled to one vote for each share of Oak common stock held as of the Oak record date.

VOTING AND REVOCATION OF PROXIES

    The Oak proxy accompanying this document is solicited on behalf of Oak's board of directors. Oak stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Oak. Arrangements have been made for you to vote via a toll-free telephone number or via the internet. Instructions for a stockholder of record to vote by telephone or the internet are set forth on the enclosed proxy card. Stockholders may vote telephonically by calling EquiServe at 1-877-779-8683 or may vote via the Internet at the following address on the World Wide Web: www.eproxyvote.com/oakt. A number of brokerage firms and banks offer telephone and Internet voting options. These programs differ from the program provided by EquiServe for shares registered in the name of the stockholder. If your shares are registered in street name, check the information forwarded by your bank or broker to see which options are available to you. The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures, which comply with Delaware law, enable stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder. Please see the accompanying proxy for more information.

    All properly executed proxies received by Oak prior to the Oak annual meeting that are not revoked, will be voted at the Oak annual meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the share issuance, approve the amendment to Oak's

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
restated certificate of incorporation to authorize additional shares of common stock, approve the election of the Class II director nominees and ratify KPMG LLP as independent public accountants for the fiscal year ending June 30, 2000. Oak's board of directors does not presently intend to bring any other business before the Oak annual meeting and, so far as is known as of the date of this document, no other matters are to be brought before the Oak annual meeting. As to any other business that may properly come before the Oak annual meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting those proxies. An Oak stockholder who has given a proxy may revoke it at any time before it is exercised at the Oak annual meeting by (1) delivering to the Secretary of Oak a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (2) signing and delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the Oak annual meeting, (3) by using the telephone or internet voting procedures or (4) attending the Oak annual meeting and voting in person.

STOCKHOLDER VOTE IS REQUIRED TO APPROVE THE SHARE ISSUANCE AND OTHER PROPOSALS

    Approval of the issuance of the shares of Oak common stock by Oak's stockholders is required by the rules and regulations of the Nasdaq National Market on which the shares of Oak common stock are traded. This approval requires the affirmative vote of the holders of a majority of the shares of Oak common stock represented in person or by proxy at the 1999 Oak annual meeting. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum exists but will have the same effect as votes against approval of the share issuance. Furthermore, for Oak to effect the share issuance in connection with the merger, Oak stockholders must approve the amendment to Oak's restated certificate of incorporation. There can be no assurance that the merger will be consummated unless both these proposals are approved.

    Approval of the amendment to Oak's restated certificate of incorporation authorizing 40,000,000 additional shares of common stock requires the affirmative vote of the holders of a majority of Oak's outstanding common stock. Abstentions and broker non-votes will have the same effect as votes against approval of the amendment.

    With respect to the proposal to elect two Class II directors, the two nominees receiving the greatest number of votes will be elected, even if they receive less than a majority of shares present and entitled to vote. Abstentions are not counted towards the tabulation of votes cast for the election of directors.

    The affirmative vote of holders of a majority of the shares represented in person or by proxy at the 1999 Oak annual meeting is required to ratify the selection of KPMG LLP as independent public accountants for the fiscal year ended June 30, 2000.

BOARD RECOMMENDATION

    OAK'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER AND THE SHARE ISSUANCE ARE IN THE BEST INTEREST OF, OAK AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT THE HOLDERS OF OAK CAPITAL STOCK VOTE FOR APPROVAL OF THE SHARE ISSUANCE. OAK'S BOARD OF DIRECTORS ALSO RECOMMENDS APPROVAL OF THE PROPOSALS TO AMEND OAK'S RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE THE ADDITIONAL SHARES OF COMMON STOCK, ELECT ITS CLASS II DIRECTOR NOMINEES TO OAK'S BOARD OF DIRECTORS AND APPROVE KPMG LLP AS OAK'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 2000.

    The matters to be considered at the Oak annual meeting are of great importance to the stockholders of Oak. Accordingly, Oak's stockholders are urged to read and carefully consider the information presented in this document, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope.

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
                                   THE MERGER

GENERAL

    This section of the document describes aspects of the proposed merger that we consider to be important. The discussion of the merger in this document and the description of the principal terms of the merger agreement are only summaries of the material features of the proposed merger. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this document as APPENDIX A. You are encouraged to read the merger agreement and the other appendices to this document in their entirety.

BACKGROUND OF THE MERGER

    During the past eighteen months, under the direction of the Xionics Board of Directors, senior management of Xionics has undertaken a strategy to expand Xionics' leadership in providing PDL technologies by improving the functionality of its products to support color, network connectivity, multi-function peripheral application and Internet printing capabilities. Xionics' management believes that opportunities for revenue growth from the licensing of PDL technologies depends on continued licensing of these technologies by Xionics to OEMs and the deployment of these technologies in internally-sourced OEM products. In order to remain competitive, Xionics and its OEMs are required to develop and release in a regular and timely manner new office products with increased speed, enhanced output resolutions, reduced memory requirements, multiple functions, and network connectivity. In particular, Xionics' OEMs are under tremendous pressure to continually shorten the development cycles of these products, leading to increased complexity and cost of development.

    The Xionics Board of Directors and senior management concluded that in order for Xionics to increase revenues in the intensely competitive and ever-changing marketplace, it had to provide more of a complete solution and gain a larger share of the products outsourced by their OEMs. The Xionics Board of Directors and senior management recognized that as OEMs outsourced more solutions to suppliers who, in many cases, were also sublicensors of Xionics' competitors' PDL and driver technologies, the opportunity to license Xionics' own technology to these OEMs might diminish. As a result, senior management of Xionics considered alternatives to improve Xionics' technology offerings and embarked on a number of initiatives to ensure tighter integration between Xionics' embedded and driver technologies and OEM's solutions. Xionics' management believed that working with its OEM partners will permit Xionics to continue to compete in the manner they historically have competed. However, in order to maximize revenue growth and stockholder returns, management believes Xionics will need to expand its operations to support the development and deployment of complete solutions.

    Beginning in June 1998, the Xionics Board of Directors directed management to engage in an effort to expand Xionics' relationships with existing partners and to create new technology partnerships. Xionics' management contacted several of Xionics' major competitors and technology partners to discuss possibilities for partnerships in developing and deploying technologies. Among the relationships considered by Xionics were cross-licensing opportunities, distribution agreements and other joint marketing relationships.

    Among the entities contacted by Xionics and with whom management of Xionics had several discussions regarding various joint efforts was Pixel Magic, Inc., a subsidiary of Oak also known as Oak's imaging group. By combining the strengths of Xionics' embedded software and Oak's imaging group's Pixel Magic brand of semiconductor solutions, including image processors, Xionics believed that a partnership with Oak's imaging group represented an excellent opportunity to offer Xionics' customers an integrated and flexible platform which would serve to help Xionics achieve its goal of providing full-solution product capabilities. Xionics was well acquainted with Oak's imaging group prior to engaging in these most recent conversations. Since 1993, Xionics and Oak's imaging group have had business relationships under various separate technology-license arrangements. Pursuant to these arrangements, Oak's imaging group licenses to Xionics certain technology for use in future solution designs planned by Xionics, and Xionics licenses to Oak's imaging group certain technology for incorporation by Oak's imaging group in certain of its solutions. These arrangements permitted each party to obtain technologies they had not otherwise developed but which were required in order to provide complete solutions for the digital office market they serve.

    After June 30, 1998, senior management of Xionics also contacted a number of potential partners for Xionics to assess their level of interest in entering into a technology distribution agreement or similar transaction. In one such instance, in December 1998, senior management of Xionics and a publicly-traded software company (Company A) pursued detailed discussions regarding a combination of their two companies. The discussions between Xionics and Company A contemplated a combination of their two companies through a transaction structured as a "merger of equals". The parties focused significant attention on the percentage of stock of Company A that Xionics stockholders would hold after the proposed combination, which ranged from 35-40%, although no agreement on this point was ever achieved. The parties discussed that in the proposed merger, stockholders of Xionics would receive shares of stock of Company A with a value that represented a premium in a range of less than 10% to approximately 30% over the average stock trading prices of Xionics during the period in which the parties conducted these discussions depending on the percentage of stock to be held by Xionics stockholders after the transaction. Furthermore, Xionics and Company A never reached an agreement with respect to any particular exchange ratio to be used in the proposed combination. The average trading price of Xionics common stock in the period during which Xionics and Company A conducted these discussions was approximately $3.375. Initial transaction documentation was prepared by counsel for Xionics and Company A and the companies conducted due diligence investigations of each other. In connection with these discussions, Xionics engaged the services of Adams, Harkness & Hill, Xionics' investment banking firm, whose relationship with Xionics is described in more detail below, to provide financial advice regarding the possible transaction. However, in January 1999, the executive management of Xionics and Company A terminated discussions because of disagreements over pricing and other factors. The proposed combination discussed by Xionics with Company A was ultimately rejected by the Xionics Board of Directors on the recommendation of Xionics management.

    None of the discussions conducted by management of Xionics regarding a business combination, including the discussions described in the preceding paragraph, ever resulted in a definitive agreement or binding offer to combine with, or acquire, Xionics. Xionics' management ultimately concluded, based on the failure to reach agreement with Company A and the reactions from these other organizations, that continued discussions were not likely to produce a business combination or other transaction on satisfactory terms or create better value for Xionics stockholders than continuing as an independent entity.

    In April 1999, Xionics and Oak's imaging group renewed their discussions to enter into redistribution arrangements which would permit Xionics to utilize Oak's imaging group technologies in Xionics products. These discussions followed several months of periodic conversations between management of Oak's imaging group and Xionics to determine other areas where the companies could work closer together to develop more comprehensive solutions incorporating each other's technologies. The negotiation of these redistribution arrangements continued through the Spring of 1999.

    On June 9, 1999, Young Sohn, Oak's chief executive officer, who had only recently joined Oak in March 1999, and Peter Besen, vice president and general manager of Oak's imaging group, met with Peter J. Simone, president and chief executive officer of Xionics, and Robert L. Lentz, senior vice president and chief financial officer of Xionics, at Xionics' headquarters in Burlington, Massachusetts. The purpose of this meeting was primarily to introduce Mr. Sohn to Xionics and to continue discussions regarding the redistribution arrangements which had not yet been finalized. In addition, the parties also discussed the possibility of entering into a joint marketing relationship under which Xionics would use or recommend Oak's imaging group technologies. At this meeting, Xionics and Oak also

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
entered into a customary confidentiality agreement pursuant to which the parties agreed to exchange limited financial, technological and other information concerning their companies in connection with their discussions regarding the redistribution agreement, joint marketing efforts and other unspecified business opportunities.

    During a business trip to California principally concerning other matters, Mr. Simone met with Mr. Sohn again on June 11, 1999, to follow up on the earlier meeting. At this meeting, the two chief executives expressed their commitment to work together to complete the redistribution arrangements and to pursue other mutually-beneficial business opportunities.

    On June 23, 1999, Messrs. Sohn, Besen, Simone and Lentz met at Oak's imaging group's offices in Andover, Massachusetts. At this meeting, the parties continued to discuss the redistribution arrangements, as well as other business opportunities. It was at this meeting that Mr. Sohn first proposed the possibility of Oak and Xionics entering into a business combination transaction. Although the parties discussed in broad terms the possibility of a business combination, there were no discussions regarding the price or specific structure of any transaction, and there was no definitive agreement or understanding regarding future discussions. Mr. Simone indicated to Mr. Sohn that he would consider and discuss with other members of Xionics' senior management team and the Xionics Board of Directors the various matters discussed during this meeting.

    On June 28, 1999, Messrs. Simone and Lentz met again with Mr. Sohn at Oak's headquarters in Sunnyvale, California. At this meeting, Messrs. Simone, Lentz and Sohn again discussed the possibility of a business combination transaction between Xionics and Oak. The parties did not, however, have any specific discussions regarding pricing or structure of any transaction. The parties did discuss the strategic advantages of a combined company, including the fit between Xionics and Oak's imaging group, the strong working relationship that already existed between Xionics and Oak's imaging group and the fact that a combination of Xionics and Oak would increase the ability of the combined company to provide full solutions to the printer market. In addition, Mr. Sohn discussed Oak's business plan, financial prospects, market strategy and the status of Oak's optical storage business.

    On July 1, 1999, a special telephonic meeting of the Xionics Board of Directors was held during which Mr. Simone reviewed for the first time with the full Xionics Board of Directors the discussions held to date between he and Mr. Sohn regarding a possible business combination. Mr. Simone described the background of Xionics' relationship with Oak's imaging group, reviewed the composition of Oak's management team, including Mr. Sohn's background, and the discussions regarding a possible business combination between Oak and Xionics. Mr. Simone also reviewed with the Xionics Board of Directors the results of his conversations with other potential partners during the prior year. At this time, at the direction of the Xionics Board of Directors, Mr. Simone engaged the services of Adams, Harkness & Hill, Xionics' investment banking firm, to assist Xionics in its consideration of a possible combination transaction with Oak and the alternatives to that transaction, such as pursuing additional discussions with other potential partners or remaining an independent stand-alone company. Adams, Harkness & Hill had been regularly engaged by Xionics since Xionics completed its initial public offering in 1996 to assist in the consideration by Xionics of various alternatives to maximize shareholder value. At the conclusion of this meeting, the Xionics Board of Directors directed senior management to continue to engage in conversations with Oak regarding a possible business combination and to continue to seek and obtain more information regarding Oak's businesses. The Xionics Board of Directors also determined that Dr. Paul Low, Chairman of the Xionics Board of Directors, should visit Oak to conduct further due diligence related to Oak's optical business. Dr. Low was selected because of his knowledge and expertise in the businesses in which Oak is engaged.

    On July 3, 1999, in a telephone conference call between Messrs. Simone, Lentz, Sohn and Robert O. Hersh, Oak's chief financial officer, Mr. Sohn presented a broad outline of the terms of a business combination between Oak and Xionics. During this and subsequent telephone conversations, a

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
number of topics were discussed, including the structure of the transaction, a range of prices at which the combination might be effected, as well as the form of consideration which might be paid to stockholders of Xionics. Specifically, the parties contemplated that Xionics would be merged either directly with Oak or with a subsidiary of Oak and that Xionics stockholders would exchange their shares of Xionics common stock for the transaction consideration. Messrs. Simone and Sohn discussed whether this transaction consideration would consist of all cash, all Oak stock or a combination of Oak stock and cash. In addition, the parties also discussed whether the exchange ratio in the combination would be fixed. Representatives of Adams, Harkness & Hill also participated in several of these conversations. Representatives of Intellectual Capital Advisors, an investment banking firm engaged by Oak to advise it on the merger, also participated in several of these conversations on behalf of Oak.

    The discussions between Oak and Xionics regarding price and the form of consideration to be received by Xionics stockholders were conducted primarily in the period commencing on July 2nd until the end of the week of July 19th. On July 1, 1999, the business day immediately preceding these initial discussions, the closing prices of Oak common stock and Xionics common stock on the Nasdaq National Market were $3.75 per share and $4.469 per share, respectively. An initial proposal from Oak contemplated a transaction in which stockholders of Xionics would receive shares of Oak common stock in exchange for their shares of Xionics common stock. The exchange ratio proposed by Oak did not reflect a premium relative to the trading price of Xionics stock, meaning that Xionics stockholders would receive shares of Oak common stock having a value substantially equal to the then current trading price of Xionics common stock. After Xionics' management rejected this proposal, on July 2, 1999, Oak formally proposed a consideration structure which contemplated that stockholders of Xionics would receive a combination of Oak common stock and cash in exchange for their shares. This proposal contemplated that approximately 50% of the consideration would be paid in cash and the remainder in stock based on an exchange ratio fixed at closing. However, the proposal similarly provided that Xionics stockholders would not receive consideration reflecting a premium relative to the trading price of Xionics common stock. Based on the then current Xionics common stock trading price of $4.469, this proposal would have entitled stockholders of Xionics to receive approximately 0.59 shares of Oak common stock and $2.23 in cash for each share of Xionics common stock. On July 2, 1999, the closing price of Oak common stock was $3.78. Xionics management indicated to Oak's management that this revised proposal was not acceptable and that any proposal would have to reflect the receipt of consideration which reflected a premium to the trading price of Xionics common stock.

    Xionics and Oak held additional discussions on July 2nd, during which Oak presented a new proposal to Xionics. This revised proposal continued to contemplate that Xionics stockholders would receive a combination of Oak common stock and cash in the merger. Oak proposed a fixed exchange ratio in which Xionics stockholders would receive approximately $2.46 in cash and 0.6501 shares of Oak common stock in exchange for their shares of Xionics common stock. This proposal reflected a 10% premium over the then current trading price of Xionics common stock of approximately $4.469 per share. Xionics management countered that the total consideration still reflected a premium which was too low under the circumstances. After discussion between the parties, Oak presented a counteroffer to Xionics which proposed that stockholders continue to receive total consideration consisting of cash and shares of Oak common stock, however, Oak had increased the premium to 22.5%, with Xionics stockholders receiving $2.74 in cash and 0.724 shares of Oak common stock. At this time, the parties suspended price negotiations in order to conduct preliminary due diligence investigations of the businesses of each company.

    After continued discussion regarding the appropriateness of the premium to be received by Xionics stockholders, during which Xionics management sought greater total consideration, Oak increased the total consideration to reflect a 25% premium over the twenty (20) day average trading price of Xionics common stock prior to the date of the announcement of the merger. Under this proposal, Xionics stockholders would receive 51% of the total consideration in Oak common stock and 49% of the total consideration in cash. The share price and exchange ratio were computed based on the twenty (20) day average trading price of Xionics common stock prior to the date of the announcement of the merger. This proposal was tentatively accepted by Xionics subject to the negotiation of satisfactory transaction documentation and completion of due diligence. With the advice of Adams, Harkness & Hill, Xionics management concluded that the premium provided Xionics stockholders with fair consideration in light of the cash portion of the purchase price and the potential that Oak common stock would rise in value after the merger.

    Although Oak and Xionics had reached a tentative understanding as to the price and form of consideration in the merger by the end of this period, no binding agreement had been reached as significant substantive issues remained to be resolved between the parties, including the treatment of Xionics stock options, employee benefit matters, and the financial penalties which might be imposed on a party seeking to withdraw from the transaction. Prior to the announcement of the merger, Oak and Xionics revisited the price discussions several times to address concerns raised by the parties regarding the tax treatment of the merger. In particular, Xionics management sought to ensure that the proportion of Oak common stock and cash to be received in the merger would permit the receipt of shares of Oak common stock in the merger to be tax-free to Xionics stockholders. Finally, definitive documentation regarding the merger had yet to be prepared and the parties agreed to conduct due diligence investigations of their respective businesses.

    On July 6, 1999, Dr. Low, Chairman of the Xionics Board of Directors, met with senior representatives of Oak at Oak's headquarters to discuss Oak's optical storage business.

    On July 7, 1999, a special telephonic meeting of the Xionics Board of Directors was held at which Mr. Simone reviewed for the Xionics Board of Directors the status of his discussions to date with Mr. Sohn. Messrs. Simone and Lentz reviewed with the Xionics Board of Directors the financial terms of Mr. Sohn's initial proposal as well as the subsequent discussions between Messrs. Simone and Sohn regarding that proposal. The Xionics Board of Directors also discussed the future prospects of both Oak and Xionics, the current stock trading prices of each company, as well as Mr. Simone's previous discussions with other companies regarding possible business combinations with these companies. Adams, Harkness & Hill also participated in this meeting and presented its views with respect to the financial terms discussed with Oak. Furthermore, Dr. Low discussed with the Xionics Board of Directors his meetings with senior management of Oak regarding Oak's optical storage business. Finally, the Xionics Board of Directors also discussed with management of Xionics the potential synergies between Xionics' business and Oak's imaging group. The Xionics Board of Directors directed management to consider whether a combination of Xionics' and Oak's imaging group's businesses could successfully achieve the synergies discussed, how the management of such a combined imaging business would be structured and the appropriateness of gathering additional information concerning Oak's optical storage business. The Xionics Board of Directors also directed management to continue discussions with Mr. Sohn regarding a possible business combination with Oak. Finally, the Xionics Board also directed management to explore the possibility of Xionics acquiring Oak's imaging group directly from Oak.

    Following the July 7(th) Xionics Board of Directors meeting, Mr. Simone resumed his conversations with Mr. Sohn. It was at this time that Mr. Simone inquired as to whether Oak would consider selling its imaging group to Xionics. Mr. Sohn indicated to Mr. Simone that as Oak's imaging group was considered an integral part of Oak's overall business plan, Oak was not interested in selling Oak's imaging group to Xionics. Messrs. Simone and Sohn continued their conversations regarding the business combination between Xionics and Oak. Other members of senior management of the two companies, as well as representatives of Adams, Harkness & Hill and Intellectual Capital Advisors also participated in these conversations. During the period between July 8(th) and July 18(th), Messrs. Simone and Sohn spoke several times regarding the possible business combination, although no definitive agreement was reached during this period.

    On July 19, 1999, a special meeting of the Xionics Board of Directors was held, the purpose of which was to review the current status of senior management's discussions with Oak regarding the proposed business combination as well as to address the other matters the Xionics Board of Directors had directed management to explore at the July 7(th) Xionics Board of Directors meeting. Mr. Simone informed the Xionics Board of Directors that Oak had rejected Xionics' proposal to acquire Oak's imaging group and that the discussions between him and Mr. Sohn had largely centered on the possible business combination between the two companies. Messrs. Sohn and Besen also attended portions of this Xionics Board of Directors meeting and Mr. Sohn made a presentation to the Xionics Board of Directors concerning the possible business combination and the future prospects of Oak and those of the combined company. Mr. Sohn indicated his willingness to devote significant management time toward developing and managing a combined Xionics-Pixel Magic imaging business based in Massachusetts. At the conclusion of this meeting, the Xionics Board of Directors directed management to continue its discussions with Oak regarding the possible business combination. The Xionics Board of Directors also directed management to inform Xionics' outside legal advisors of the possible business combination.

    During the remainder of the week of July 19(th), Messrs. Simone and Lentz engaged in numerous telephone conversations with Mr. Sohn and other members of senior management of Oak concerning the proposed terms of the possible business combination. Adams, Harkness & Hill and Intellectual Capital Advisors participated in many of these conversations. The discussions between Oak and Xionics centered around the specific financial terms of the proposed combination, including the form of consideration to be received by Xionics stockholders and the range of prices. In addition, due diligence review of the businesses of each of Oak and Xionics was conducted during this week. Simultaneously, Oak's outside legal advisors, Brobeck, Phleger & Harrison LLP, and Xionics' outside legal advisors, Bingham Dana LLP, began to draft and negotiate the documentation with respect to a possible business combination.

    On July 21, 1999, a special telephonic meeting of the Oak Board of Directors was convened to review the status of discussions with Xionics' management and information supporting management's proposal to combine with Xionics. Mr. Sohn presented the business case for combining Xionics with Oak's imaging group, describing how the complementary technological competencies and their respective market leadership presented a strategic opportunity to develop more highly integrated solutions which could cover the entire range of Oak's customers' product platforms, thereby enlarging the total available market currently served by Oak. Mr. Sohn also explained how the merger would benefit Oak's customers as Oak would have visibility into their total product needs and could thereby better develop products meeting their needs with higher performance based upon a broad technology base and expanded expertise within the proposed combined company. Mr. Sohn explained to the Oak Board that expanding Oak's technology expertise and resources together with close interaction with customers, would gain Oak a sustainable competitive advantage in the digital office market.

    At this meeting, Mr. Hersh and Mr. Richard Marshall, President of Intellectual Capital Advisors, discussed with the Oak Board of Directors the financial advantages and risks related to a proposed combination with Xionics, including comparative market valuations and financial overviews of Xionics' competitors and average premiums associated with recent transactions involving related industry software companies. Mr. Hersh presented consolidated pro forma financial statements for a three-year period assuming the purchase method of accounting. Mr. Marshall and Mr. Hersh also discussed the proposed structure of the transaction and target purchase prices, which were agreed to in principal by the Oak Board of Directors.

    On July 23, 1999, a special telephonic meeting of the Xionics Board of Directors was held, at which, Messrs. Simone and Lentz briefed the Xionics Board on the current status of their negotiations with Oak. Representatives of Adams, Harkness & Hill, Bingham Dana LLP and Testa, Hurwitz & Thibeault LLP, special counsel to the Xionics Board, were also present at this meeting. The Xionics

Board of Directors discussed at length the financial terms of the proposed transaction as well as other issues of a nonfinancial nature. Adams, Harkness & Hill reviewed with the Xionics Board of Directors the financial terms of the proposed transaction and Bingham Dana LLP reviewed the other terms of the transaction which had been proposed. The Xionics Board of Directors directed management to continue to proceed with negotiations and to complete its due diligence review of Oak's businesses and agreed to convene early the following week.

    Discussions and negotiations between the parties and their respective financial and legal advisors continued throughout the weekend of July 24-25, 1999 and into the following week. During this period, each party conducted due diligence, and senior management of Oak and Xionics were then separately briefed on their findings. Messrs. Simone, Lentz, Sohn and Hersh frequently discussed the financial and other terms of the possible business combination during this period.

    On July 26, 1999, the Oak Board of Directors held a regular meeting at which senior management of Oak reviewed the status of their due diligence activities, which included reports on the strategic benefits of a combination with Xionics by Mr. Besen, a review of Xionics' financial statements and revenue recognition policies by Mr. Hersh, a review of Xionics' intellectual property and significant contracts and agreements by Ms. Shawn Soderberg, Oak's vice president and general counsel and a review regarding Xionics' employee base and benefits by Julie Murphy, Oak's vice president of human resources. Mr. Sohn discussed the integration strategy with the Oak Board of Directors and Mr. Marshall and Mr. Hersh presented an analysis supporting Oak's valuation of Xionics and the determination of a range of purchase prices. The Oak Board discussed the analysis presented and determined in light of the information and various factors it deemed relevant that a price based on a fixed amount of stock to be issued in the transaction was appropriate for the merger and would be fair and in the best interests of Oak and its stockholders.

    On July 27, 1999, a special telephonic meeting of the Xionics Board of Directors was convened to permit management of Xionics to review with the Xionics Board of Directors the current status of the negotiations with Oak. Results of management's due diligence review of Oak's businesses and certain other matters were also discussed with the Xionics Board. Messrs. Simone and Lentz reported to the Xionics Board of Directors that significant progress had been made on many of the open issues identified to the Xionics Board of Directors at the most recent prior Xionics Board meeting. Messrs. Simone and Lentz noted that significant terms remained subject to further negotiation, including terms addressing conditions to closing the transaction, the consequences of Xionics receiving an unsolicited proposal to engage in a combination or transaction from a third party other than Oak, the consequences of a termination of the combination, the treatment of Xionics stock options to be assumed by Oak in the transaction and other non-financial terms. The Xionics Board of Directors directed management to continue with negotiations with Oak with a view toward completing the discussions prior to the next regularly-scheduled Xionics Board meeting to be held on July 29, 1999.

    Following this Xionics Board of Directors meeting, Messrs. Simone and Lentz, together with Adams, Harkness & Hill and Bingham Dana LLP continued discussions with Oak, Intellectual Capital Advisors and Brobeck, Phleger & Harrison LLP. Resolution of remaining open issues was achieved during the period between July 27(th) and July 29(th).

    On July 29, 1999, the Xionics Board of Directors held a regular meeting at which senior management of Xionics reviewed its discussions and negotiations with Oak regarding the possible business combination, as well as the results of its due diligence investigation of Oak. Senior management and Adams, Harkness & Hill presented detailed financial information with respect to Oak and the potential transaction to the Xionics Board of Directors, and Adams, Harkness & Hill rendered its oral opinion (which was subsequently confirmed in writing) that, as of that date, the exchange ratio contemplated in the merger agreement was fair to Xionics stockholders from a financial point of view. Mr. Simone also reviewed with the Xionics Board of Directors the background of his discussions with

Mr. Sohn, Xionics' ongoing relationship with Pixel Magic and his conversations with and inquiries to other potential business combination partners. Also at this meeting, the Xionics Board of Directors reviewed with counsel to Xionics the terms of the merger agreement and the legal standards applicable to its decision to approve the merger agreement and the transactions contemplated by that agreement. After questions by and discussion among the members of the Xionics Board of Directors, and after consideration of the factors described under "--Reasons for the Merger--XIONICS' REASONS FOR THE MERGER," the Xionics Board of Directors voted unanimously to approve the merger agreement and the transactions contemplated by that agreement.

    On July 29, 1999, the Oak Board of Directors held a special telephonic meeting at which senior management of Oak reviewed its discussions and negotiations with Xionics regarding a business combination, as well as the results of its due diligence investigation of Xionics. Senior management presented detailed financial information with respect to Xionics and the potential transaction to the Oak Board. Intellectual Capital Advisors was not engaged to, and did not, provide any formal report or opinion as to the fairness of the merger to the stockholders of Oak from a financial point of view. Intellectual Capital Advisors supported Oak's management in formulating negotiation strategies and reviewing documents prepared by Mr. Robert Hersh, Oak's Chief Financial Officer, with respect to recent acquisitions of similar companies, projected proforma financial statements of the combined operations of Oak and Xionics, and analyses of direct competitors' financial data and market valuations. Also at this meeting, the Oak Board reviewed with counsel to Oak the terms of the merger agreement and the legal standards applicable to its decision to approve the merger agreement and the transactions contemplated by that agreement. After questions by and discussion among the members of the Oak Board, and after consideration of the factors described under "--Reasons for the Merger-- OAK'S REASONS FOR THE MERGER," the Oak Board voted unanimously to approve the merger agreement and the transactions contemplated by that agreement.

    Xionics and Oak entered into the merger agreement on July 29, 1999.

    The merger was jointly announced by Oak and Xionics during the early evening of July 29, 1999.

REASONS FOR THE MERGER

    OAK'S REASONS FOR THE MERGER

    The Oak Board of Directors has determined that a merger with Xionics is in the best interests of Oak and its stockholders, customers and employees. Accordingly, the Oak Board of Directors has approved the merger agreement and the consummation of the merger and recommends that the Oak stockholders approve the issuance of Oak common stock in connection with the merger.

    In reaching its decision to approve the merger agreement and the transactions contemplated by that agreement, the Oak Board of Directors consulted with Oak senior management as well as its legal counsel, independent public accountants and independent financial advisor. The material factors considered by the Oak Board of Directors in its deliberations were the following:

    - the Oak Board's familiarity with and review of Xionics' business, results of operations, financial condition, technology, employee base, customers, current product offerings, competitive position, earnings and prospects;

    - the Oak Board's belief that, while no assurances could be given, the level of integration risk was relatively low given that the technical projects currently undertaken by Xionics and Oak were complementary and not duplicative, both companies had a long-standing working relationship, Xionics and Oak's imaging group are geographically closely located and the culture of Xionics and Oak's imaging group is similar;

    - the financial and other terms of the merger agreement including the fact that it provides for a fixed aggregate price of $79,299,000 with each share of Xionics stock being converted into and exchangeable for $2.94 in cash and .8031 shares of Oak common stock and the fact that this fixed price limits the dilutive effect on Oak's current stockholders because, regardless of any change in Oak's share price prior to the closing of the merger, the number of Oak common shares issued in connection with the merger is fixed at 10.5 million and the aggregate cash consideration is fixed at $34,390,947.

    - the Oak Board's knowledge and analysis of the fundamental changes occurring in the digital office market, largely fueled by the Internet, and the expected market growth created by these changes;

    - the Oak Board's consideration of alternative options for developing more highly integrated and complete hardware and software solutions for its existing and prospective customers, including licensing competing embedded digital page processing software;

    - the Oak Board's determination that Oak's future competitive market position in the digital office equipment market was dependent both on developing higher integrated solutions and maintaining control over the primary hardware and software cost. In this connection, the Oak Board of Directors considered that licensing arrangements with larger companies would not afford Oak sufficient assurance that it could control the cost and development of critical software components;

    - the Oak Board's knowledge of Xionics' excellent reputation with major customers in the office equipment market, including Hewlett-Packard, Ricoh, Canon and Xerox and its success in securing major design wins and expanding their business opportunities at these customers against much larger competitors;

    - the Oak Board's conclusion that there is minimal duplication and therefore potential areas for friction between Oak's and Xionics' engineering teams as Oak and its expertise and technology are in hardware and systems for the digital office market and Xionics' engineering team and its expertise and technology are in software for the digital office market. This lack of duplication led to the Oak Board's conclusion that the two companies should be able to quickly optimize their respective technologies into new, innovative product development initiatives by combining Oak's hardware expertise with Xionics' software expertise to create complete solutions for the digital office market;

    - the Oak Board's review of data prepared by Oak's management and reviewed by its financial advisors, Intellectual Capital Advisors, regarding financial data and market valuations for direct competitors of Xionics and Oak, and acquisitions over the last 18 months of 15 software companies in related industries, for which the average premium over market valuation paid for such companies was 32%. Further, competitors which had achieved higher revenues and established market name recognition had market valuations between 4.5 to 7.5 times current annualized revenues. The Board concluded that the purchase of Xionics would significantly expand Oak's product offerings and increase its total available market, which is likely to enhance Oak's future market value;

    - the consideration by the Oak Board of Oak's and Xionics' competitive market positions, potential revenue growth and cost of operations over the next three years, as well as additional operating efficiencies which could be achieved by consolidating critical functions, such as sales and marketing, and eliminating redundant administrative expenses, in concluding that Oak could achieve higher revenue growth and operating margins as a result of the acquisition of Xionics. Further, it was determined that the acquisition would reduce Oak's current cash balances by less than 15%; and

    - the Oak Board's review of the market conditions and the current business of Xionics and Oak's imaging group and its determination that the merger would provide the following benefits:

-          COMPLETE SOLUTIONS PROVIDER

           Oak's imaging group with its Pixel Magic brand of product is a leading supplier of integrated semiconductors to the digital office market. Xionics is a leading provider of embedded software and technology, including digital page processing software for the digital office market. Accordingly, through the merger, Oak will enhance its position in the digital office market as a leading supplier of both embedded software and integrated semiconductors and will have the ability to offer customers a completely integrated hardware and software solution. By adding the technology base and expertise of Xionics to its imaging group, Oak will have the ability to optimize an architecture, with software, language, chips and controller boards, on which original equipment manufacturers can quickly build high performance, digital office systems.

-          EXPANSION OF FUNDAMENTAL STRATEGY FOR CONNECTED OFFICE

           Distributed printing, widespread connectivity, multifunction peripherals and the increasing use of color and images are stimulating the demand for high-performance, cost-effective solutions. Through the merger with Xionics, Oak will have the technology base, the technical expertise and a sufficient quantity of both hardware, software and system engineers to develop the technically complex products demanded by the changing market and to develop them in the time frame needed. In addition, armed with software, hardware and systems technology and expertise, Oak will have the ability to develop a completely integrated product, which lowers the cost for the original equipment manufacturers.

-          ADDITIONAL MARKET OPPORTUNITY

           With the digital office market demanding increased performance and faster time to market, another trend driving demand in this market is the use of outsourcing by the original equipment manufacturers. Through the merger with Xionics, Oak believes it can capture a greater percentage of this outsourcing as it will now have the ability to increase its product offerings by providing both embedded hardware and software solutions as well as completely integrated platforms. In addition, Oak believes that by having both a software and hardware technology base and expertise, additional new opportunities will become available, possibly even through both
           Xionics and Oak's current semiconductor customers, that would not have been available if it could not offer a complete hardware and software solution.

-          SUSTAINABLE COMPETITIVE ADVANTAGE

           First, by having both leading-edge software and hardware technology and technical expertise, Oak believes it will be able to develop a more integrated and flexible platform than any of its current competition, as they do not have this same broad, leading technology base, thereby giving Oak a leading technology edge. In addition, between Oak and Xionics, the two companies currently supply 7 of the top 10 original equipment manufacturers in the digital office market. By serving a majority of the leading OEMs, Oak will have unique access and an increased visibility into both their hardware and software needs. This visibility, combined with Oak's broad technology base and expertise and number of engineers gained by the combination, should provide Oak with a sustainable competitive advantage.

-          FINANCIAL BENEFITS

           Given Xionics' current and expected future financial performance, the merger will be accretive to Oak. In addition, as the combination will allow Oak to provide its customers with a higher performing and complete solution, Oak believes its future product offerings should command a higher price than it currently obtains for its semiconductor solutions, and given the larger software component, should improve overall gross margins.

    Oak's Board also identified and considered the following potential risks relating to the merger with Xionics:

    - one customer, Hewlett-Packard, accounts for over 60% of fiscal year 1999 revenues;

    - the market for Xionics' products is dominated by a few major OEMs;

    - Xionics' embedded printer software competes directly against Adobe Systems, Inc., which developed the industry-wide accepted PostScript page description language and has acquired significant brand name image;

    - the success of the business combination will be dependent, to a large extent, on the ability of the combined company to increase its market reach by providing highly integrated, cost effective solutions and secure design wins currently taken by in-house groups within its major OEM customers;

    - the potential negative impact on Oak's digital office business should the merger not be approved by either the stockholders of Oak or Xionics, including delays in pursuing new product initiatives and a perceived weakness in Oak's market leadership position by the public or its customers; and

    - the potential risk that a company like Microsoft could include the functionality currently provided by Xionics' embedded software in its operating system.

    After due consideration, Oak's Board concluded that the potential benefits of the merger outweighed the risks outlined above.

    XIONICS' REASONS FOR THE MERGER

    The Xionics Board has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Xionics and its stockholders. Accordingly, the Xionics Board has approved the merger agreement and the consummation of the merger and recommends that Xionics stockholders vote for approval of the merger agreement and the merger.

    In reaching its decision to approve the merger agreement and the transactions contemplated by that agreement, including the merger, the Xionics Board consulted with Xionics' senior management as well as its legal counsel, independent public accountants and independent financial advisor. The material factors considered by the Xionics Board in its deliberations were the following:

    - The Xionics Board's familiarity with and review of Oak's businesses, results of operations, financial condition, technology, competitive position, earnings and prospects;

    - The Xionics Board's review of certain financial projections of Oak on a stand-alone basis, which projections were provided to Xionics by the management of Oak. These projections related to, among other things, Oak management's estimate of future earnings in the years 2000, 2001 and 2002. These projections anticipated that Oak would achieve growth in its revenues and earnings during these years. Although the Xionics Board considered Oak's recent history of operating losses and fluctuating revenues and earnings in its analysis of the projections, the Xionics Board ultimately concluded that the fact that the projections anticipated material growth for these years was reasonable under the circumstances. In particular, the Xionics Board considered that Oak's shift toward a strategy which focused on providing an integrated solution for the printer market supported material growth in future revenues. As described above under "Background of the Merger", the Xionics Board also regarded future revenue and earnings growth for Xionics as an independent entity as being dependent on Xionics' ability to provide a full integrated solution to the printer market. Oak's shift in focus was represented in its shift toward CD-RW and DVD products rather than CD-ROM products as well as in Oak's development of its Optical Storage Business. The Xionics Board also considered anticipated future design wins with respect to certain Oak products, a review of Oak's Optical Storage business (including Oak's digital broadcast business, with respect to which Xionics and Adams, Harkness & Hill ascribed no significant value and which Oak subsequently has agreed to sell), including Oak's competitive position in that business, as well as Oak's other businesses, a detailed review of Oak's products and a detailed review of Oak's customer base and relationships with its customers. The Xionics Board ultimately concluded that the strategic direction of the combined company, of which Xionics would provide a significant contribution, supported the projections for material growth in revenues and earnings in the future because the combined company would be better positioned to provide the full printer solution which both companies believed would achieve material growh. The combined company's ability to achieve the growth in revenues anticipated by these projections depends on various factors, a number of which will be beyond its control. See "Risk Factors."

    - The Xionics Board's knowledge and analysis of the current embedded printer software industry environment, characterized by evolving trends in technology and increasing competition;

    - The Xionics Board's belief that the combination with Oak presented unique opportunities to create greater economies of scale, by combining resources, technology, projects and infrastructure, increasing the ability of the combined company to provide full solutions to the printer market;

    - The review conducted by the Xionics Board of the strategic options available to Xionics and the assessment of the Xionics Board that none of these options presented superior opportunities, or were likely to create greater value for Xionics stockholders, than the prospects presented by the merger;

    - The financial terms of the merger, including the amount of the merger consideration and the fact that this consideration represented a 25% premium over prevailing market prices of Xionics common stock as of the date the merger agreement was signed;

    - The Xionics Board's review of the current market conditions and historical trading information with respect to Oak's and Xionics' common stock;

    - The Xionics Board's review of other comparable merger transactions in the digital office market and related software and hardware industries;

    - The Xionics Board's consideration of the prospects for synergy between Xionics' engineering and product development activities and those of Oak's existing digital imaging business, embodied in its subsidiary, Pixel Magic, located in close geographic proximity to Xionics in Massachusetts, including among other things, by combining efforts to develop full-solution controller devices for color printers and multifunction peripherals;

    - The opinion of Adams, Harkness & Hill to the Xionics Board that the exchange ratio was fair, from a financial point of view, to the Xionics stockholders;

    - The expected tax-free treatment to Xionics and the expected partial tax-free treatment for its stockholders, including that the partial cash consideration would create a federal income tax liabililty to stockholders;

    - The terms of the merger agreement as negotiated, including the possibility that the merger agreement might discourage other parties that might have an interest in a business combination with Xionics;

    - The Xionics Board's consideration and evaluation of the management team of Oak and its imaging group, including specifically its evaluation of Mr. Sohn, and the fact that Xionics would be entitled to designate one representative to serve on the combined company board of directors after the merger;

    - The Xionics Board's consideration of the existing change in control and other benefits which might become payable to certain senior executive offices of Xionics upon consummation of the merger. See "Interests of Certain Persons in the Merger."

    - The Xionics Board's belief that, while no assurances could be given, the level of execution risk in connection with the merger was relatively low and that the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable timeframe; and

    - The further effect of the merger on Xionics' constituencies other than its stockholders, including the customers served by Xionics and its employees, including management.

    The Xionics' Board also identified and considered a variety of potential negative factors in its deliberations concerning the merger, including, but not limited to:

    - the risk to Xionics stockholders that the value to be received in the merger could decline significantly from that determined as of the date of the signing of the merger agreement due to the fixed exchange ratio;

    - the loss of control over the future operations of Xionics following the merger;

    - the impact of the loss of Xionics' status as an independent company on Xionics' stockholders, employees, suppliers and customers;

    - the risk that the potential benefits sought in the merger might not be fully realized;

    - the possibility that the merger might not be consummated and the potential adverse effects of the public announcement of the merger on:

        --  Xionics' sales and operating results;

        --  Xionics' ability to attract and obtain key employees;

        --  the progress of certain strategic initiatives; and

        --  Xionics' overall competitive position; and

    - the risk that, despite the efforts of Oak and Xionics, key technical, sales and management personnel might not remain employees of Oak and Xionics following closing of the merger; and

    After due consideration, the Xionics Board concluded that the potential benefits of the merger outweighed the risks outlined above.

    The foregoing discussion of the information and factors considered by the Xionics Board is not intended to be exhaustive but is believed to include all material factors considered by the Xionics Board. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the Xionics Board, the Xionics Board did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the Xionics Board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including thorough discussions with Xionics' management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Xionics Board may have given different weight to different factors. The Xionics Board considered all these factors as a whole and believed the factors supported its decision to approve the merger. After taking into consideration all of the factors set forth above, the Xionics Board concluded that the merger was fair to, and in the best interests of, Xionics and its stockholders and that Xionics should proceed with the merger.

    During the time period in which Xionics was engaged in discussions with Oak, it did not receive any unsolicited offers regarding a possible business combination with any third parties other than Oak.

OPINION OF ADAMS, HARKNESS & HILL, INC., FINANCIAL ADVISOR TO XIONICS

    In connection with the merger, Adams, Harkness & Hill, Inc. provided to Xionics financial advisory services and a financial fairness opinion. Adams, Harkness & Hill was selected by the Xionics Board to act as Xionics' financial advisor based on Adams, Harkness & Hill's qualifications, expertise and reputation and its knowledge of the business and affairs of Xionics. Adams, Harkness & Hill served as financial advisor under the terms of a letter agreement, dated as of July 19, 1999. Pursuant to this letter agreement, Xionics has agreed to pay Adams, Harkness & Hill a fee equal to 1.4% of the total consideration to be paid by Oak in the merger. At the meeting of the Xionics Board on July 29, 1999, Adams, Harkness & Hill rendered its oral opinion, subsequently confirmed in writing, that, as of July 29, 1999, based upon and subject to the various considerations set forth in that opinion, the consideration to be received by Xionics stockholders as described in the merger agreement was fair from a financial point of view to Xionics stockholders.

    THE FULL TEXT OF THE WRITTEN OPINION OF ADAMS, HARKNESS & HILL, DATED JULY 29, 1999, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY ADAMS, HARKNESS & HILL IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS. XIONICS STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. Adams, Harkness & Hill's opinion is directed to the Xionics Board and addresses only the fairness, from a financial point of view, of the consideration to be received by Xionics stockholders as described in the merger agreement to Xionics stockholders as of the date of the opinion, and does not address any other aspect of the merger nor constitute a recommendation to any Xionics stockholder as to how to vote at the Xionics special meeting. The summary of the opinion of Adams, Harkness & Hill set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of that opinion.

    In developing its opinion, Adams, Harkness & Hill, among other activities:

    - reviewed Xionics' Annual Reports, Reports on Form 10-K and related financial information for the three fiscal years ended June 30, 1998, and Xionics' Report on Form 10-Q and the related unaudited financial information for the nine month period ending March 31, 1999;

    - reviewed Oak's Annual Reports, Reports on Form 10-K and related financial information for the three fiscal years ended June 30, 1998, and Oak's Report on Form 10-Q and the related unaudited financial information for the nine month period ended March 31, 1999;

    - analyzed certain internal financial statements and other financial and operating data concerning Xionics and Oak prepared by the respective management of Xionics and Oak;

    - conducted due diligence discussions with members of senior management of Xionics and Oak, and discussed with members of senior management of Xionics and Oak their views regarding future business, financial and operating benefits arising from the merger;

    - reviewed the historical market prices and trading activity for Xionics common stock and Oak common stock and compared this information with information of other publicly traded companies Adams, Harkness & Hill deemed to be relevant and comparable to Xionics and Oak;

    - compared the results of operations of Xionics and Oak with information of other companies Adams, Harkness & Hill deemed to be relevant and comparable to Xionics and Oak;

    - compared the financial terms of the merger with the financial terms of certain other transactions Adams, Harkness & Hill deemed to be relevant and comparable to the merger;

    - participated in various discussions among representatives of Xionics and Oak and their respective advisors;

    - reviewed the merger agreement; and

    - reviewed those other financial studies and analyses and performed those other investigations and took into account those other matters as Adams, Harkness & Hill deemed necessary, including its assessment of general economic, market and monetary conditions.

    The following is a summary of the various valuation methodologies used by Adams, Harkness & Hill in arriving at its opinion regarding the consideration to be received by Xionics stockholders in the merger. To determine the fairness of the transaction, Adams, Harkness & Hill employed analyses based on the following:

    - Public company peers;

    - Transaction premiums paid;

    - Stock performance;

    - Return on assets analysis; and

    - Break-up analysis of Oak.

    PUBLIC COMPANY PEERS ANALYSIS--XIONICS

    Adams, Harkness & Hill comprised two groups of publicly traded companies that it deemed comparable to Xionics based on market focus, product offerings, business model and/or financial performance. The two groups consisted of:

    Embedded Software Companies:

    - Inso Corp.;

    - Integrated Systems, Inc.;

    - Natural MicroSystems Corp.;

    - Peerless Systems Corp.;

    - Phoenix Technologies, Ltd.; and

    - Splash Technology Holdings

    Established Independent Software Vendors:

    - Adobe Systems, Inc.;

    - Cadence Design Systems, Inc.;

    - Electronics for Imaging, Inc.;

    - Hewlett-Packard Company;

    - Lexmark International Group, Inc.;

    - Mentor Graphics Corp.;

    - Synopsys, Inc.; and

    - Wind River System, Inc.

    Due to the business focus, purpose and financial characteristics of the companies in the Established Independent Software Vendors group relative to those of the companies in the Embedded Software group, Adams, Harkness & Hill concluded that the Embedded Software companies provided a more comparable assessment of the value the public market places on Xionics and its market segment. Therefore, Adams, Harkness & Hill used the Embedded Software companies to perform its comparable public company analysis.

    Adams, Harkness & Hill compared certain financial information of Xionics with that of the companies included in the Embedded Software group. This information included:

    - market value;

    - enterprise value;

    - the ratio of share price to projected calendar 1999 and 2000 earnings per share;

    - the ratio of enterprise value to revenue for the last twelve months;

    - long term earnings growth;

    - revenue for the last twelve months;

    - gross margin for the last twelve months;

    - operating margin for the last twelve months; and

    - year over year quarterly revenue growth.

    The ratios of enterprise value to revenue for the last twelve months and price to earnings multiples indicate the value public markets place on companies in a particular market segment. Adams, Harkness & Hill employed an enterprise value valuation in this analysis because enterprise value provides a market value based on a company's operations, in contrast to considering the valuation of a company's operations plus or minus existing cash and debt balances. Enterprise value has been calculated as:

    ((market value of equity) + (debt) - (cash, cash equivalents and short-term investments)).

    To determine value using the enterprise value method, the first step is to calculate a company's market value, which represents the company's value based on its common stock price per share (Adams, Harkness & Hill used the closing price on July 28, 1999, for all public company comparable analyses), multiplied by the number of a company's diluted shares outstanding. The market value is then adjusted for a company's debt and cash positions by adding the debt balance and subtracting the cash balance to arrive at an enterprise value.

    In order of descending ratios of enterprise value to revenue for the last twelve months, the Embedded Software companies, including Xionics, ranked as follows:

    - Peerless Systems Corp.;

    - Phoenix Technologies, Ltd.;

    - Inso Corp.;

    - Integrated Systems, Inc.;

    - Natural MicroSystems Corp.;

    - XIONICS DOCUMENT TECHNOLOGIES, INC.; and

    - Splash Technology Holdings, Inc.

    In order of descending ratios of share price to projected calendar 1999 earnings per share, the Embedded Software companies, including Xionics, ranked as follows:

    - Phoenix Technologies, Ltd.;

    - Peerless Systems Corp.;

    - XIONICS DOCUMENT TECHNOLOGIES, INC.;

    - Integrated Systems, Inc.;

    - Splash Technology Holdings, Inc.;

    - Inso Corp.; and

    - Natural MicroSystems Corp.

    In order of descending ratios of price to projected calendar 2000 earnings, the Embedded Software companies, including Xionics, ranked as follows:

    - Phoenix Technologies, Ltd.;

    - XIONICS DOCUMENT TECHNOLOGIES, INC.;

    - Peerless Systems Corp.;

    - Integrated Systems, Inc.;

    - Splash Technology Holdings, Inc.;

    - Inso Corp.; and

    - Natural MicroSystems Corp.

    The low, high and average financial ratios for the Embedded Software companies comparables are listed in the table below:

MULTIPLE                                                                    LOW            HIGH       AVERAGE
-------------------------------------------------------------------  ------------------  ---------  -----------
Enterprise Value to Revenue for Last Twelve Months.................         0.3                3.8         1.8
Share Price to Calendar Year 1999 Earnings per share...............      NOT MEANINGFUL       24.4        18.4
Share Price to Calendar Year 2000 Earnings per share...............      NOT MEANINGFUL       20.3        14.3

    To arrive at Xionics' share price to earnings multiple for calendar year 2000 earnings per share, Adams, Harkness & Hill used Xionics' internal management projections as external research analysts' projections were not available.

    Adams, Harkness & Hill compared these ranges of multiples to the implied multiple in the merger consideration as described in the merger agreement of approximately:

    - Enterprise Value to Revenue for Last
      Twelve Months                              1.8x

    - Price to Calendar Year 1999 Earnings      22.6x

    - Price to Calendar Year 2000 Earnings      19.1x

    PUBLIC COMPANY COMPARABLES ANALYSIS--OAK

    Adams, Harkness & Hill compared selected valuation multiples for public companies deemed comparable to Oak based upon business model, market focus and product offering, with the multiples computed using closing stock prices on July 28, 1999. Adams, Harkness & Hill reviewed, from a financial point of view, eleven public companies in the integrated semiconductor industry.

    In order of descending ratio of enterprise value to last twelve month revenues, the Integrated Semiconductor companies, ranked as follows:

    - Burr-Brown Corporation;

    - NVIDIA Corp.;

    - C-Cube Microsystems, Inc.;

    - S3, Inc.;

    - ESS Technology, Inc.;

    - 3Dlabs Inc., Ltd.;

    - Trident Microsystems, Inc.;

    - 3Dfx Interactive, Inc.;

    - Diamond Multimedia Systems, Inc.;

    - Oak Technology, Inc.; and

    - Cirrus Logic, Inc.

    The low, high and average financial ratios for the Integrated Semiconductor companies are listed in the table below:

MULTIPLE                                                                                      LOW       HIGH       AVERAGE
-----------------------------------------------------------------------------------------  ---------  ---------  -----------
Enterprise Value to Revenue for Last Twelve Months                                               0.3        5.5         2.0
Price to Calendar Year 1999 Earnings                                                             NMF       59.1        27.1
Price to Calendar Year 2000 Earnings                                                             NMF       25.0        14.3

    Adams, Harkness & Hill compared these ranges of multiples to Oak's stand alone multiples of approximately:


    - Enterprise Value to Revenue for Last Twelve Months:                                    0.4

    - Price to Calendar Year 1999 Earnings:                                                  NMF

    - Price to Calendar Year 2000 Earnings:                                                  NMF

    TRANSACTION PREMIUMS PAID ANALYSIS

    Premiums paid in comparable public seller transactions typically indicate the amount of consideration acquirers are willing to pay above the seller's stock price. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer's stock price immediately prior to announcement, while the seller's stock price is measured one trading day, five trading days, and twenty trading days prior to the announcement of the transaction. Adams, Harkness & Hill believes that analyzing the transaction premium based on a stock price 20 trading days prior to the announcement is a sufficient period of time to indicate a premium based on Xionics' stand alone market value. Adams, Harkness & Hill reviewed 31 comparable merger and acquisition transactions involving selected software companies from January 1, 1998 to June 24, 1999.

    In order of descending premium paid based on the seller's stock price one trading day prior to announcement, the selected software transactions used were the acquisition of:

    - C-ATS Software by Misys PLC;

    - Computer Language Research, Inc. by Research Institute of America, Inc.;

    - Scopus Technology, Inc. by Siebel Systems, Inc.;

    - Intersolv, Inc. by Micro Focus Group PLC;

    - Peerless Group, Inc. by Jack Henry & Associates, Inc.;

    - Micronics Computers, Inc. by Diamond Multimedia Systems, Inc.;

    - Expert Software, Inc. by Activision, Inc.;

    - Powerhouse Technologies, Inc. by Anchor Gaming;

    - Dialogic Corp. by Intel Corp.;

    - Quarterdeck Corp. by Symantec Corp.;

    - Eltron International, Inc. by Zebra Technologies Corp.;

    - CyberMedia, Inc. by Network Associates, Inc.;

    - QuesTec, Inc by CACI International, Inc.;

    - BGS Systems, Inc. by BMC Software, Inc.;

    - Quickturn Design Systems, Inc. by Cadence Design Systems, Inc.;

    - Broderbund Software, Inc. by Learning Co., Inc.;

    - Globalink, Inc. by Lernout & Hauspie Speech N.V.;

    - ForeFront Group, Inc. by CBT Group PLC;

    - Learning Co., Inc. by Mattel, Inc.;

    - FDP Corp. by SunGard Data Systems, Inc.;

    - Allied Digital Technologies Co. by an Investor Group;

    - AccelGraphics, Inc. by Evans & Sutherland Computer;

    - Logic Works, Inc. by PLATINUM technology, Inc.;

    - Award Software International, Inc. by Phoenix Technologies Ltd.;

    - ATL Products, Inc.(Odetics) by Quantum Corp.;

    - Truevision, Inc. by Pinnacle Systems, Inc.;

    - Innovative Tech Systems, Inc. by Peregrine Systems, Inc.;

    - Xcellenet, Inc. by Sterling Commerce, Inc.;

    - Hyperion Software Corp. by Arbor Software Corp.;

    - Checkmate Electronics, Inc. by International Verifact, Inc.; and

    - Prism Solutions, Inc. by Ardent Software, Inc..

    Based upon Adams, Harkness & Hill's analysis of premiums paid in selected software comparable transactions, the low, high and average premiums (discounts) paid to sellers' share prices (using the buyer's share price on the day prior to the announcement date of the transaction to calculate consideration in stock transactions) for the twenty, five, and one day trading day(s) prior are listed below:

                                                                     LOW       HIGH       AVERAGE
                                                                  ---------  ---------  -----------
Premium Paid--Twenty trading days prior.........................      (3.6)%     117.1%       45.1%
Premium Paid--Five trading days prior...........................      (6.7)%      93.6%       31.0%
Premium Paid--One trading day prior.............................     (31.8)%      71.4%       23.9%

    Adams, Harkness & Hill compared these ranges of implied premium to the implied premium of the merger consideration as described in the merger agreement of approximately:

    - Premium Paid--Twenty trading days prior:            36.5%

    - Premium Paid--Five trading days prior:              25.1%

    - Premium Paid--One trading day prior:                20.5%

STOCK PERFORMANCE ANALYSIS

    Adams, Harkness & Hill examined the following for both Xionics and Oak:

1)  200-Day stock price performance:

    - Xionics stock value had increased 88.7%

    - Oak stock value had increased 57.5%

2)  Stock price performance since initial public offering:

    - Xionics stock value had decreased (56.8)%

    - Oak stock value had decreased (43.8)%

3) Stock price performance from January 1, 1998 to the date the merger agreement was signed compared to the NASDAQ Composite, S&P 500 and Russell 2000 stock indices:

    - Xionics stock value had increased 36.1%

    - Oak stock value had decreased (39.4)%

    - NASDAQ Composite had increased 72.3%

    - S&P 500 had increased 40.7%

    - Russell 2000 had increased 2.2%

4) Stock price performance from January 1, 1998 to the date the merger agreement was signed compared to an index of each respective companies' public company comparables:

    - Embedded Software companies, as an index, had decreased (42.3)%

    - Integrated Semiconductor companies, as an index, had increased 31.8%

    RETURN ON ASSETS ANALYSIS

    Adams, Harkness & Hill calculated the estimated return on assets (cost of equity) Xionics would need to generate in the future to value Xionics, today, at an amount equivalent to the aggregate value of Oak's offer. To compute the appropriate return on assets, Adams, Harkness & Hill used projections prepared by Xionics management for the year ended December 31, 1999, through the year ended December 31, 2002. Adams, Harkness & Hill then performed a discounted cash flow calculation, employing a terminal value based on Xionics' earnings before interest and taxes at December 31, 2002 times earnings before interest and taxes multiples that range from 7.0 to 10.0.

    Based on these assumptions, Adams, Harkness & Hill calculated a return on assets that ranged from 34.0% to 40.0%, in contrast to the cost of equity, which Adams, Harkness & Hill calculated for the Embedded Software companies of approximately 15%.

    BREAK-UP ANALYSIS OF OAK

    To further assess the value of Oak common stock, Adams, Harkness & Hill performed a break-up analysis of Oak. A break-up analysis consists of an assessment of cumulative value of individual operations and/or assets if valued on a stand-alone basis.

    Oak is comprised of two main businesses:

    - The Imaging Group (Pixel Magic), which provides advanced image processing silicon and embedded controller solutions in the digital office equipment market; and

    - The Optical Storage Group, which provides optical storage controllers for high-density storage devices used on PCs, which includes CD-ROM, CD-RW and DVD drives.

    Adams, Harkness & Hill valued each of these businesses based on the ratio of enterprise value to last twelve months revenue:

    - The Imaging Group's valuation was arrived at by multiplying its last twelve months revenue by an enterprise value to last twelve months revenue ratio of 1.6x. This ratio was derived from the analysis of the Embedded Software companies and represents the mean without including the minimum and maximum multiples from that analysis. The minimum and maximum multiples were excluded from the mean to provide a more accurate representation of the Embedded Software companies' average enterprise value to last twelve months revenue ratio.

    - The Optical Storage Group's valuation was arrived at by multiplying its last twelve months revenue by an enterprise value to last twelve months revenue ratio of 1.8x. This ratio was derived from the analysis of the Integrated Semiconductor companies and represents the mean without including the minimum and maximum multiples from that analysis. The minimum and maximum multiples were excluded from the mean to provide a more accurate representation of the Integrated Semiconductor companies' average enterprise value to last twelve months revenue ratio.

    Due to the historical volatility of Oak's Optical Storage Group, and the optical storage business in general, Adams, Harkness & Hill applied a range of enterprise value to last twelve months revenue multiples from 0.0x to 3.6x to calculate the implied value of Oak's storage business. This multiple range was determined by valuing the Optical Storage Group at a worse case value of 0.0x last twelve months revenue, to approximately the highest enterprise value to last twelve months revenue multiple, of 3.5x, used in calculating the Optical Storage Group's average multiple of 1.6x, as stated above. The implied value calculated for Oak's Imaging Group was combined with the implied values of Oak's Optical Storage Group and Oak's cash balance as follows:

    [[Oak's cash + (Imaging Group's LTM Revenue * 1.6)] + Optical Storage Group's calculated values]

    Adams, Harkness & Hill then divided the aggregate values arrived at from this step by Oak's diluted share count of 40.9 million to arrive at per share values. The per share values calculated ranged from $4.08 to $8.48.

    SUMMARY OF VALUATION ANALYSES

    Taken together, the information and analyses employed by Adams, Harkness & Hill lead to Adams, Harkness & Hill's overall opinion that the consideration to be received in the merger is fair, from a financial point of view, to Xionics stockholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of Xionics' board of directors with respect to the merger, stockholders should be aware that some members of Xionics' board of directors and management have interests in the merger that are in addition to their interests as a holder of Xionics common stock generally. Xionics' board of directors was aware of these interests and considered them in approving the merger.

    EMPLOYMENT AND SEVERANCE ARRANGEMENTS

    Xionics has previously entered into an employment agreement with its president and chief executive officer, Peter J. Simone, which provides for the payment of benefits in the event of a termination of Mr. Simone's employment following a merger, consolidation, sale or change in control of Xionics. More specifically, if, within eighteen months after a change in control of Xionics, Mr. Simone's employment is actually terminated (other than for cause or disability, each as defined in the employment agreement), he is not the chief executive officer of the surviving entity and/or the surviving entity is not a publicly traded corporation, or his responsibilities, compensation or benefits are materially reduced without his express consent, Mr. Simone is entitled to receive twelve months' base salary, together with reimbursement of the cost of his group health and dental plan coverage. In addition, under his employment agreement, Mr. Simone will have a period of twenty-four months from the date of any actual or constructive termination to exercise any vested but unexercised stock options. In addition, the employment agreement provides that Mr. Simone's unvested stock options become fully exercisable upon the closing of any merger, consolidation, business combination or other reorganization of Xionics in which he is not the chief executive officer of the surviving entity, and/or the surviving entity is not a publicly traded corporation.

    Xionics has also previously entered into two letter agreements, dated March 12, 1998 and November 28, 1998, with its senior vice president of finance and administration and chief financial officer, Robert L. Lentz, which provide for certain benefits in the event of a change in control of Xionics. More specifically, under the letter agreements, if, following a merger, consolidation, business combination or other reorganization, Mr Lentz is not the chief financial officer of the surviving entity, and/or the surviving entity is not a publicly traded corporation, or Mr. Lentz is required to relocate to a facility or location more than twenty-five miles from his residence, Mr. Lentz will be entitled to receive six months base salary and benefits, including any earned portion under Xionics' bonus plan. Furthermore all unvested stock options will become fully exercisable. Additionally, in the event that Mr. Lentz is actually or constructively terminated following a change in control, he will have a period of twenty-four months after the termination to exercise all vested but unexercised options. The letter agreements also provide that Mr. Lentz will receive six months salary and benefits in the event his employment is terminated for any other reason, except for cause.

    Xionics has also previously entered into a letter agreement, dated April 5, 1999, with its vice president--worldwide sales, John L. Seguin, which provides for the payment of certain benefits to Mr. Seguin in the event of a change in control of Xionics. More specifically, the letter agreement provides that, in the event of an acquisition of Xionics, or, in the event that another company acquires at least 51% of the outstanding shares of Xionics common stock and exercises management control, in either case within the first twenty-four months of Mr. Seguin's employment, and if, as a result of that change of control, Mr. Seguin's employment is terminated or there is a significant reduction in his responsibilities or compensation, he will be entitled to receive six months base salary plus medical benefits, and the unvested balance of 50% of the initial stock options granted to him will become exercisable. The letter agreement also provides for severance compensation payable to Mr. Seguin in the event his employment is terminated for any other reason except for cause during the first two years of his employment.

    Futhermore, Xionics and five (5) other executive officers of Xionics, besides Messrs. Simone, Lentz and Seguin have entered into letter agreements providing benefits upon a termination of these executive officers' employment in connection with a merger, consolidation, sale or change in control of Xionics. Under these agreements, each executive officer will be entitled to receive six months' base salary, together with reimbursement of the cost of his/her group health and dental plan coverage. In addition, each executive officer will have a period of twenty-four months from the date of his or her termination to exercise certain vested stock options. Each of these executive officer's employment is deemed terminated if, within eighteen months after a change in control of Xionics, that executive officer's employment is actually terminated, his/her responsibility, compensation or benefits are materially reduced without his/her express consent, or he/she is required, as a condition of continued employment, to relocate to a facility or location more than fifty miles from his/her present location.

    The merger will constitute a change in control under each of the foregoing agreements. Based on certain assumptions described below, the aggregate salary amounts would be payable to Messrs. Simone, Lentz, Seguin and the five (5) other executive officers referred to above would be approximately $836,250. This amount is calculated on the assumptions that the employment of these executives with Xionics is terminated immediately after the effective time of the merger and in circumstances entitling them to the maximum benefits under their agreements.

    Oak is currently discussing the terms of employment arrangements for an interim period of time following the effective time of the merger with Messrs. Simone and Lentz. The terms of these employment arrangements have not been agreed to as the date of this joint proxy statement/prospectus.

    STOCK OPTIONS ACCELERATED UPON TERMINATION OF EMPLOYMENT FOLLOWING MERGER

    As described in the preceding section, Xionics and Messrs. Simone and Lentz have entered into agreements which provide for the acceleration of certain unvested stock options in the event that their employment with Xionics is terminated (either actually or constructively, as discussed above) following a change in control of Xionics.

                                                                                     OPTION SHARES    EXERCISE
                                       NAME                                           ACCELERATED       PRICE
-----------------------------------------------------------------------------------  -------------  -------------
Peter J. Simone....................................................................       67,389      $  3.5625
                                                                                         101,250           3.50

Robert L. Lentz....................................................................       70,312         3.6563
                                                                                          56,250           3.50

John L. Seguin.....................................................................       37,500         3.2812

    INDEMNIFICATION ARRANGEMENTS

    Under the merger agreement, Oak has agreed that, from and after the effective time of the merger, Oak will cause Xionics to fulfill and honor in all respects the obligations of Xionics under (1) any indemnification agreements that exist between Xionics and its officers and directors at the effective time of the merger and (2) any indemnification provisions under Xionics' certificate of incorporation or bylaws that are in effect on the date of the merger agreement. The merger agreement also provides that for a period of six years after the effective time of this merger, the provisions of the certificate of incorporation and bylaws of the surviving corporation following the effective time pertaining to indemnification will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of individuals who, immediately prior to the effective time of the merger, were directors, officers, employees or agents of Xionics, unless that modification is required by law. Oak has also agreed to maintain directors' and officers' liability insurance covering directors and officers of Xionics for a period of six years after the effective time of the merger.

GOVERNMENTAL AND REGULATORY MATTERS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules of the Federal Trade Commission promulgated thereunder, the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. Oak and Xionics each filed notification and report forms with the FTC and the Department of Justice on August 12, 1999, and August 13, 1999, respectively. The specified waiting period expired on September 3, 1999.

    At any time before or after the consummation of the merger, the FTC, the Department of Justice or any state could take action under applicable antitrust laws as it deems necessary or desirable. That action could include seeking to enjoin the consummation of the merger or seeking divestiture of particular assets or businesses of Oak or Xionics. Private parties may also initiate legal actions under the antitrust laws under certain circumstances. As of the date of the mailing of this joint proxy statement/prospectus, neither Oak nor Xionics are aware of any of these actions having been taken or contemplated.

FEDERAL INCOME TAX CONSIDERATIONS

    The following is a discussion of the material federal income tax considerations of the merger that are generally applicable to holders of Xionics common stock.

    This discussion does not deal with all income tax considerations that may be relevant to particular Xionics stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, foreign persons, banks, insurance companies or tax-exempt entities, stockholders who hold their shares as part of a hedging, straddle, conversion or other risk reduction transaction, or stockholders who acquired their shares in connection with stock option or stock purchase plans or in other employee compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not those transactions are in connection with the merger), including transactions in which shares of Xionics common stock were or are acquired or shares of Oak common stock were or are sold. Furthermore, no foreign, state or local tax considerations are addressed in this proxy statement/prospectus. The discussion is based on federal income tax law in effect as of the date of this proxy statement/prospectus, which could change at any time, in some cases, with retroactive effectiveness. ACCORDINGLY, XIONICS' STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER AND APPLICABLE TAX RETURN REPORTING REQUIREMENTS.

    It is a condition to the closing of the merger that Oak receive an opinion from its tax counsel, Brobeck, Phleger & Harrison, LLP, and that Xionics receive an opinion from its tax counsel, Bingham Dana LLP, each to the effect that the merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986.

    Bingham Dana LLP has provided an opinion to Xionics, based on the law on the date of the filing of this joint proxy statement/prospectus, that the merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986. The opinion has been filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part.

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
    The material federal income tax consequences of the merger to the Xionics stockholders, are as follows:

    - Holders of Xionics common stock will recognize gain but not loss equal to the lesser of:

       - the excess, if any, of the amount realized (I.E., the fair market value of the Oak common stock plus the amount of cash received) over the holder's tax basis in the Xionics common stock; or

       - the amount of cash received (excluding cash received in lieu of fractional shares of Oak common stock)

    - A holder of Xionics stock who receives cash in lieu of a fractional share of Oak common stock will be treated as having received the fractional share and having sold it to Oak. A holder who holds his or her Xionics common stock as a capital asset at the time of the merger generally will recognize capital gain or loss from the sale in an amount equal to the difference between the amount of cash received and the holder's tax basis allocable to the fractional share;

    - The aggregate tax basis of the Oak common stock received in the merger by a Xionics stockholder will be the same as the aggregate tax basis of the Xionics common stock surrendered in exchange for that Oak common stock, reduced by the cash received and any tax basis allocable to any fractional share and increased by the amount of realized gain other than gain realized with respect to any fractional share;

    - The holding period of the Oak common stock received in the merger by a Xionics stockholder will include the period during which the stockholder held the Xionics common stock surrendered in exchange for that Oak common stock, so long as the Xionics common stock is held as a capital asset by that stockholder at the time of the merger; and

    - None of Oak, Vermont Acquisition Corp. or Xionics will recognize gain or loss solely as a result of the merger.

    Any gain recognized by a Xionics stockholder will generally constitute capital gain if that stockholder held his or her Xionics common stock as a capital asset at the time the merger becomes effective, and any capital gain will be a long-term capital gain if the holding period for those shares was greater than one year at the time the merger becomes effective. In the case of an individual, any capital gain will be subject to a maximum federal income tax rate of 20% if the holder's holding period of that stock was more than one year at the time the merger becomes effective.

    The opinion of Bingham Dana LLP that the merger qualifies as a reorganization is subject to the limitations and qualifications referred to in this document. In addition, the opinion (a) relies upon the truth and accuracy of representations and covenants set forth in the merger agreement and in certificates delivered by Oak, Vermont Acquisition Corp. and Xionics, and (b) assumes that the merger will be consummated in accordance with the terms of the merger agreement. The parties are not requesting a ruling from the Internal Revenue Service in connection with the merger. The opinions of counsel referred to above do not bind the IRS or prevent the IRS from adopting a contrary position. Oak and Xionics undertake to recirculate these proxy materials and resolicit proxies in the event that the parties waive the condition to closing of the merger of receipt of an opinion from its respective tax counsel that the merger will be a "reorganization" for federal income tax purposes.

    A successful IRS challenge to the "reorganization" status of the merger would result in a Xionics stockholder recognizing gain or loss with respect to each share of Xionics common stock surrendered equal to the difference between the stockholder's basis in that share and the fair market value, as of the effective time of the merger, of the Oak common stock and the cash received in exchange for that share. In that event, a stockholder's aggregate basis in the Oak common stock so received would equal its fair market value and his holding period for that stock would begin the day after the merger.

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
    In addition, if the merger is not a "reorganization," Xionics will recognize taxable gain or loss with respect to a deemed sale of all of its assets to Vermont Acquisition Corp. in an amount equal to the difference between the total fair market value of the consideration furnished by Oak (the cash paid in the merger, the fair market value of the Oak common stock issued in the merger, and the liabilities of Xionics assumed by Vermont Acquisition Corp. in the merger) and Xionics' aggregate tax basis in its assets. By reason of the merger, Oak's subsidiary would assume any resulting tax liability.

ACCOUNTING TREATMENT

    Oak will account for the merger under the purchase method of accounting, in accordance with generally accepted accounting principles. Under the purchase method of accounting, Oak will allocate the purchase price of Xionics, including direct costs of the merger, to the assets acquired and liabilities assumed based upon their estimated fair values, with the excess purchase consideration allocated to goodwill. Oak generally amortizes goodwill using the straight-line method over 3 to 5 years.

APPRAISAL RIGHTS

    Under the Delaware General Corporation Law, notwithstanding the approval of the merger by the requisite number of shares of Xionics, a Xionics stockholder who does not vote in favor of the merger will be entitled to assert dissenter's appraisal rights in connection with the merger and obtain payment of the "fair value" for their shares, provided that the shares were held as of November 24, 1999 and the stockholder complies with the requirements of Section 262 of the DGCL. Voting for approval of the merger, however, precludes a stockholder from invoking such appraisal rights.

    The following is a summary of the statutory procedures that must be followed to exercise appraisal rights. This summary is qualified in its entirety by reference to Section 262, the full text of which is attached to this document as APPENDIX C and is incorporated into this document by reference. If a stockholder wishes to assert appraisal rights or to preserve the right to do so, that stockholder should review Section 262 carefully. Failure to strictly comply with the procedures set forth in Section 262 may result in the loss of appraisal rights. If a stockholder is interested in perfecting appraisal rights, that stockholder should consult legal counsel as to the procedures required to be followed.

    A stockholder electing to exercise appraisal rights must satisfy each of the following conditions:

    - The stockholder must deliver to Xionics, within 20 days after the mailing date of the Notice of Special Meeting and this joint proxy statement/prospectus, a written notice of demand of payment of the fair value for the stockholder's shares; and

    - The stockholder must not vote for the approval of the merger agreement.

    If the stockholder fails to comply with either of these conditions, the stockholder will have no appraisal rights with respect to his or her shares and will receive the merger consideration described in the merger agreement. All written notices should be addressed to: Xionics Document Technologies, Inc., 70 Blanchard Road, Burlington, Massachusetts 01803, Attention: Robert L. Lentz, Secretary. All written notices must be executed by, or with the consent of, the holder of record. The notice must identify the stockholder and indicate the stockholder's intention to demand payment of the fair value for the stockholder's shares. In the notice, the stockholder's name should be stated as it appears on the stockholder's stock certificate(s). If the stockholder's shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the stockholder demand must be executed by or for the fiduciary. If the stockholder owns the shares with another person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal. However, the agent must identify the stockholder and any other owners of the shares and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the stockholder and any other owners.

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
    If a stockholder is considering seeking appraisal for his or her shares, the stockholder should note that the fair value of the shares determined under
Section 262 could be more, the same or less than the consideration to be received pursuant to the merger agreement if the stockholder did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and allocated among the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application for appraisal, the Delaware Court of Chancery may order all or a portion of the expenses incurred by the stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged PRO RATA against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, the stockholder will bear his or her own expenses.

    A STOCKHOLDER CONTEMPLATING THE EXERCISE OF THE RIGHTS SUMMARIZED ABOVE IN CONNECTION WITH THE MERGER, IS URGED TO CONSULT WITH LEGAL COUNSEL. THE DESCRIPTION OF DGCL SECTION 262 CONTAINED IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C ATTACHED TO THIS DOCUMENT AND THE DGCL. FAILURE TO FOLLOW PRECISELY ALL OF THE STEPS REQUIRED BY SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

    ANY DEMANDS, NOTICES, CERTIFICATES OR OTHER DOCUMENTS REQUIRED TO BE DELIVERED IN CONNECTION WITH EXERCISE OF APPRAISAL RIGHTS SHOULD BE SENT TO XIONICS, NOT TO OAK.

    Delaware law does not provide appraisal rights to stockholders of a corporation, such as Oak, that issues shares in connection with a merger but is not itself a constituent corporation in the merger.

DELISTING AND DEREGISTRATION OF XIONICS COMMON STOCK

    If the merger is consummated, Xionics common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

LISTING OF OAK COMMON STOCK TO BE ISSUED IN THE MERGER

    It is a condition to the consummation of the merger that the shares of Oak common stock to be issued in the merger and the shares of Oak common stock to be reserved for issuance in connection with the assumption of outstanding Xionics stock options each be approved for listing on The Nasdaq National Market.

RESTRICTION ON RESALES OF OAK COMMON STOCK

    The Oak common stock to be issued in the merger will have been registered under the Securities Act, thereby allowing these shares to be freely traded without restriction by all former holders of Xionics common stock who are not "affiliates" of Xionics at the time of the Xionics special meeting and who do not become "affiliates" of Oak after the merger. Persons who may be deemed to be affiliates of Oak or Xionics generally include individuals or entities that control, are controlled by, or are under common control with, that party and may include certain officers and directors of Oak and Xionics, as well as significant stockholders.

    Shares of Oak common stock received by those stockholders of Xionics who are deemed to be affiliates of Xionics may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. This document does not cover resales of Oak common stock received by any person who may be deemed to be an affiliate of Oak or Xionics.

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                              THE MERGER AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS DOCUMENT AND INCORPORATED INTO THIS DOCUMENT BY REFERENCE. STOCKHOLDERS OF XIONICS AND OAK ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE MERGER AGREEMENT AND THE FOLLOWING SUMMARY, THE MERGER AGREEMENT WILL CONTROL.

THE MERGER

    Following the approval and adoption of the merger agreement by the stockholders of Xionics and approval of the share issuance by Oak and the satisfaction or waiver of the other conditions to the merger, Xionics will merge with Vermont Acquisition Corp., a wholly-owned subsidiary of Oak, with Vermont Acquisition Corp. continuing as the surviving corporation, changing its name to Xionics Document Technologies, Inc. and remaining a wholly-owned subsidiary of Oak.

THE EFFECTIVE TIME

    As soon as practicable on the closing date of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Secretary of State of the State of Delaware. The time at which the merger becomes effective is known as the "effective time." The parties anticipate that this will occur in the fourth calendar quarter of 1999.

DIRECTORS AND OFFICERS OF XIONICS AFTER THE MERGER

    At the effective time, the directors of Vermont Acquisition Corp. will become the new directors of Xionics, and the officers of Vermont Acquisition Corp. will become the new officers of Xionics. Under the merger agreement, Xionics has the right to select one individual who will be appointed to the Oak Board at the effective time.

CONVERSION OF SHARES IN THE MERGER

    At the effective time, each share of Xionics common stock will be automatically canceled and converted into the right to receive 0.8031 shares of Oak common stock and $2.94 in cash, except that Xionics common stock held immediately prior to the effective time by Xionics or any wholly-owned subsidiary of Xionics will be canceled. In addition, the exchange ratio will be further adjusted to reflect the effect of any stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to either Oak common stock or Xionics common stock that may occur on or after the date of this joint proxy statement/prospectus.

XIONICS STOCK OPTION AND STOCK PURCHASE PLANS

    At the effective time, each outstanding option to purchase shares of Xionics common stock under the Xionics 1993 Stock Option Plan, 1995 Stock Option Plan, 1996 Stock Option Plan and 1996 Directors Stock Option Plan will be assumed by Oak regardless of whether those options are exercisable. Each Xionics stock option that is assumed by Oak will continue to have, and be subject to, the same terms and conditions that were applicable to that option immediately prior to the effective time, except that:

    - the number of shares of Oak common stock issuable upon exercise of the option will be determined by multiplying the number of shares of Xionics common stock subject to the Xionics stock option by 1.5748, rounded down to the nearest whole number and

    - the per share exercise price of the option will be determined by dividing the exercise price of the option immediately prior to the effective time by 1.5748, rounded up to the nearest cent.

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    Except as described in the alternative set forth below, the parties intend for the Xionics stock options assumed by Oak to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code to the extent those stock options qualified as incentive stock options prior to the effective time.

    Alternatively, if a holder of a vested option to purchase Xionics common stock requests, Xionics will consider in conjunction with Oak, if practicable, paying an amount of cash to the holder equal to the cash that the holder of that option would have received in an exchange of the underlying option shares (to the extent the option is exercisable at the effective time of the merger). The cash received will be in consideration of:

    - a reduction in the number of shares underlying the option to that number of shares of Oak common stock the holder would have received in an exchange of his or her Xionics shares; and

    - no change in the aggregate exercise price from that under the option prior to assumption by Oak.

    In this instance, each Xionics stock option that is assumed by Oak will continue to have, and be subject to, the same terms and conditions that were applicable to that option immediately prior to the effective time, except that:

    - the number of shares of Oak common stock issuable upon exercise of the option will be determined by multiplying the number of shares of Xionics common stock subject to the Xionics stock option by .8031 rounded down to the nearest whole number;

    - the per share exercise price of the Xionics option will be determined by dividing the exercise price of the option immediately prior to the effective time by .8031 rounded up to the nearest cent; and

    - the stock option will no longer qualify as an incentive stock option even if it did qualify prior to the effective time.

    For example, assume a person held an option to purchase 1,000 shares of Xionics common stock at an exercise price of $3.00 per share and the option was fully vested.

    Under the normal option assumption, the option would:

    - be exercisable for 1,574 shares of Oak common stock; and

    - have an exercise price of $1.91 per share

    Under the alternative cash option, the holder would receive:

    - $2,940; and

    - an option to purchase 803 shares of Oak common stock at an individual exercise price of $3.74 per share and an aggregate exercise price of approximately $3,000.

    Oak has agreed to file a registration statement on Form S-8 for the shares of Oak common stock issuable with respect to the assumed Xionics stock options within 10 days after the effective time, and Oak intends to maintain the effectiveness of the registration statement for so long as any Xionics stock options or other rights remain outstanding.

EMPLOYEE BENEFITS

    GENERAL

    In the merger agreement, from and after the effective time of the merger until the earlier of the first anniversary of the effective time or the date of the first annual renewal of each Xionics employee

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benefit plan after the effective time, Oak has agreed to provide to employees of
Xionics who remain employed with Oak after the effective time with substantially similar benefits maintained by Xionics prior to the effective time. From and after this date, Oak has agreed to provide to all employees of Xionics who remain employed with Oak at that time with the types and levels of employee benefits maintained by Oak for its similarly situated employees. Oak has also agreed to treat, and cause its applicable benefit plans to treat, the service of Xionics employees with Xionics as service rendered to Oak or any of its subsidiaries for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual attributable to any period before the effective time of the merger.

    Oak has also agreed to honor and will cause its subsidiaries to honor in accordance with their terms all individual employment, termination, severance, change in control, post-employment and other compensation agreements, arrangements and plans existing prior to the execution of the merger agreement, and will not cause any of its subsidiaries to challenge the validity of any obligation of Xionics under any employment, severance, change in control, post-employment, consulting, supplemental retirement or other compensation, contract or arrangement with any current or former director, officer or employee of Xionics.

    EMPLOYEE STOCK PURCHASE PLAN

    As provided in the merger agreement, on or prior to the effective time, the Xionics 1996 Employee Stock Purchase Plan will be terminated and no further offerings will be conducted.

    The merger agreement also provides that Oak will indemnify directors and officers of Xionics after the effective time of the merger for certain acts taken by directors and officers prior to the effective time of the merger as described in the section of this joint proxy statement/prospectus entitled, "THE MERGER--Indemnification Arrangements."

THE EXCHANGE AGENT

    Promptly after the effective time, Oak is required to deposit with a bank or trust company certificates representing the shares of Oak common stock to be exchanged for shares of Xionics common stock, and on the closing date, cash to fund the cash portion of the merger consideration and to pay for fractional shares and any dividends or distributions to which holders of Xionics common stock may be entitled to receive under the merger agreement.

PROCEDURES FOR EXCHANGING STOCK CERTIFICATES

    Promptly after the effective time, and no later than three days after the effective time, Oak will cause the exchange agent to mail to the holders of record of Xionics common stock, (1) a letter of transmittal and (2) instructions on how to surrender Xionics stock certificates in exchange for certificates representing shares of Oak common stock, cash representing the cash portion of the merger consideration and cash for any fractional shares. Holders of Xionics common stock should not surrender their Xionics stock certificates until they receive this letter of transmittal from the exchange agent.

    Upon surrendering their Xionics stock certificates to the exchange agent for cancellation, together with the letter of transmittal and any other documents required by the exchange agent, the holders of Xionics stock certificates will be entitled to receive a certificate representing that number of whole shares of Oak common stock which that holder has the right to receive, cash representing the cash portion of the merger consideration and cash for fractional shares of Oak common stock. Until surrendered to the exchange agent, each outstanding Xionics stock certificate will be deemed from and after the effective time to evidence (1) only the right to receive the number of full shares of Oak

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common stock into which the shares of Xionics common stock have converted; (2)
the right to receive $2.94 in cash; and (3) the right to receive an amount in cash for any fractional shares.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

    Until each Xionics stockholder surrenders his Xionics stock certificate, that stockholder will not receive any dividends or other distributions declared or made by Oak after the effective time of the merger. However, once that stockholder surrenders his or her Xionics stock certificate to the exchange agent, he or she will receive (1) an Oak stock certificate, (2) cash representing the cash portion of the merger consideration, (3) cash as payment for fractional shares, and (4) cash, without interest, as payment for any dividends or other distributions declared or made by Oak after the effective time of the merger.

NO FRACTIONAL SHARES

    No fractional shares of Oak common stock will be issued in connection with the merger. Instead, each Xionics stockholder who would be entitled to a fractional share of Oak common stock will receive cash. The amount of cash to be received by that Xionics stockholder will be determined by multiplying the fraction of that share that the stockholder would have received by the average closing sale price of one share of Oak common stock over the ten trading days immediately prior to the effective time of the merger.

REPRESENTATIONS AND WARRANTIES

    In the merger agreement, Xionics made a number of representations and warranties in favor of Oak that relate to a number of matters, including:

    - Xionics' due organization and good standing;

    - Xionics' capital structure and rights or obligations relating to Xionics' capital stock;

    - the authorization, execution, delivery, and enforceability of the merger agreement;

    - the absence of conflict with or violation of any agreement, law, or charter or bylaw provision and the absence of the need for filings, consents, approvals or actions in order to consummate the merger;

    - documents filed with the Commission;

    - the accuracy of information supplied by Xionics;

    - the absence of certain material changes, events, litigation or investigations;

    - the filing of tax returns and the payment of taxes;

    - Xionics' title to, or valid leasehold interests in, material properties and assets;

    - the disclosure of material contracts;

    - Xionics' compliance with laws;

    - Xionics' employee benefit plans and labor relations;

    - change of control payments to officers and directors of Xionics;

    - Xionics' ownership of, or right to use, and non-infringement of others' rights to, intellectual property;

    - approval of the merger by the Xionics board;

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
    - the payment of broker or advisor fees; and

    - the receipt of a fairness opinion of Adams, Harkness & Hill, Inc.

    The merger agreement also includes representations and warranties made by Oak in favor of Xionics that relate to a number of matters, including the following:

    - Oak's organization and good standing of Oak;

    - Oak's capital structure of Oak;

    - the authorization, execution, delivery, and enforceability of the merger agreement;

    - the absence of conflict with or violation of any agreement, law, or charter or bylaw provision and the absence of the need for filings, consents, approvals or actions in order to consummate the merger;

    - documents filed with the Commission;

    - the accuracy of information supplied by Oak;

    - the absence of material changes or events;

    - the absence of material litigation or investigations;

    - enforceability of material contracts;

    - Oak's compliance with laws;

    - Oak's employee benefit plans and labor relations;

    - Oak's ownership of, or right to use, and non-infringement of others' rights to, intellectual property;

    - approval of the merger by the Oak board;

    - the payment of broker or advisor fees; and

    - the valid issuance of Oak common stock in the merger.

    The representations and warranties of Xionics and Oak will terminate at the effective time.

CONDUCT OF BUSINESS OF XIONICS PENDING THE MERGER

    Xionics has agreed that, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time, it will carry on its business in the usual, regular and ordinary course. Xionics is required to preserve intact its current business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, and others having business dealings with it. Xionics has also agreed that, prior to the effective time or the termination of the merger agreement, without Oak's consent, it will not:

    - accelerate, amend or change the period of exercisability of stock options or restricted stock, reprice options or authorize cash payments in exchange for stock options;

    - grant severance or termination pay to any officer or employee, except pursuant to written agreements already in effect or agreed to be executed, or policies already existing, on the date of the merger agreement, or adopt any new severance plan;

    - terminate, cancel or request any material change in, or agree to any material change in any material contract or other material license agreement;

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    - declare, set aside or pay any dividends on or make any other distributions in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities;

    - purchase, redeem or otherwise acquire any shares of capital stock of Xionics or its subsidiaries;

    - issue, deliver, sell, authorize, pledge, or otherwise encumber any shares of capital stock, or any securities convertible into shares of capital stock, other than pursuant to Xionics' stock option plans and stock purchase plan;

    - cause, permit or propose any amendments to its certificate of incorporation, bylaws or other charter documents or similar governing instruments of any of its subsidiaries;

    - merge or consolidate with any business or corporation, or otherwise acquire any material assets; or sell, lease, license, encumber or otherwise dispose of any material properties or assets;

    - incur any indebtedness, or guarantee any indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Xionics;

    - make or authorize any capital expenditure other than in the ordinary course of business consistent with past practice that does not exceed $300,000;

    - pay any special bonus or remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits of its directors, officers, employees or consultants other than for increases in compensation paid and bonuses payable to persons who are not directors in the ordinary course of business consistent with past practice;

    - make any material change in accounting methods, principles or practices;

    - pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business and consistent with past practice or those set forth in Xionics' 1998 financial statements or as otherwise contemplated in the merger agreement; or

    - make any material tax election or settle or compromise any material tax liability.

NO SOLICITATION

    The merger agreement provides that Xionics will not authorize or permit any of its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives retained by it to:

    - solicit or induce the making or announcement of any "acquisition proposal";

    - participate in any discussions regarding, or furnish to any person any nonpublic information with respect to, or make any proposal that constitutes or may reasonably be expected to lead to, any "acquisition proposal";

    - engage in discussions with any person with respect to any "acquisition proposal"; or

    - approve or recommend any "acquisition proposal".

    However, prior to the approval of the merger agreement by the Xionics stockholders, the merger agreement does not prohibit Xionics from furnishing nonpublic information to or entering into discussions with, any person or group in response to a more favorable offer submitted by that person or group if:

    - Xionics has not solicited the more favorable offer;

    - based on advise of counsel, the Xionics Board concludes that the action is required to comply with its fiduciary obligations to Xionics' stockholders; and

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    - prior to furnishing any nonpublic information to, or entering into discussions with, any person or group, Xionics receives from the person or group an executed confidentiality agreement containing provisions at least as restrictive in all material respects as those between Oak and Xionics.

    The merger agreement defines an "acquisition proposal" as any bona fide offer or proposal relating to any transaction other than the transactions contemplated by the merger agreement involving:

    - any acquisition or purchase from Xionics of more than a 33% interest in the total outstanding voting securities of Xionics;

    - any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 33% or more of the total outstanding voting securities of Xionics;

    - any merger, consolidation, business combination or similar transaction involving Xionics; or

    - any sale, lease, exchange, transfer, license other than in the ordinary course of business, acquisition or disposition or more than 33% of the assets of Xionics.

    Xionics has agreed to promptly advise Oak of any proposal or offer, or any inquiry or contact with any person with regard to an acquisition proposal, the material terms and conditions of the acquisition proposal, and the identity of the person or group making the acquisition proposal.

DIRECTOR AND OFFICER INDEMNIFICATION

    From and after the effective time of the merger, Oak will cause the surviving corporation to fulfill and honor Xionics' obligations under any indemnification agreements with its directors and officers that existed as of the effective time of the merger and any indemnification provisions under Xionics organizational documents that were in effect on the date of the merger agreement.

    The certificate of incorporation and bylaws of the surviving corporation following the merger will contain provisions relating to exculpation and indemnification that are at least as favorable to the indemnified directors and officers as those contained in Xionics' organizational documents that were in effect on the date of the merger agreement. These indemnification provisions will not be amended, repealed or otherwise modified for six years after the effective time of the merger if that modification would adversely affect the rights of individuals who were directors, officers, employees or agents of Xionics immediately prior to the effective time of the merger, unless that modification is required by law.

    For six years after the effective time of the merger, Oak will maintain the directors' and officers' liability insurance currently maintained by Xionics and covering those persons who are currently covered by Xionics' directors' and officers' liability policy. However, Oak will not be required to expend in any one year more than 150% of the annual premium currently paid by Xionics for that coverage.

CONDITIONS TO THE MERGER

    The obligations of Oak and Xionics to effect the merger are subject to the satisfaction of the following conditions:

    - Xionics stockholders approve the merger;

    - Oak stockholders approve the share issuance in connection with the merger;

    - the Commission declares the registration statement effective and no stop order suspending the effectiveness of the registration statement has been issued and no proceeding for that purpose, and no similar proceeding in respect of this document, has been initiated or threatened in writing by the Commission;

    - no governmental entity has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which makes the merger illegal or otherwise prohibits consummation of the merger;

    - all waiting periods under the Hart-Scott-Rodino Act relating to the merger have expired or terminated early;

    - Oak and Xionics receive written opinions from tax counsel to the effect that, the merger will constitute a reorganization within the meaning of section 368(a) of Internal Revenue Code and the opinions have not been withdrawn; and

    - the shares of Oak common stock to be issued in the merger have been approved for listing on the Nasdaq National Market.

    In addition, the obligation of Xionics to consummate and effect the merger is subject to the satisfaction of the following conditions, any of which may be waived by Xionics:

    - the representations and warranties of Oak contained in the merger agreement (a) must be true and correct in all material respects as of the date of the merger agreement and (b) must be true and correct in all material respects on and as of the closing date of the merger as if made on that date, except that representations and warranties that address matters only as of a particular date must have been true and correct as of that date;

    - all agreements and covenants required by the merger agreement to be performed or complied with by Oak must be performed or complied with in all material respects;

    - the Oak Board must not have resolved, amended or modified, in any adverse respect, its approval of the share issuance or its recommendation to Oak's stockholders; and

    - there must not have been a material adverse effect relating to Oak's business, financial condition or results of operations.

    Further, the obligation of Oak to consummate and effect the merger is subject to the satisfaction of the following conditions, any of which may be waived by Oak:

    - the representations and warranties of Xionics contained in the merger agreement (a) must have been true and correct in all material respects as of the date of the merger agreement, and (b) must be true and correct on and as of the closing date as if made on and as of that date, except that representations and warranties that address matters only as of a particular date must have been true and correct as of that date;

    - all agreements and covenants required by the merger agreement to be performed or complied with by Xionics must be performed or complied with in all material respects;

    - the Xionics Board must not have revoked, amended or modified, in any adverse respect, its approval of the merger or its recommendation to Xionics' stockholders;

    - Xionics' rights plan and all rights issued under that plan must have been terminated;

    - there must not have been a material adverse effect on Xionics' business, financial condition or results of operations since the execution of the merger agreement; and

    - Oak must have been furnished with evidence satisfactory to it that certain customers have consented to the merger.

TERMINATION

    The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the stockholders of Xionics and Oak has been obtained:

    - by mutual consent authorized by the boards of directors of both Oak and Xionics;

    - by either Xionics or Oak if the merger is not consummated by February 15, 2000; although, this right to terminate the merger agreement will not be available to any party who has been a principal cause of the failure of the merger to occur by that date;

    - by either Xionics or Oak if a governmental entity has issued an order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits the merger;

    - by either Xionics or Oak if the required approval of Xionics' stockholders or Oak's stockholders is not obtained;

    - by Xionics, upon Oak's breach in any material respect of any representation, warranty, covenant or agreement as set forth in the merger agreement, or if any representation or warranty of Oak becomes untrue in any material respect. However, Oak is entitled to cure through reasonable efforts within 10 days;

    - by Oak if the following "triggering events" occur:

       - the Xionics Board withdraws or amends in an adverse manner to Oak, its recommendation of the merger;

       - following the public announcement of a third-party acquisition proposal, the Xionics Board fails to affirm its recommendation of the merger or fails to recommend against acceptance of the new proposal within fifteen days of the announcement;

       - the Xionics Board approves any other acquisition proposal by a third party or Xionics enters into any agreement accepting another acquisition proposal; or

       - a tender or exchange offer for Xionics common stock is commenced and the Xionics Board fails to recommend rejection of the offer; or

    - by Oak, upon Xionics' breach in any material respect of any representation, warranty, covenant or agreement as set forth in the merger agreement, or if any representation or warrant of Xionics becomes untrue in any material respect. However, Xionics is entitled to cure through reasonable efforts within 10 days.

TERMINATION FEE AND EXPENSES

    Except as set forth below, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring those expenses, whether or not the merger is consummated. However, Oak and Xionics will share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of this document and the registration statement and any amendments or supplements to these documents and any fees required under the Hart-Scott-Rodino Act.

    Under the merger agreement, Xionics is required to pay Oak a termination fee of $3.1 million plus provide reimbursement to Oak for its out-of-pocket expenses up to $500,000 if Oak terminates the merger agreement because:

    - Xionics intentionally breaches the merger agreement;

    - A "triggering event" (as described above) has occurred; or

    - (i) Xionics' stockholders fail to approve the merger agreement, (ii) a competing transaction was announced or became publicly known at the time the Xionics stockholders failed to approve the merger agreement, and (iii) within 12 months of the termination of the merger agreement, Xionics consummates a competing transaction.

    Furthermore, under the merger agreement, Oak is required to pay Xionics a termination fee of $3.1 million plus provide reimbursement to Xionics for its out-of-pocket expenses up to $500,000 if Xionics terminates the merger agreement because Oak intentionally breaches the merger agreement.

    Payment of the fees described above will not be in lieu of damages incurred in the event of a willful or intentional breach of the merger agreement.

AMENDMENT AND WAIVER

    Subject to applicable law, the merger agreement may be amended by the parties at any time by execution of a written instrument signed on behalf of Oak and Xionics. At any time prior to the effective time of the merger, any party may, to the extent legally allowed:

    - extend the time for performance of any of the obligations or other acts of the other party to the merger agreement;

    - waive any inaccuracies in the representations and warranties made to that party as contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

    - waive compliance with any of the agreements or conditions for the benefit of that party as contained in the merger agreement.

                             STOCKHOLDER AGREEMENTS

STOCKHOLDER AGREEMENTS

    Concurrently with the execution of the merger agreement, the directors and certain executive officers of Xionics each entered into a voting agreement with Oak under which these individuals agreed to:

    - appear, or cause the holders of record to appear, at any meeting of the stockholders of Xionics held for the purpose of voting on the merger; and

    - vote, or cause the record holder to vote, all of the shares of Xionics common stock owned, controlled by or subsequently acquired by that director or executive officer in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement.

    In addition, with respect to all shares owned of record and all shares acquired by these directors and executive officers at any time prior to the effective time of the merger, each signing stockholder has appointed Oak as their irrevocable proxy and lawful attorney to demand that the Secretary of Xionics call a special meeting of the stockholders of Xionics for the purpose of considering any action related to the merger and to vote each of their shares as their proxy in favor of the merger. The stockholder agreements terminate upon the earlier of the termination of the merger agreement or the effective time of the merger.

    The stockholder agreements also prohibit each signing stockholder from soliciting additional acquisition proposals from third parties on behalf of Xionics or from engaging in any discussions with third parties regarding any acquisition proposal. This prohibition continues for so long as the stockholder agreements remain effective but does not limit a director's obligations and duties as a member of the Xionics Board.

    As of December 8, 1999, these directors and executive officers beneficially owned an aggregate of 726,623 shares of Xionics' common stock, which represented approximately 6.2% of Xionics' outstanding common stock on that date.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results of operations or financial position that actually would have been realized had Oak and Xionics been a combined company during the specified periods. The unaudited pro forma combined condensed financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Oak and Xionics, including the related notes, incorporated by reference into this document or included elsewhere in this document.

    The following unaudited pro forma combined condensed financial statements give effect to the proposed merger between Oak and Xionics using the purchase method of accounting. The pro forma combined condensed financial statements are based on the respective historical consolidated financial statements and related notes of Oak and Xionics, which are incorporated by reference into this document or included elsewhere in this document. The pro forma adjustments are preliminary and based on management of Oak's estimates of the value of the tangible and intangible assets acquired. In addition, management of Oak is in the process of assessing and formulating its integration plans, which may include employee separations, employee relocations, and other restructuring actions and has not yet determined the costs, if any, of these plans.

    Based on the timing of the closing of the transaction, the finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in these pro forma financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to the long-term tangible and intangible assets or, in some circumstances, result in a charge to the statement of operations. The effect of these changes on the statement of operations will depend on the nature and amounts of the assets and liabilities adjusted. See note (1) to the pro forma combined condensed financial statements.

    The unaudited pro forma combined condensed balance sheet assumes that the merger took place on September 30, 1999, and combined Oak's unaudited September 30, 1999 consolidated balance sheet with Xionics' unaudited September 30, 1999 consolidated balance sheet. The pro forma combined condensed statements of operations assume the merger took place as of July 1, 1998 and combines Oak's audited consolidated statement of operations for the year ended June 30, 1999 and unaudited consolidated statement of operations for the three months ended September 30, 1999, with Xionics' audited statement of operations for the year ended June 30, 1999 and the unaudited consolidated statement of operations for the three months ended September 30, 1999.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                               SEPTEMBER 30, 1999       SEPTEMBER 30, 1999
                                               ------------------  -----------------------------
                                                   HISTORICAL                PROFORMA
                                               ------------------  -----------------------------
                                                 OAK     XIONICS    ADJUSTMENTS        COMBINED
                                               --------  --------  -------------       ---------
Current assets:
  Cash and cash equivalents..................  $ 13,563  $ 24,438   $(34,391)(a)       $   3,610
  Short-term investments.....................   113,710                                  113,710
  Accounts receivable, net...................     5,421     4,830     (1,000)(b)           9,251
  Contract receivable........................         0     4,000                          4,000
  Inventories................................     1,558        --                          1,558
  Current portion of foundry deposits........     5,192        --                          5,192
  Deferred tax asset.........................         0        --                             --
  Prepaid expenses and other current
    assets...................................    12,463         7                         12,470
                                               --------  --------  -------------       ---------
    Total current assets.....................   151,907    33,275    (35,391)            149,791

Property and equipment, net..................    21,718     1,932                         23,650
Foundry deposits.............................     7,760        --                          7,760
Intangible assets............................         0        --     23,516(a)           23,516
Goodwill.....................................         0        --     26,145(a)           26,145
Deferred tax asset...........................         0     1,030     (1,030)(b)              --
Other assets.................................     9,074     1,203                         10,277
                                               --------  --------  -------------       ---------
Total assets.................................  $190,459  $ 37,440   $ 13,240           $ 241,139
                                               --------  --------  -------------       ---------
                                               --------  --------  -------------       ---------

Current liabilities:
  Notes payable and current portion of
    long-term debt...........................  $     26  $     --   $     --           $      26
  Accounts payable...........................     4,248     1,148                          5,396
  Accrued expenses...........................     7,092     8,374      1,200(a)           16,666
  Deferred revenue...........................       234     6,907     (2,000)(a)           5,141
                                               --------  --------  -------------       ---------
    Total current liabilities................    11,600    16,429       (800)             27,229
Deferred income taxes........................     1,438                                    1,438
Other long-term liabilities..................       342                                      342
                                               --------  --------  -------------       ---------
    Total liabilities........................    13,380    16,429       (800)             29,009

Stockholders' equity:........................
  Common stock...............................        43       130       (118)(a)              55
  Additional paid-in capital.................   165,660    47,479     (2,583)(a)         210,556
  Retained earnings..........................    21,847   (22,491)    12,643(a)           11,990
  Treasury stock.............................   (10,471)   (4,107)     4,107(a)          (10,471)
    Total stockholders' equity...............   177,079    21,011     14,040             212,130
                                               --------  --------  -------------       ---------
    Total liabilities and stockholders'
      equity.................................  $190,459  $ 37,440   $ 13,240           $ 241,139
                                               --------  --------  -------------       ---------
                                               --------  --------  -------------       ---------

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           YEAR ENDED JUNE 30, 1999
                                               ------------------------------------------------
                                                1999 HISTORICAL             PROFORMA
                                               -----------------  -----------------------------
                                                 OAK     XIONICS   ADJUSTMENTS        COMBINED
                                               --------  -------  -------------       ---------
Net revenues.................................  $ 71,051  $31,403    $   (95)(c)       $ 102,359
                                               --------  -------  -------------       ---------
Costs and expenses:
  Cost of revenues...........................    39,619    9,747        (95)(c)          49,271
  Research and development expenses..........    51,107   12,198                         63,305
  Selling, general, and administrative
    expenses.................................    35,109    7,104                         42,213
  In-process research and development
    expenses.................................     7,161                                   7,161
  Amortization of goodwill and other
    intangible assets........................                        12,222(d)           12,222
                                               --------  -------  -------------       ---------
    Total cost and expenses..................   132,996   29,049     12,127             174,172
                                               --------  -------  -------------       ---------
  Operating income (loss)....................   (61,945)   2,354    (12,222)            (71,813)
Non-operating income, net....................     5,530      753                          6,283
                                               --------  -------  -------------       ---------
  Income (loss) before income taxes..........   (56,415)   3,107    (12,222)            (65,530)
Income taxes (benefit).......................    (5,747)     290                         (5,457)
                                               --------  -------  -------------       ---------
  Net income (loss)..........................  $(50,668) $ 2,817    $(12,222)         $ (60,073)
                                               --------  -------  -------------       ---------
                                               --------  -------  -------------       ---------

Proforma net income (loss) per share:
Basic and diluted............................  $  (1.24)                              $   (1.20)
                                               --------                               ---------
                                               --------                               ---------
Shares used in computing net income (loss)
  per share:
Basic and diluted............................    40,819               9,394(e)           50,213
                                               --------           -------------       ---------
                                               --------           -------------       ---------

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    THREE MONTHS ENDED SEPTEMBER 30, 1999
                                               ------------------------------------------------
                                                  HISTORICAL                PROFORMA
                                               -----------------  -----------------------------
                                                 OAK     XIONICS   ADJUSTMENTS        COMBINED
                                               --------  -------  -------------       ---------
Net revenues.................................  $ 10,142    8,981                      $  19,123
                                               --------  -------  -------------       ---------
Costs and expenses:
  Cost of revenues...........................     5,071    2,754                          7,825
  Research and development expenses..........    12,139    2,862                         15,001
  Selling, general, and administrative
    expenses.................................     7,463    1,946                          9,409
  Amortization of goodwill and other
    intangible assets........................        --               3,008(d)            3,008
                                               --------  -------  -------------       ---------
    Total cost and expenses..................    24,673    7,562      3,008              35,243
                                               --------  -------  -------------       ---------
  Operating income (loss)....................   (14,531)   1,419     (3,008)            (16,120)
Non-operating income, net....................     2,345      254                          2,599
                                               --------  -------  -------------       ---------
  Income (loss) before income taxes..........   (12,186)   1,673     (3,008)            (13,521)
Income taxes (benefit).......................        --      225                            225
                                               --------  -------  -------------       ---------
  Net income (loss)..........................  $(12,186) $ 1,448    $(3,008)          $ (13,746)
                                               --------  -------  -------------       ---------
                                               --------  -------  -------------       ---------

Proforma net income (loss) per share:
Basic and diluted............................  $  (0.30)                              $   (0.27)
                                               --------                               ---------
                                               --------                               ---------
Shares used in computing net income (loss)
  per share:
Basic and diluted............................    41,086               9,394(e)           50,480
                                               --------           -------------       ---------
                                               --------           -------------       ---------

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1) UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

    On July 29, 1999, Oak entered into a merger agreement under which all of the outstanding common stock of Xionics is to be exchanged for cash and common stock of Oak. Each Xionics stockholder will receive $2.94 cash and .8031 shares of Oak common stock for each share of Xionics common stock. In addition, Oak will assume all outstanding options to purchase Xionics common stock. Under the merger agreement, holders of Xionics options that are exercisable, may elect to receive an option to purchase 1.5748 shares of Oak common stock or $2.94 cash and an option to purchase .8031 shares of Oak common stock for each vested option. Vested and unvested options were valued using the Black-Scholes option pricing model. The actual number of Oak shares and cash to be issued will depend upon the choice of vested option holders. Accordingly, the actual allocation of the purchase price could differ from that presented below.

    The pro forma combined condensed balance sheet as of September 30, 1999, gives effect to the merger as if it had occurred on September 30, 1999.

    The following adjustments have been reflected in the unaudited pro forma combined condensed balance sheet:

(a) To record cash paid and common stock and options issued to Xionics stockholders and record applicable purchase accounting entries. The fair value of Oak common stock issued and vested options assumed was determined using the weighted average market price of Oak common stock two days before and after the merger was publicly announced. The fair value of all options was determined using the Black-Scholes model.

    Under purchase accounting, the total purchase price will be allocated to Xionics' assets and liabilities based on their fair values. Allocations are subject to valuations as of the date of the consummation of the merger. The amounts and components of the estimated purchase price along with the preliminary allocation of the estimated purchase price to assets purchased are as follows (in thousands):

Cash...............................................................  $  34,391
Common stock.......................................................     36,450
Fair value of Xionics stock options assumed........................      8,458
                                                                     ---------

  Total purchase price.............................................  $  79,299
                                                                     ---------
                                                                     ---------

Fair value of net tangible assets of Xionics.......................  $  19,780
Intangible assets..................................................     23,516
Goodwill...........................................................     26,145
Purchase of in-process research and development....................      9,858
                                                                     ---------

  Total net tangible and intangible assets acquired................     79,299
                                                                     ---------
                                                                     ---------

    The actual allocation of the purchase price will depend upon the composition of Xionic's net assets on the closing date and Oak's evaluation of the fair value of the net assets as of the date indicated. Consequently, the actual allocation of the purchase price could differ from that presented above.

Intangible assets include (in thousands):

  Developed Technology.....................................................  $   9,593
  Core Technology..........................................................      9,025
  Acquired Workforce.......................................................      2,766
  Patents..................................................................      1,448
  Tradename................................................................        684
                                                                             ---------
                                                                             $  23,516
                                                                             ---------
                                                                             ---------

    Based on a preliminary allocation of the purchase price, Oak expects to take a special charge of approximately $10 million against earnings in the calendar quarter in which the merger occurs (which is expected to be the first quarter of 2000) in order to write-off the cost of in-process research and development. At the valuation date, Xionics had several in-process research and development projects in each of its product groups: languages, drivers, MFPs and its new Tandem product. The majority of Xionics' research and development activities are focused on advancing Xionics' products in the areas of increased performance and color, enabling multifunction peripherals (combining print, copy, scan and fax capabilities), and providing improved internet printing and network connectivity. In driver technology, Xionics is working on an integrated development environment capable of creating customized printer drivers supporting Microsoft Windows operating systems. Each of these projects has not yet achieved technological feasibility. As image processing represents a very specialized market, it is unlikely that Xionics' in-process technology could be successfully deployed in alternative market applications. Further, it was determined that there was significant technological risk and substantial future development expenses relating to each of the products under development. However, Oak's management believes that Xionics will be successful in completing development of their in-process products based on their considerable expertise and know-how in imaging technology. Delays in or failure to complete the development of in-process products could seriously harm Oak's business, results of operations and financial condition. Research and development expenses are expected to remain at or above current levels of approximately $12 million per year in order to support these on-going development activities. Through discussions with Xionics technical personnel, it was determined that the in-process products will utilize some technology from previous products, or existing know-how. This is referred to as core technology, the value of which is used to estimate the amount of developed technology that can be leveraged and utilized in conjunction with the new, in-process technology to develop the in-process products. The core technology leverage factor ranged from 0% to 35% and was extracted in order to value the core and in-process technologies separately. Expected revenues from in-process products are expected to commence in fiscal year 2000 and will comprise the majority of Xionics' revenues over the next several years.

    The valuation of the acquired in-process research and development used by Oak in making the determination as to the amount of in-process research and development was supported by valuation studies prepared by an independent third-party appraiser. The estimated value of in-process research and development was derived using the "Income Approach," which values an asset based on future cash flows that could potentially be generated by the asset over its estimated useful life. The future cash flows were discounted to their present value utilizing a discount rate of 24%. The amounts of the purchase price technology assigned to the fair values of in-process research and development and purchased technology represent management's best estimate. Oak does not anticipate any material changes from historical pricing, margins and expense levels in its valuation assumptions.

    (b) The pro forma financial information includes a pro forma adjustment to reflect the impact of establishing a valuation allowance against Xionics deferred tax assets at June 30, 1999. This allowance would have been required had the companies been combined.

(2) UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

    The pro forma combined condensed statements of operations give effect to the merger as if it had occurred at the beginning of the period presented.

    The following adjustments have been reflected in the unaudited pro forma combined condensed statements of operations:

(c) Adjustment to eliminate intercompany transactions between Oak and Xionics.

(d) Adjustment to record the amortization of goodwill and intangible assets resulting from the allocation of the Xionics purchase price. The pro forma adjustment assumes goodwill and other intangible assets will be amortized on a straight-line basis over an estimated life between 3 and 5 years. The ultimate lives assigned will be determined at the date of acquisition based on the facts and circumstances existing at that date. A preliminary determination of useful lives for each category of intangible asset is as follows: developed technology, 3 years; core technology, 4 years; acquired workforce, 3 years; patents, 5 years; tradename, 5 years.

(e) To reflect the estimated shares to be issued as consideration for the merger based on the ratio of .8031 shares of Oak common stock for each outstanding share of Xionics common stock.

                        DESCRIPTION OF OAK CAPITAL STOCK

    Oak is authorized to issue up to 60,000,000 shares of common stock, par value $0.001 per share, and if Oak's stockholders approve the amendment to Oak's restated certificate of incorporation, Oak will be authorized to issue up to 100,000,000 shares of Oak common stock. Holders of shares of Oak common stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of Oak common stock are entitled to receive those dividends, if any, as may be declared from time to time by the Oak Board out of funds legally available for dividends. Upon liquidation or dissolution of Oak, the holders of Oak common stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of Oak preferred stock, if any. Holders of Oak common stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with respect to the Oak common stock. As of December 6, 1999, there were approximately 40,881,445 shares of Oak common stock outstanding, held by approximately 318 holders of record.

    In addition, Oak is authorized to issue 2,000,000 shares of preferred stock, par value $0.001 per share, in one or more series as determined by the Oak Board. The Oak Board may, without further action by the stockholders of Oak, issue a series of Oak preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series. The rights of the holders of Oak common stock will be subject to, and may be adversely affected by, the rights of the holders of any Oak preferred stock issued by Oak in the future. No shares of Oak preferred stock are currently issued or outstanding, although Oak has designated 400,000 shares of preferred stock as Series A junior participating preferred stock pursuant to a stockholders rights plan.

    You can obtain additional information about Oak's securities through Oak's filings with the Commission. See "Where You Can Find More Information" on page 100 of this joint proxy statement/prospectus.

                  COMPARISON OF RIGHTS OF SHAREHOLDERS OF OAK
                          AND STOCKHOLDERS OF XIONICS

    Oak and Xionics are both incorporated in Delaware. Xionics stockholders receiving Oak common stock in connection with the merger, whose rights are currently governed by Delaware corporate law, the Xionics certificate of incorporation and the Xionics bylaws, will, upon consummation of the merger, automatically become Oak stockholders, and their rights will continue to be governed by Delaware corporate law, as well as by the Oak restated certificate of incorporation and Oak bylaws. The following is a summary of the material differences between the rights of holders of Oak common stock and the rights of holders of Xionics common stock. The following does not purport to be a complete description of the differences between the Oak stockholders and the Xionics stockholders. These differences may be determined in full by reference to the Oak restated certificate of incorporation, Xionics certificate of incorporation, Oak bylaws and Xionics bylaws.

                                       XIONICS STOCKHOLDER RIGHTS                          OAK STOCKHOLDER RIGHTS
                            ------------------------------------------------  ------------------------------------------------
Corporate Governance            -      The rights of Xionics stockholders         -      The rights of Oak stockholders are
                                       are governed by the DGCL, the Xionics             currently governed by the DGCL, the
                                       certificate of incorporation and the              Oak restated certificate of
                                       Xionics bylaws.                                   incorporation and the Oak bylaws.
                                -      Upon completion of the merger, the         -      Upon completion of the merger, the
                                       rights of Xionics stockholders who                rights of Oak stockholders will
                                       become Oak stockholders will continue             continue to be governed by the DGCL,
                                       to be governed by the DGCL, as well               the Oak restated certificate of
                                       as by the Oak restated certificate of             incorporation and the Oak bylaws.
                                       incorporation and the Oak bylaws.

                                       XIONICS STOCKHOLDER RIGHTS                          OAK STOCKHOLDER RIGHTS
                            ------------------------------------------------  ------------------------------------------------
Authorized Capital Stock        -      The authorized capital stock of            -      The authorized capital stock of Oak
                                       Xionics consists of 40 million shares             consists of 60 million shares of
                                       of common stock and 10 million shares             common stock and 2 million shares of
                                       of preferred stock.                               preferred stock.
Number of Directors             -      The Xionics certificate of                 -      The Oak restated certificate of
                                       incorporation provides that the                   incorporation and the Oak bylaws
                                       number of directors will be as                    provide that the number of directors
                                       determined by the Xionics board but               will be as determined by the Oak
                                       shall not be fewer than three                     board and will be divided into three
                                       directors and will be divided into                classes as equal as possible in
                                       three classes as equal as possible in             number with each class serving three
                                       number with each class serving three              year terms. The Oak board currently
                                       year terms. The Xionics board                     consists of six directors.
                                       currently consists of five directors.
Removal of Directors            -      The Xionics bylaws provide that            -      The Oak restated certificate of
                                       directors may be removed only for                 incorporation provides that directors
                                       cause and only by the affirmative                 may be removed with or without cause
                                       vote of a majority of the shares of               by the affirmative vote of a majority
                                       Xionics capital stock entitled to                 of the shares of Oak capital stock
                                       vote.                                             entitled to vote.
Special Meetings of             -      The Xionics bylaws provide that            -      The Oak bylaws provide that special
  Stockholders                         special meetings of stockholders may              meetings of stockholders may be
                                       be called only by the Chairman of the             called only by the Oak board of
                                       Board of Directors, the President or              directors pursuant to a resolution
                                       by a majority of the total number of              adopted by a majority of the total
                                       directors which Xionics would have if             number of authorized directors
                                       there were no vacancies.                          (whether or not there are any
                                                                                         vacancies) or by the holders of not
                                                                                         less than 10% of all of the shares of
                                                                                         Oak capital stock entitled to cast
                                                                                         votes at the meeting.
Amendment of Certificate        -      The Xionics certificate of                 -      The Oak restated certificate of
  of Incorporation                     incorporation may only be amended by              incorporation may be amended by the
                                       the affirmative vote of sixty-six and             affirmative vote of a majority of the
                                       two thirds (66 2/3%) of the                       outstanding stock entitled to vote
                                       outstanding shares of Xionics capital             thereon at a stockholders meeting and
                                       stock entitled to vote.                           a majority of the outstanding stock
                                                                                         of each class except that amendments
                                                                                         to certain provisions relating to the
                                                                                         required vote for the amendment of
                                                                                         the Oak bylaws, provisions relating
                                                                                         to the election of directors and
                                                                                         provisions relating to
                                                                                         indemnification of directors require
                                                                                         the affirmative vote of sixty-six and
                                                                                         two-thirds (66 2/3%) of the then
                                                                                         outstanding shares of capital stock
                                                                                         of Oak entitled to vote in the
                                                                                         election of directors.
Amendment of Bylaws             -      The Xionics certificate of                 -      The Oak bylaws may be amended by the
                                       incorporation may be amended by a                 directors pursuant to a resolution
                                       majority of the directors or by the               adopted by a majority of the total
                                       holders of not less than sixty-six                number of authorized directors
                                       and two-thirds percent (66 2/3%) of               (whether or not there are any
                                       the voting power of all of the then               vacancies) or by the holders of not
                                       outstanding shares of the capital                 less than sixty-six and two-thirds
                                       stock of Xionics entitled to vote.                percent (66 2/3%) of the voting power
                                                                                         of all of the then outstanding shares
                                                                                         of the capital stock of Oak entitled
                                                                                         to vote.

                           INFORMATION REGARDING OAK

    The following is a brief description of the business of Oak. Additional information regarding Oak is contained in its filings with the Commission. For information on how you can obtain copies of these filings, please see the section entitled "Where You Can Find More Information" on page 100 of this joint proxy statement/ prospectus.

    Oak designs, develops and markets high-performance, integrated semiconductors and related software to OEMs worldwide who serve the optical storage, consumer electronics and digital office equipment markets. Oak's products consist primarily of integrated circuits and supporting software and firmware all designed to store and distribute digital content, enabling its OEM customers to deliver cost-effective, powerful systems to the end-user for the home and enterprise. Oak's mission is to be a leading solution provider for storing and distributing digital content.

    - OPTICAL STORAGE: Oak's Optical Storage Group is a leading provider of controllers to the optical storage market. Oak's optical storage group has shipped more than 125 million controllers to date, and its controllers are in more than 50% of the drives shipped to date. A pioneer in this field with the first IDE/ATAPI CD-ROM controller, Oak has focused its recent product development efforts on emerging segments of this industry, namely CD-RW and DVD drives. Oak's optical group currently has solutions for CD-ROM, CD-RW and DVD drives. Core competencies include IDE and alternative interfaces, error correction code (ECC), DSP/servo control, disc write encoding, wobble servo, write strategy, system design, and system software and firmware.

    - DIGITAL OFFICE EQUIPMENT: Oak's imaging group headquartered in Andover, Massachusetts, with its Pixel Magic brand of products, is a leading provider of controllers to the digital office market. Oak's imaging group designs high-performance, full-FEATURED compression codecs, imaging DSPs, resolution enhancement solutions and embedded controller board solutions for the emerging class of digital copiers, printers and multifunction peripherals. Core competencies include strong expertise in color/monochrome image processing pipelines, dot modulation and resolution enhancement technology, and high-speed compression/decompression and systems expertise.

    - CONSUMER ELECTRONICS: Oak's Consumer Group targets opportunities in the emerging digital consumer entertainment market by developing VALUE-added integrated circuits and reference design solutions for DVD players and terrestrial set-top boxes. Core competencies include MPEG decoding, graphics processing, analog integration, and software expertise at the microcode, systems and application levels.

    On February 2, 1999, Oak announced the appointment of Young K. Sohn to the office of President and Chief Executive Officer. Mr. Sohn has initiated a comprehensive review of all aspects of Oak and has put in place a new management team whose charter is to architect and execute a turnaround plan for Oak. Although Oak is expected to formally announce its turnaround plan in the second half of fiscal year 2000, portions of the plan have been announced to date. First, in July, 1999, Oak announced that it intends to focus on the digital imaging and optical storage markets as these are both markets in which Oak has a successful legacy and unique core competencies. Furthermore, with the emergence of the Internet, both markets are experiencing fundamental change and new growth which Oak believes it is uniquely positioned to capture. On October 20, 1999, Oak announced that it was in discussions with larger, semiconductor companies regarding a sale of its digital broadcast business. A sale of this business will allow it to focus on its optical storage and imaging businesses. Second, in July 1999, Oak also announced that it intends to be a solutions provider rather than a semiconductor provider. As a consequence, Oak announced that it was redefining its product roadmaps so that it would be able to provide completely integrated hardware and software solutions to its customers in the digital imaging and optical storage markets. The announcement of the merger with Xionics, a software company in the imaging market, on July 29, 1999, represented a quantifiable step towards Oak providing its customers in the imaging market with a complete solution. To date, Oak has stated that part of its turnaround strategy is to become the leading supplier of embedded solutions for the digital imaging market and the leading supplier of CD-RW solutions for personal computer and consumer applications. It is anticipated that additional parts of Oak's turnaround strategy will continue to be announced periodically until the final, formal announcement in the second half of fiscal year 2000.

    Oak's executive offices and its principal marketing, sales and product development operations are located in Sunnyvale, California. In addition, the Company has facilities in Andover, Massachusetts; Taipei, Taiwan; Tokyo, Japan; Bristol, England; Munich, Germany; and Shenzhen, China.

    Oak is incorporated in Delaware. The principal executive office of the Company is located at 139 Kifer Court, Sunnyvale, California 94086 and its telephone number is (408) 737-0888.

                         INFORMATION REGARDING XIONICS

    Xionics is the leading provider of digital page processing software and technology for the office market, enabling users to print, scan, copy, process and transmit documents to computer peripheral devices that perform document imaging functions. Such devices include printers, copiers, scanners, and fax machines, as well as MFPs that perform a combination of these imaging functions. Xionics offers integrated, modular embedded software products, along with firmware and silicon technology products, intended to provide the performance, output quality and network connectivity required for today's office market. Xionics also offers complementary personal computer software products, in particular printer drivers. Xionics provides standards-based technology around which its customers--OEMs of peripheral devices--can design and develop differentiated products. Xionics' technology and expertise is packaged as a range of products and services, from licenses of core source code to complete turnkey controller solutions, all designed to help OEMs get their devices to market quickly and cost-effectively. Xionics markets its solutions directly to OEMs such as Hewlett-Packard, IBM, QMS, Ricoh, Samsung, GCC, Seiko Epson, Sharp and Xerox.

    Xionics was incorporated in Delaware on December 30, 1992 under the name Xionics International Holdings, Inc., although a predecessor to the Company was formed prior to 1985. In May 1995, the company changed its name to Xionics Document Technologies, Inc. Xionics' executive offices are at 70 Blanchard Road, Burlington, Massachusetts 01803. Its telephone number is 781-229-7000.

CORE TECHNOLOGIES

    INTELLIGENT PERIPHERAL SYSTEM.

    At the heart of Xionics' enabling technology for OEMs, and forming the foundation of Xionics' embedded systems product offerings, is the Intelligent Peripheral System ("IPS"), a modular, scalable, layered software and hardware architecture that provides processing and control of document imaging peripheral devices. IPS was developed based on Xionics' longstanding expertise in the development of page description language interpreters, and enhanced and extended into a complete controller architecture for printers and MFPs through Xionics' intensive investment in research and development over the past several years. The Intelligent Peripheral System gives OEMs the ability to build high-performance, network-enabled devices quickly and cost-effectively. As OEMs increasingly rely on outside suppliers to provide foundation technology for their document imaging devices, IPS enables Xionics to meet OEMs' outsourcing needs and capture a significant share of the expanding market for outsourced technology and engineering services. The Intelligent Peripheral System is productized in a series of software developer packages and hardware components, as follows.

PRODUCTS

    IPS/2000

    IPS/2000, formerly known as IPS-PRINT, is a software developer package that contains page rendering application components and supporting embedded system service components needed to build controllers for printers and multiple-function peripheral devices. (A controller is a printed circuit board inside the device that contains all of the processing components, circuitry and firmware necessary to enable it to convert data received from a user's personal computer into marks on the printed page.) The package includes Xionics' industry-leading compatible implementations of industry-standard software interpreters for the PostScript-TM- and PCL PDLs. These include Xionics 5-TM-, Xionics 5E-TM-, Xionics 5C-TM-, and Xionics 6-TM-, which emulate the PCL family of PDLs developed and marketed by Hewlett-Packard, and Xionics PS2-TM- and Xionics PS3-TM-, which are compatible with the PostScript Level 2 and PostScript Level 3 page description language interpreters from Adobe Systems Inc. Xionics PS3 was first released and shipped to customers during the Company's 1999 fiscal year. Each Xionics PDL interpreter can render color and Asian-font pages as well as standard monochrome output. IPS/2000 includes patented methods for significantly reducing the amount of printer memory necessary for rendering complex pages.

    IPS/2000 also includes extensions that allow OEMs to build high-performance, cost-effective controllers for MFPs. The additional software components include applications for copy, scan and fax functions plus the extended core system services needed to support the concurrent operation of multiple functions.

    IPS/2000 OPERATING SYSTEM

    The IPS/2000 operating system provides a real-time, multitasking core services system based on a dataflow architecture which permits the direction of multiple parallel data streams through a system of software-defined and hardware-executed pipelines. IPS/2000 controls conventional RISC processors in printer-only configurations, and can control the XipChip family of MFP-oriented ASICs in multiple-function configurations.

    PRINTER DRIVERS.

    Xionics offers printer drivers for the PCL6, PCL5E and PostScript Level 2 and 3 page printing environments and the Microsoft Windows 3.1, Windows 95, Windows 98 and Windows NT 4.0 operating systems. Driver user interfaces may be customized to match the individual OEM's look and feel, and translated into a wide variety of human languages, including Asian languages.

    XIPCHIP FAMILY OF ASICS.

    Xionics has completed development of XipChip 2.0, a downsized version of XipChip 1.5, which was the first in the Company's family of parallel image data processing ASICs directed at the processing needs of advanced MFPs. The XipChip processor family is able to provide the massive bandwidth required to drive advanced MFPs and provide true concurrent operation of two or more functions (for example, receiving a fax and making a copy) running simultaneously on the same MFP device. XipChip 1.5 began shipping in commercial volumes in an OEM's MFP device in the fourth calendar quarter of 1998, and XipChip 2.0 is expected to begin shipping in commercial volumes in such a device in fiscal 2000.

                            APPROVAL OF AMENDMENT TO
                  OAK'S RESTATED CERTIFICATE OF INCORPORATION

    The present capital structure of Oak authorizes 60,000,000 shares of Oak common stock and 2,000,000 shares of preferred stock, each having a par value of $0.001 per share. The Oak Board believes this capital structure is inadequate for the present and future needs of Oak, including effecting the share issuance in connection with the merger. Therefore, the Oak Board has unanimously approved the amendment to Oak's Restated Certificate of Incorporation (the "Certificate") to increase the authorized number of shares of Oak common stock from 60,000,000 shares to 130,000,000 shares. The Oak Board believes this capital structure more appropriately reflects the present and future needs of Oak and recommends this amendment to Oak's stockholders for adoption. The undesignated preferred stock may be issued from time to time in one or more series with those rights, preferences and privileges as may be determined by the Oak Board. On December 6, 1999, 40,881,445 shares of common stock were outstanding and no shares of preferred stock were outstanding. Oak has designated 400,000 shares of preferred stock as series A junior participating preferred stock pursuant to a stockholders rights plan.

PURPOSE OF AUTHORIZING ADDITIONAL COMMON STOCK

    To consummate the merger, Oak must issue approximately 10.6 million shares of common stock. Taking into account approximately 43 million shares currently issued and outstanding and 14.7 million shares reserved for issuance under Oak's equity incentive programs, approximately 2.3 million shares remain available as authorized shares for issuance. Without an increase in authorized shares of common stock, the merger would be impracticable because Oak would not have enough authorized shares to effect the share issuance. OAK STOCKHOLDERS THAT APPROVE THE SHARE ISSUANCE IN CONNECTION WITH THE MERGER SHOULD ALSO VOTE TO APPROVE THE AMENDMENT TO OAK'S CERTIFICATE TO AUTHORIZE ADDITIONAL SHARES OF OAK COMMON STOCK IN ORDER TO INCREASE THE LIKELIHOOD THAT THE MERGER WILL BE COMPLETED.

    Authorizing an additional 70,000,000 shares of common stock would also give the Oak Board the express authority, without further action of stockholders, to issue Oak common stock from time to time as the Oak Board deems necessary. The Oak Board believes it is necessary to have the ability to issue such additional shares of Oak common stock for general corporate purposes. Potential uses of the additional authorized shares may include acquisition transactions, equity financings, issuance of options pursuant to Oak's stock option plans and issuances of Oak common stock pursuant to Oak's Employee Stock Purchase Plan without further action by the stockholders, unless that action were specifically required by applicable law or rules of any stock exchange on which Oak's securities may then be listed.

    The proposed increase in the authorized number of shares of Oak common stock could have a number of effects on Oak's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of Oak more difficult. For example, additional shares could be issued by Oak so as to dilute the stock ownership or voting rights of persons seeking to obtain control of Oak. Similarly, the issuance of additional shares to certain persons allied with Oak's management could have the effect of making it more difficult to remove Oak's current management by diluting the stock ownership or voting rights of persons seeking to cause that removal. In addition, an issuance of additional shares by Oak could have an effect on the potential realizable value of a stockholder's investment. In the absence of a proportionate increase in Oak's earnings and book value, an increase in the aggregate number of outstanding shares of Oak caused by the issuance of the additional shares would dilute the earnings per share and book value per share of all outstanding shares of Oak common stock. If these factors were reflected in the price per share of Oak common stock, the potential realizable value of a stockholder's investment could be adversely affected. The common stock carries no preemptive rights to purchase additional shares.

    The proposed amendment to Oak's Certificate was unanimously approved by the Oak Board on September 27, 1999.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Oak Board recommends a vote FOR the amendment to Oak's Certificate authorizing 70,000,000 additional shares of Oak common stock.

                           ELECTION OF OAK DIRECTORS

GENERAL

    Oak has a classified Board of Directors currently consisting of two Class I directors (Timothy Tomlinson and Young K. Sohn), two Class II directors (Ta-Lin Hsu and Albert Y. C. Yu), and two Class III directors (Richard B. Black and David D. Tsang), who serve for three-year terms or until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire on that annual meeting date. The term for Class I directors expires in 2001, the term for Class III directors expires in 2000, and the term for Class II directors expires on the date of the 1999 Oak annual meeting. Vacancies on the Oak Board resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by vote of the stockholders) may be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

    Management's nominee for election by the stockholders as Class II directors are Ta-Lin Hsu and Albert Y. C. Yu, the current Class II directors. If elected, the nominees will serve as directors until Oak's annual meeting of stockholders held with respect to fiscal year 2002, or until their successors are elected and qualified. If either of these nominees declines to serve, proxies may be voted for a substitute nominee as Oak may designate.

    If a quorum is present and voting, the two nominees for Class II Directors receiving the highest number of votes "For" will be elected as the Class II Directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MR. HSU AND MR. YU.

DIRECTORS

    The following sets forth certain information concerning Oak's current directors, including the Class II nominees to be elected at this Annual Meeting.

          NAME                 AGE                POSITIONS WITH THE COMPANY            DIRECTOR SINCE
-------------------------      ---      ----------------------------------------------  ---------------
CLASS I DIRECTORS WHOSE TERM EXPIRES AT THE 2001 ANNUAL MEETING:
Timothy Tomlinson                  49   Director                                                1988
Young K. Sohn                      43   President, Chief Executive Officer and                  1998
                                        Director

CLASS II DIRECTOR NOMINEES:
Ta-Lin Hsu                         56   Director                                                1991
Albert Y. C. Yu                    58   Director                                                1999

CLASS III DIRECTORS WHOSE TERM EXPIRES AT THE 2000 ANNUAL MEETING:
Richard B. Black                   66   Director                                                1992
David D. Tsang                     57   Chairman of the Board of Directors                      1987

    Mr. Tomlinson has been a director of Oak since June 1998. He has been a partner of Tomlinson Zisko Morosoli & Maser LLP, a law firm, since 1983. Mr. Tomlinson is also a director of Portola Packaging, Inc., VeriSign, Inc., and SmartDisk Corporation. Mr. Tomlinson holds a B.A. degree in economics, an M.B.A., and a J.D. from Stanford University.

    Mr. Sohn joined Oak as president and chief executive officer in February 1999. He has also been a director of Oak since January 1998. Prior to joining Oak, and since January 1993, Mr. Sohn was employed by Quantum Corporation, most recently as president of its Hard Drive Business. From August 1983 to January 1993, he acted as director of marketing at Intel Corporation. Mr. Sohn currently serves on the board of directors of PLX Corporation. He holds a B.S. in electrical engineering from the University of Pennsylvania and an M.S. (M.B.A.) from Massachusetts Institute of Technology.

    Dr. Hsu has been a director of Oak since January 1991. He has been employed by H&Q Asia Pacific, the parent company of H&Q Taiwan Co., Ltd., since February 1985, most recently as chairman. Dr. Hsu is a director of numerous companies, including Headway Technologies, ASE Technology Corporation, and Macronix Corporation as well as many private companies. Dr. Hsu holds a B.S. degree in physics from National Taiwan University, an M.S. degree in electrophysics from Polytechnic Institute of Brooklyn, and a Ph.D. in electrical engineering from the University of California, Berkeley.

    Dr. Yu has been a director of Oak since August 1999. He is currently senior vice president of the microprocessor products group of Intel Corporation, where he has been employed for the last 23 years. Prior to joining Intel, Dr. Yu was the head of device physics at Fairchild Semiconductor.

    Mr. Black has been a director of Oak since November 1992 and was also a director from December 1989 to January 1991. He also served as president of Oak from January 1998 to February 1999, as well as acting president of Oak's optical storage group from August 1998 to February 1999. Mr. Black is also a director of Gabelli Funds, Inc., Gabelli Asset Management Inc., Morgan Group Inc., GSI Lumonics as well as several private companies. Mr. Black holds a B.S. degree in civil engineering from Texas A&M University and an M.B.A. from Harvard University.

    Mr. Tsang has served as chairman of the board of directors of Oak since January 1991. He was also president and chief executive officer of Oak from July 1987, when he founded the company, until February 1999, and a director of Oak since October 1987. Mr. Tsang has also held the positions of chief financial officer from July 1987 to March 1993 and secretary of Oak from July 1987 to

December 1994. He also is a director of ASE Test, a semiconductor assembly and testing company. Prior to joining Oak, Mr. Tsang was the founder and served in various positions including president, chief executive officer and chairman of Data Technology Corp., a manufacturer of disk controllers and high density disk drives, from 1979 to 1987, and co-founded Xebec, a manufacturer of disk controllers, where he was employed from 1974 to 1979. Mr. Tsang holds a B.S.E.E. degree in electrical engineering from Brigham Young University and an M.S. degree in electrical engineering from Santa Clara University. On September 1, 1999 David D. Tsang and certain of his relatives entered into a consent decree with the Securities and Exchange Commission in connection with an insider trading investigation. Pursuant to the terms of the settlement, Mr. Tsang neither admits nor denies the allegation that he provided nonpublic information to certain relatives. He did not profit personally from any transaction in question.

    BOARD MEETINGS AND COMMITTEES

    During the fiscal year ended June 30, 1999, the Oak Board held twelve (12) meetings. Other than Dr. Yu, who was not a director during fiscal 1999, each of the directors attended at least 75% of the total number of meetings of the Oak Board and of the committees of the Oak Board on which such director served during fiscal 1999.

    The Oak Board does not have a nominating committee, but does have an audit committee and a compensation committee.

    The audit committee's function is to assist the Oak Board in fulfilling financial oversight responsibilities and to review, with Oak's independent auditors, management and the Oak Board, Oak's financial reporting policies and practices, financial statements and internal financial controls. The audit committee reviews all matters relating to the independent auditors' relationship with Oak, including the scope of the annual audit, implementation of audit procedures and implications of the management letter and assists the Oak Board in evaluating the performance of the auditors. The audit committee also makes recommendations with respect to the retention of the independent auditors to the Oak Board, subject to ratification by the stockholders, and periodically reviews Oak's accounting policies and internal accounting and financial controls. The members of the audit committee are Richard Black and Timothy Tomlinson. The audit committee held two (2) meetings during the fiscal year ended June 30, 1999.

    The compensation committee is comprised of two independent, non-employee directors of Oak, none of whom are former employees of Oak. The compensation committee was comprised of Young Sohn and Ta-Lin Hsu until Mr. Sohn became an employee of Oak in February 1999. Effective August of 1999 the compensation committee was comprised of Ta-Lin Hsu and Albert Yu; (between February and August the full board acted as the compensation committee). The compensation committee's primary function is to provide guidance and leadership to the chief executive officer, the chief financial officer and the VP, Human Resources to enable them to design an executive compensation program which attracts and retains executive management. The primary role of the compensation committee is to review and approve the salary, bonus, stock options and other benefits, direct or indirect, of Oak's officer group. The compensation committee met thirteen (13) times during the fiscal year ended June 30, 1999.

    DIRECTOR COMPENSATION

    Each non-employee director receives an annual retainer of $20,000 and a quarterly meeting fee of $2,500. In addition, all non-employee directors of Oak receive up to an additional $2,500 per fiscal quarter if they serve as a chairman of a committee of the Oak Board or up to an additional $1,500 per fiscal quarter if they serve as a member (other than chairman) of a committee of the Oak Board.

    In December 1994, the Oak Board adopted, and in January 1995 Oak's stockholders approved, the 1994 Directors' Option Plan, which provides for the automatic grant of options to purchase shares of Common Stock to non-employee directors of Oak. The maximum number of shares of Common Stock that may be issued pursuant to options granted under the 1994 Directors' Option Plan is 500,000. The maximum number of shares of Common Stock that may be issued to any one non-employee director under the 1994 Directors' Option Plan is 80,000. Pursuant to the terms of the 1994 Directors' Option Plan, each non-employee director who on or after December 13, 1994 becomes a member of the Oak Board will automatically be granted an option for 20,000 shares of Common Stock on the date the non-employee director first joins the Oak Board (the "Initial Grant"). Each year following the date on which the Oak Board adopted the 1994 Directors' Option Plan, on the date of Oak's annual meeting of stockholders, each non-employee director will automatically be granted an additional option for 6,000 shares of Common Stock (a "Succeeding Grant"). Each Initial Grant and each Succeeding Grant will vest as to 24% of the shares on the one-year anniversary of the date of grant and as to 2% of the shares per month thereafter, so long as the non-employee director remains a member of the Oak Board. Notwithstanding anything to the contrary, in the event a non-employee director has not yet vested as to 24% of an Initial Grant or a Succeeding Grant and such non-employee director is not re-elected at Oak's annual stockholders' meeting immediately following such grant, 24% of such grant will accelerate and become immediately exercisable. The 1994 Directors' Option Plan will terminate in December 2004, unless sooner terminated by the Oak Board. Under that plan, on November 23, 1998, each of Messrs. Tomlinson, Hsu and Sohn received an option grant for 6,000 shares at an exercise price of $7.875 per share.

    Under the 1994 Directors Option Plan, in the event of a change in control (whether through merger, sale of assets, a tender offer or proxy contest), the vesting of all options will accelerate, and the options will become immediately exercisable in full prior to the consummation of the change in control upon conditions as the Oak Board determines.

    On November 23, 1998, Oak's stockholders approved an amendment to the 1994 Stock Option Plan making non-employee board members eligible to receive option grants under that plan, including those board members who serve on the compensation committee. In addition the stockholders ratified options for 40,000 shares of common stock granted to each of Messrs. Tomlinson, Hsu and Sohn under the 1994 Employee Stock Option Plan on July 30, 1998 at an exercise price of $3.25 per share. In addition, on May 18, 1999, Mr. Black received a grant of 50,000 options under the 1994 Employee Stock Option Plan at an exercise price of $3.00 per share. Twenty-four percent of the option vests on May 18, 2000 with the remaining seventy-six percent vesting in 38 equal monthly installments so long as he remains a member of the Oak Board. Also, on August 1, 1999, in lieu of an Initial Grant under the 1994 Directors' Option Plan, Dr. Yu received an option under the 1994 Employee Stock Option Plan for 50,000 shares at an exercise price of $3.75 per share. Fifty percent of this option vested on August 1, 1999, and the remainder vests in twenty-five successive equal monthly installments until fully-vested.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth information for the fiscal years ended June 30, 1999, June 30, 1998 and June 30, 1997 concerning compensation paid or accrued by Oak to (i) both the current and former Chief Executive Officer of Oak, (ii) the four most highly compensated executive officers of Oak whose total annual salary and bonus for fiscal year 1999 exceeded $100,000 and who were serving as executive officers as of June 30, 1999, and (iii) two additional individuals who otherwise would have been included in the table but for the fact that they were not serving as executive officers as of June 30, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                        ANNUAL COMPENSATION                 -------------
                                         -------------------------------------------------   SECURITIES
                                                                             OTHER ANNUAL    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR     SALARY($)   BONUS($)(1)  COMPENSATION      OPTIONS     COMPENSATION
---------------------------------------  ---------  ----------  -----------  -------------  -------------  -------------
Young K. Sohn(2) ......................       1999  $  151,731   $       0    $ 2,000,000      2,040,000    $    56,245
  President and Chief                         1998         N/A         N/A            N/A         20,000
  Executive Officer                           1997         N/A         N/A            N/A            N/A

David D. Tsang(3) .....................       1999  $  330,833   $       0             --         90,000    $     5,246
  Chairman of the Board and                   1998  $  300,000   $       0             --        100,000
  former Chief Executive Officer              1997  $  302,825   $ 180,000             --              0

Shawn M. Soderberg(4) .................       1999  $  203,681   $  76,000             --        140,000    $     2,429
  Vice President, General                     1998  $  166,290   $  61,281             --         15,000
  Counsel and Secretary                       1997  $  149,697   $  36,593             --         35,000

Peter D. Besen(5) .....................       1999  $  188,810   $  41,200    $   250,000        297,500    $     2,208
  General Manager, Digital                    1998  $  139,441   $  47,819             --         30,000          2,670
  Imaging Group                               1997  $  125,500   $   3,700             --         60,000          1,636

Paul H.F. Vroomen(6) ..................       1999  $  196,076   $   8,547             --        212,500    $     2,663
  General Manager, Consumer                   1998  $  145,161   $  34,797             --         80,000
  Group                                       1997         N/A         N/A            N/A            N/A

Robert O. Hersh(7) ....................       1999  $  122,207   $  48,000             --        170,000    $       700
  Vice President and Chief                    1998         N/A         N/A            N/A            N/A
  Financial Officer                           1997         N/A         N/A            N/A            N/A

Richard Simone(8) .....................       1999  $  213,327   $   6,000             --        130,000    $   104,366
  Vice President, Technology                  1998  $   11,195   $  31,000             --              0
  and Operations                              1997         N/A         N/A            N/A            N/A

Richard B. Black(9) ...................       1999  $  227,789   $       0             --        140,000    $   331,356
  Vice-Chairman of the Board                  1998  $  111,376   $       0             --        156,000
                                              1997         N/A         N/A            N/A          6,000

------------------------

(1) The award of any bonus is subject to the discretion of the compensation committee of the Oak Board and if awarded, will be based upon achievement of targets established for financial performance and attainment of other annual goals as determined by the compensation committee. No bonus will be paid for achievement of any of the designated levels of operating results unless a specified minimum level of income before income taxes is achieved by Oak.

(2) Mr. Sohn's current salary rate is $450,000 per annum, and he is eligible in fiscal 2000 for a performance bonus of between 60% and 120% of his annual salary. Mr. Sohn served as a director of Oak from January 1998 until February 1999 when he became President and Chief Executive Officer. Long-term compensation awards in fiscal 1999 include an option for 40,000 shares granted in July, 1998 while serving as a non-employee director of Oak, and an option for 2,000,000 shares granted in February 1999 upon acceptance of the position of chief executive officer and president. Mr. Sohn was awarded a $2,000,000 loan, for which the payment of principal and interest are to be forgiven in three equal annual installments over a three-year period measured from the first anniversary of the loan provided Mr. Sohn remains an employee of Oak during that term. Mr. Sohn is entitled to the first installment if he is terminated during his first year. All other compensation for fiscal 1999 includes $27,000 for director fees, $29,000 for special committee fees and $245 group term life insurance premium paid by Oak.

(3) Mr. Tsang served as Chief Executive Officer and President until February 1999 when he resigned from these offices, but he continues to serve Oak as chairman of the board. His current salary rate is $325,000 per annum, and he is eligible in fiscal 2000 for a target bonus of between 60% and 90% of his annual salary. All other compensation for fiscal 1999 includes 401(k) matching contribution of $2,000 and Oak's payment of $3,240 group term life insurance premium.

(4) Ms. Soderberg joined Oak in February 1996. Her current salary rate is $190,000 per annum, and she is eligible in fiscal 2000 for a target bonus of up to 40% of her annual salary. Long-term compensation awards for fiscal 1999 include options for 20,000 shares originally granted in prior fiscal years that were repriced in fiscal 1999. All other compensation for fiscal 1999 includes 401(k) matching contribution of $2,000 and Oak's payment of $929 group term life insurance premium.

(5) Mr. Besen's current salary rate is $180,000 per annum, and he is eligible for a target bonus of up to 40% of his annual salary. Long-term compensation awards for fiscal 1999 include options for 90,000 shares originally granted in prior fiscal years that were repriced in fiscal 1999. Mr. Besen was awarded a $250,000 loan, for which the payment of principal and interest are to be forgiven in three equal annual installments over a four-year period commencing on the second anniversary of the loan. All other compensation for fiscal 1999 includes 401(k) matching contribution of $2,208.

(6) Mr. Vroomen joined Oak in September of 1997. His current salary rate is $190,000 per annum, and he is eligible in fiscal 2000 for a target bonus of up to 40% of his annual salary. Long-term compensation awards include options for 70,000 shares granted in a prior fiscal year and repriced in fiscal 1999. All other compensation for fiscal 1999 includes 401(k) matching contribution of $2,000 and Oak's payment of $663 group term life insurance premium.

(7) Mr. Hersh joined Oak in November of 1998. His current salary rate is $190,000 per annum and he is eligible in fiscal 2000 for a target bonus of up to 40% of his annual salary. All other compensation represents Oak's payment of $700 group term life insurance premium.

(8) Mr. Simone joined Oak in June 1998 and resigned his position June 23, 1999. Long-term compensation awards include an option for 70,000 shares granted and repriced in fiscal 1999. All other compensation for fiscal 1999 includes a $99,750 severance payment, 401(k) matching contributions of $1,675, and Oak's payment of $2,940 group term life insurance premium.

(9) Mr. Black served as president of Oak from January 1998 through February 1999, and he now serves as vice-chairman of the board. Long-term compensation awards include a performance-based option for 90,000 shares subsequently cancelled without value when Mr. Black ceased serving as president, and an option for 50,000 shares granted under the 1994 Employee Stock Option Plan. All other compensation for fiscal 1999 includes Oak's payment of $186,693 for relocation expenses, $121,356 as severance payment, $16,500 in director fees, and Oak's payment of $6,804 group term life insurance premium.

    The following table contains information concerning the stock options granted to the persons named in the Summary Compensation Table during the fiscal year ended June 30, 1999. No stock appreciation rights were granted in fiscal 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                                  ----------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                                 PERCENT OF                               ($) AT ASSUMED ANNUAL
                                   NUMBER OF       TOTAL                                   RATES OF STOCK PRICE
                                   SECURITIES     OPTIONS                                APPRECIATION FOR OPTION
                                   UNDERLYING    GRANTED TO   EXERCISE OR                        TERM(1)
                                    OPTIONS     EMPLOYEES IN  BASE PRICE   EXPIRATION   --------------------------
NAME                               GRANTED(2)   FISCAL YEAR    ($/SH)(3)      DATE           5%           10%
--------------------------------  ------------  ------------  -----------  -----------  ------------  ------------
Young K. Sohn...................        40,000(4)      0.3689  $  3.2500     07/30/08   $     81,756  $    207,187
                                     2,000,000(5)     18.4443  $  3.0000     02/21/09   $  3,773,368  $  9,562,455

David D. Tsang..................        90,000(6)      0.8300  $  3.2500     08/12/08   $    183,952  $    466,170

Shawn M. Soderberg..............        60,000(6)      0.5533  $  3.2500     08/12/08   $    122,634  $    310,780
                                        20,000(7)      0.1844  $  3.2500     08/12/08   $     40,878  $    103,593
                                        60,000       0.5533    $  3.0000     05/18/09   $    113,201  $    286,874

Peter B. Besen..................        82,500(6)      0.7608  $  3.2500     08/12/08   $    168,622  $    427,322
                                        90,000(7)      0.8380  $  3.2500     08/12/08   $    183,952  $    466,170
                                       125,000       1.1528    $  3.0000     05/18/09   $    235,835  $    597,653

Paul Vroomen....................        82,500(6)      0.7608  $  3.2500     08/12/08   $    168,622  $    427,322
                                        80,000(7)      0.7378  $  3.2500     08/12/08   $    163,513  $    414,373
                                        50,000       0.4611    $  3.0000     05/18/09   $     94,334  $    239,061

Robert O. Hersh.................        50,000(4)      0.4611  $  3.6250     11/16/08   $    113,987  $    288,866
                                        60,000(6)      0.5533  $  3.6250     11/16/08   $    136,785  $    346,639
                                        60,000       0.5533    $  3.0000     05/18/09   $    113,201  $    286,874

Richard B. Black................        90,000(6)      0.8300  $  3.2500     08/12/08   $    183,952  $    466,170
                                        50,000(4)      0.4611  $  3.0000     05/18/09   $     94,334  $    239,061

Richard Simone(1)...............        70,000(7)      0.6455  $  4.5625     07/01/08   $     88,237  $    194,982
                                        60,000(6)      0.5533  $  3.2500     08/12/08   $    122,634  $    310,780
                                        70,000       0.6455    $  3.2500     08/12/08   $    143,074  $    362,576

------------------------

(1) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the 10-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect Oak's estimate of future stock price growth.

(2) All options except those noted, become vested for (i) 24% of the underlying shares on the first anniversary of the grant date and (ii) for the balance of the shares in a series of successive equal monthly installments of 2% of the remaining option shares measured from the first anniversary of the vesting commencement date. Each option, unless noted was granted with a term of ten (10) years.

(3) The exercise price may be paid in (i) cash, (ii) shares of Common Stock held for the requisite period to avoid a charge tot he Company's earnings for financial reporting purposes, (iii) through a same-day sale program or (iv) subject to the discretion of the Plan Administrator, by delivery of a full-recourse, secured promissory note payable to Oak.

(4) The options all accelerate in full upon a change of control of Oak.

(5) The option is immediately exercisable with rights of repurchase lapsing monthly at the rate of 2.0833%. In addition, the option will accelerate upon achievement of certain performance goals and certain terminations of employment. See "Employment and Change of Control Arrangements" below.

(6) Options noted become fully exercisable on the seventh (7th) anniversary of the date of grant. These options have vesting acceleration provisions upon the attainment of certain earnings per share targets. An additional 33 1/3% of shares become exercisable in the event Oak reports increasing earnings per share (EPS) for one or more fiscal years equal to or in excess of $.40, $.80, and $1.20. In the event the EPS for a fiscal year is less than the EPS for any earlier fiscal year, no additional shares of Common Stock shall accelerate with respect to such later fiscal year. Options become fully exercisable in the event of a change of control.

(7) The options noted were granted in prior fiscal years, cancelled and regranted in fiscal 1999 at fair market value with a restart of vesting.

OPTION EXERCISES AND FISCAL 1999 YEAR-END VALUES

    The following table provides certain information concerning exercises of options to purchase Oak's Common Stock in the fiscal year ended June 30, 1999 by the persons named in the Summary Compensation Table and sets forth certain information concerning the number of shares covered by both exercisable and unexercisable stock options as of June 30, 1999. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of Oak's Common Stock as of June 30, 1999. Oak has not issued any stock appreciation rights.

           AGGREGATE OPTION EXERCISES AND FISCAL 1999 YEAR-END VALUES

                                                              NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED          IN-THE MONEY OPTIONS
                                  SHARES                   OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                                ACQUIRED ON     VALUE     ----------------------------  ------------------------------
                                 EXERCISE     REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                                -----------  -----------  -------------  -------------  -------------  ---------------
Young K. Sohn.................     200,000    $    0.00       1,840,134(2)       19,966   $    0.00    $  1,140,000.00
David D. Tsang................           0    $    0.00          38,000       152,000     $    0.00    $     33,750.00
Shawn M. Soderberg............           0    $    0.00          23,400       146,600     $    0.00    $     67,500.00
Peter D. Besen................           0    $    0.00               0       297,500     $    0.00    $    142,812.50
Paul Vroomen..................           0    $    0.00               0       212,500     $    0.00    $     92,187.50
Robert O. Hersh...............           0    $    0.00               0       170,000     $    0.00    $     37,500.00
Richard B. Black(3)...........           0    $    0.00          61,560       156,440     $    0.00    $     31,250.00
Richard Simone(4).............           0    $    0.00               0       130,000     $    0.00    $     48,750.00

------------------------

(1) Calculated by determining the difference between the fair market value of the securities underlying the options at June 30, 1999 (based on the closing price of $3.625 for Oak's Common Stock on the Nasdaq National Stock Market on June 30, 1999) and the exercise price of the options.

(2) Includes options to purchase 1,833,334 shares that are immediately exercisable but unvested and are subject to Oak's right of repurchase.

(3) Mr. Black is Vice-Chairman of the Oak Board and served as President of Oak from January 1998 through February 1999.

(4) Mr. Simone resigned as Vice President on June 23, 1999.

SPECIAL OPTION REGRANT PROGRAM

    During the 1999 fiscal year, the compensation committee felt that circumstances had made it necessary for Oak to implement an option cancellation/regrant program. Accordingly, on August 12, 1998, all of Oak's employees (including those executive officers who were new officers for fiscal
1998) were given the opportunity to surrender their outstanding options issued under the 1988 and 1994 Stock Option Plans with exercise prices in excess of $3.50 per share could be exchanged at the election of the optionee for a new option grant for the same number of shares with a lower exercise price of $3.25 per share, the fair market value per share of Oak's Common Stock on the regrant date. A restart of vesting was imposed, and the new options become exercisable as follows: twenty-four percent at the end of the first anniversary of the date of grant and the balance in a series of thirty-eight equal monthly installments.

    The compensation committee determined that this program was necessary because equity incentives are a significant component of the total compensation package of each Company employee and play a substantial role in Oak's ability to retain the services of individuals essential to Oak's long-term financial success. Prior to the implementation of the program, the market price of Oak's Common Stock had fallen as a result of market factors which adversely impacted Oak's financial results and which did not necessarily reflect the employees' contributions to Oak's progress. The compensation committee felt that Oak's ability to retain key employees would be significantly impaired, unless value was restored to their options in the form of regranted options at the current market price of Oak's Common Stock. However, in order for the regranted options to serve their primary purpose of assuring the continued service of each optionee, a new vesting schedule was imposed with respect to the regranted option shares. The new options do not continue to vest in accordance with their original option vesting schedule, but may only be exercised for twenty-four percent of the total shares after the optionee has completed one year of service measured from the regrant date. Thereafter, the options may be exercised for an additional two percent of the total shares on each monthly anniversary date until fully vested. Accordingly, an employee or officer who elected to reprice his or her current options was required to restart the fifty month vesting that applied to a canceled option.

    As a result of the new exercise schedules imposed on the regranted options, the compensation committee believes that the program strikes an appropriate balance between the interests of the option holders and those of the stockholders. The lower exercise prices in effect under the regranted options make those options valuable once again to the new executive officers and key employees critical to Oak's financial performance. However, those individuals will enjoy the benefits of the regranted options only if they in fact remain in Oak's employ and contribute to Oak's financial success.

    The following table sets forth information with respect to all repricings of options held by any executive officer of Oak since February 13, 1995, the date of Oak's initial public offering.

                                              NUMBER OF                   EXERCISE
                                             SECURITIES   MARKET PRICE    PRICE AT                 LENGTH OF OPTION
                                             UNDERLYING    OF STOCK AT     TIME OF                  TERM REMAINING
                                               OPTIONS       TIME OF      REPRICING       NEW         AT DATE OF
                                  REPRICING  REPRICED OR  REPRICING OR       OR        EXERCISE      REPRICING OR
NAME                                DATE       AMENDED      AMENDMENT     AMENDMENT      PRICE        AMENDMENT
--------------------------------  ---------  -----------  -------------  -----------  -----------  ----------------
Peter D. Besen..................   08/01/96      20,000     $    6.50     $   28.50    $    6.50     4 yrs, 97 days
  General Manager,                 08/01/96      10,000     $    6.50     $   19.38    $    6.50    4 yrs, 174 days
  Digital Imaging Group            08/12/98      20,000     $    3.25     $    6.50    $    3.25     2 yrs, 86 days
                                   08/12/98      10,000     $    3.25     $    6.50    $    3.25    2 yrs, 163 days
                                   08/12/98      30,000     $    3.25     $    9.38    $    3.25    3 yrs, 294 days
                                   08/12/98      30,000     $    3.25     $    9.63    $    3.25     4 yrs, 83 days

Richard Simone (1) .............   08/12/98      70,000     $    3.25     $  4.5625    $    3.25    4 yrs, 323 days
  Vice President,
  Technology and Operations

Shawn M. Soderberg .............   08/01/96      30,000     $    6.50     $   25.13    $    6.50    4 yrs, 212 days
  Vice President,                  08/12/98       5,000     $    3.25     $   13.50    $    3.25    3 yrs, 203 days
  General Counsel & Secretary      08/12/98      15,000     $    3.25     $    7.00    $    3.25    4 yrs, 202 days

Paul H. F. Vroomen .............   08/12/98      80,000     $    3.25     $  10.875    $    3.25     4 yrs, 21 days
  General Manager,
  Consumer Group

Ronald E. Wilderink(2) .........   08/01/96      20,000     $    6.50     $   13.81    $    6.50    3 yrs, 274 days
  Vice President,
  Corporate Controller

------------------------

(1) Mr. Simone resigned as Vice President on June 23, 1999

(2) Mr. Wilderink resigned as Vice President on August 24, 1998

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The compensation committee (the "Committee") is comprised of two independent, non-employee directors of Oak, none of whom are former employees of Oak. The compensation committee was comprised of Young Sohn and Ta-Lin Hsu until Mr. Sohn became an employee of Oak in February 1999. Effective August of 1999 the compensation committee was comprised of Ta-Lin Hsu and Albert Yu; (between February and August the full board performed the functions of the compensation committee). For a description of transactions between Oak and members of the compensation committee and entities affiliated with such members, see "Certain Relationships and Related Transactions."

    No executive officer of Oak served on the compensation committee of another entity or on any other Committee of the Oak Board of another entity performing similar functions, during the last fiscal year.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    On February 22, 1999, Oak entered into an employment agreement with Mr. Sohn in connection with his employment as Oak's President and Chief Executive Officer. Pursuant to this agreement,

Mr. Sohn will be paid an annual base salary of $450,000 and will be eligible to receive a performance bonus of 60% to 120% of his base salary for each fiscal year beginning with fiscal 2000 based on the achievement of certain fiscal and performance based objectives as agreed to with the Oak Board. Mr. Sohn also executed a promissory note on February 22, 1999 for $2,000,000 with interest payable at a rate of 4.62% per annum, compounded annually. Oak will forgive the repayment of principal and accrued interest on the note in three equal annual installments beginning February 25, 2000 provided Mr. Sohn is continuously employed with Oak during each year in the three-year note term, but if Mr. Sohn is terminated during the first year of the three-year term, the first installment of principal and accrued interest will be forgiven.

    Mr. Sohn was granted an option to purchase 2,000,000 shares of the company's common stock with an exercise price of $3.00 per share. The option shares vest in 48 equal monthly installments over his 4-year period of service. In the event that Oak's common stock has an average closing price of at least $20 per share for a period of 30 consecutive calendar days, Mr. Sohn will vest in 50% of any unvested shares. In addition, all shares will vest upon a change in control of Oak (whether by merger, asset sale or sale of stock by the stockholders) or a dissolution of Oak. If Mr. Sohn's employment is terminated for any reason during this first year of employment, the number of shares in which he will be vested will be increased to the greater of (A) 25% of the total option shares or (B) the number of shares in which he is otherwise vested plus 12.5% of the option shares. If his employment is terminated without cause after one year, then the number of shares in which he will be vested will be increased to the number of shares in which he is otherwise vested plus 12.5% of the option shares. Mr. Sohn exercised the option on February 22, 1999, subject to Oak's right to repurchase any shares in which he is not vested upon his termination of employment.

    In the event that Mr. Sohn is terminated for any reason during his first year of employment, he will receive (i) his base salary for a period of 12 months, (ii) 50% of his target performance bonus and (iii) the first installment of his special bonus (the loan forgiveness). If his employment is terminated without cause after the first year of employment, Mr. Sohn will receive his base salary for 6 months and 50% of his target performance bonus. In the event that Mr. Sohn's employment is terminated without cause or if he resigns for good reason (including as a result of a decrease in his salary or performance bonus or a change in his title, authority or responsibilities) within 12 months of a change in control of Oak, he will receive (i) his base salary for a period of 12 months and (ii) his target performance bonus.

    In August of 1998, Oak issued non-qualified stock options that will accelerate upon a change in control of Oak to Peter Besen, Abel Lo, Shawn Soderberg, David Tsang, and Paul Vroomen. In November of 1998 and in April 1999, similar stock options were issued to Robert Hersh and William Housley, respectively.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The compensation committee (the "Committee") is comprised of two independent, non-employee directors of Oak, none of whom are former employees of Oak. The compensation committee was comprised of Young Sohn and Ta-Lin Hsu until Mr. Sohn became an employee of Oak in February 1999. Effective August of 1999 the compensation committee was comprised of Ta-Lin Hsu and Albert Yu; (between February and August the full board acted as the compensation committee). The compensation committee's primary function is to provide guidance and leadership to the Chief Executive Officer, the Chief Financial Officer and the VP, Human Resources to enable them to design an executive compensation program which attracts and retains executive management. The primary role of the Committee is to review and approve the salary, bonus, stock options and other benefits, direct or indirect, of Oak's officer group.

    Oak has considered the potential impact of Section 162(m) of the Internal Revenue Code ("Section 162(m)") adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) of the Internal Revenue Code disallows a Federal income tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation which is not considered to be performance based. Oak's 1994 Option Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under the plan will qualify as performance-based compensation and will not be subject to the $1 million limitation. Mr. Sohn's option grant and special bonus for fiscal 1999 were approved by the entire Oak Board and will not qualify as performance-based compensation. Additional non-performance based compensation paid to Oak's executive officers for the 2000 fiscal year will exceed the $1 million limit per officer only by an insubstantial amount for one executive officer, and the Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to Oak's executive officers. Oak's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

    The compensation program and policies of Oak are designed to enhance stockholder value by aligning the financial interests of the executive officers of Oak with those of its stockholders. Oak's compensation program utilizes base salary, performance based cash bonuses and stock options to motivate executive officers to achieve Oak's business objectives and to recognize the value achieved by the executive team for Oak's stockholders.

    SALARY

    During the fiscal year, the Committee reviews with the Chief Executive Officer, and approves, with modifications it deems appropriate, an annual salary plan for Oak's executive officers. In making individual base salary decisions, the Committee reviews each officer's duties and the contributions the officer has made to Oak's overall performance. The Committee also compares the salary of each officer with other officers' salaries, taking into consideration the number of years employed by Oak, the possibility of future promotions and the extent and frequency of prior salary adjustments.

    INCENTIVE COMPENSATION

    The company has continued an executive bonus plan, which is based upon achievement of targets established for financial performance and attainment of other annual goals as determined by the Committee. For the purposes of the bonus calculation under the bonus plan, performance is measured according to achievement of approved targets in specified categories. If the targeted levels are met, generally, each participant in the bonus plan may earn a bonus of up to 40% of such executives officer's base salary, with the exception of the Chief Executive Officer who is eligible to earn a bonus from 60--120% of base salary. Payment of this performance bonus is based upon the achievement or fiscal and performance-based objectives as agreed to by the board. If the targeted levels are exceeded, additional bonuses are earned. The maximum bonus, which can be earned in any year by an executive under the plan, is 150% of the targeted bonus. No bonus will be paid for achievement of any of the designated levels of operating results unless Oak achieves a specified minimum level of income before income taxes. In addition, regardless of whether targeted performance levels are met, any award is subject to the discretion of the compensation committee of the Oak Board. In general, for fiscal year 1999, no executive incentive cash bonuses were paid in keeping with the performance of the company.

    STOCK OPTIONS

    The Committee believes that equity ownership provides significant additional motivation to executive officers to maximize value for Oak's stockholders. Generally the committee grants stock options at the commencement of an executive officer's employment and, depending upon that officer's performance and the appropriateness of additional awards to retain key employees, periodically thereafter. In making its determination as to grant levels, the committee takes into consideration prior grants to such executive, the number of years such officer has been employed by Oak, grants made in the broad high tech industry to similarly situated executives, and, in the case of an initial grant, the sufficiency of such grant to attract the executive to accept employment with Oak. In fiscal year 1999, executive officers and technical employees were granted stock options above the market median, to achieve retention objectives as appropriate to their level of contribution, thus shifting the emphasis in pay from cash to equity.

    CEO COMPENSATION

    The committee independently determined the base salary for Mr. Tsang as the Chief Executive Officer based on the assessment of Oak's performance against its present goals, Oak's performance within the semiconductor industry, the overall performance of the Chief Executive Officer, and the compensation levels of similarly situated chief executive officers. Based upon such assessment, Mr. Tsang's annual base salary was $325,000. Mr. Tsang has continued to earn this salary as Oak's chairman of the board and is expected to work with the chief executive officer on strategic technology initiatives and vendor/customer relationships. Mr. Tsang is currently eligible in fiscal 2000 to receive a performance bonus of between 60% to 120% of his annual salary upon achievement of pre-specified objectives approved by the Oak Board. In addition, Mr. Tsang received options to purchase 90,000 shares during fiscal 1999. Mr. Tsang did not earn a cash bonus under Oak's executive bonus plan for fiscal 1999.

    Mr. Sohn's compensation was negotiated by the Oak Board in light of the objectives and assessment mentioned above. Pursuant to his employment agreement dated February 22, 1999, Mr. Sohn's annual base salary is $450,000. In fiscal 2000, he will be entitled to receive a performance bonus of between 60% to 120% of his base salary upon achievement of pre-specified objectives, of which the Oak Board has reviewed. Mr. Sohn also received a special bonus of $2,000,000 (adjusted for inflation), structured as a loan forgiven in three equal annual installments upon completion of each year of service measured from February 26, 1999. Mr. Sohn is entitled to the first installment if he is terminated during his first year. Mr. Sohn was also granted an option to purchase 2,000,000 shares of common stock at an exercise price of $3.00 per share. The option shares vest monthly over a four-year period, and the vesting will accelerate upon a change of control of Oak or certain terminations of Mr. Sohn's employment.

                                          compensation committee
                                          Ta-Lin Hsu
                                          Albert Yu

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In connection with his employment arrangement, Mr. Sohn also executed a promissory note on February 22, 1999 for $2,000,000 with interest payable at a rate of 4.62% per annum, compounded annually. Oak will forgive the repayment of principal and accrued interest on the note in three equal annual installments beginning February 25, 2000 provided Mr. Sohn is continuously employed with Oak during each year in the three-year note term. Notwithstanding the above, Mr. Sohn will receive the first installment if he is terminated for any reason during his first year of employment. Upon Mr. Sohn's termination of service with Oak after his first year of service, any remaining unforgiven note principal and accrued interest becomes due and payable. As of September 30, 1999, the balance owed on this note was $2,055,693, representing $2,000,000 principal and $55,693 accrued interest.

    Oak loaned Mr. Besen the principal sum of $250,000 during fiscal 1999. Under the terms of this loan arrangement, Oak will forgive repayment of the principal (together with accrued interest at the rate of 5.82% per annum) in three equal annual installments, with the first such installment occurring in July 2000. Upon Mr. Besen's termination of service with Oak, any remaining unforgiven note principal and interest becomes immediately due and payable. As of September 30, 1999, the balance owed on this note was $252,631, representing $250,000 principal and $2,631 accrued interest.

    Oak has a similar arrangement with William Housley, its general manager of its Optical Storage Group. Mr. Housley's loan was for the principal sum of $100,000 paid during fiscal 1999, and the first of his three equal annual installments for loan forgiveness (together with accrued interest at the rate of 5.82% per annum) occurs in July 2001. Upon Mr. Housley's termination of service with Oak, any remaining unforgiven note principal and interest becomes immediately due and payable. As of September 30, 1999, the balance owed on this note was $101,052, representing $100,000 principal and %1,052 accrued interest.

    Mr. Tomlinson is a general partner of Tomlinson Zisko Morosoli & Maser LLP, a law firm that provides legal services to Oak.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires Oak's executive officers, directors and persons who beneficially own more than 10% of Oak's common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish Oak with copies of all Section 16(a) forms filed by such persons.

    During fiscal 1999, Mr. Besen did not timely file his Statement of Beneficial ownership on Form 3, Mr. Sohn filed an amended Form 3 to report an additional 10,000 shares of Oak common stock, and Mr. Chu failed to report a holding of an employee stock option on his Form 3.

    Except for these three instances and based solely on its review of such forms furnished to it and written representations from certain reporting persons, Oak believes that all executives officers, directors and more than 10% stockholders complied with all filing requirements applicable to them with respect to transactions during fiscal 1999.

                        COMPARISON OF STOCKHOLDER RETURN

    Set forth below is a line graph comparing the annual percentage change in the cumulative total return on Oak's Common Stock with the cumulative total return of the H&Q Semiconductor Sector Index and the Nasdaq Stock Market Index--U.S. for the period commencing on February 13, 1995 and ending on June 30, 1999.

    COMPARISON OF CUMULATIVE TOTAL RETURN FROM FEBRUARY 13, 1995(1) THROUGH JUNE 30, 1999(2)(3)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    OAK             NASDAQ STOCK             HAMBRECHT &

                TECHNOLOGY, INC.      MARKET (U.S.)          QUIST SEMICONDUCTORS
02/13/95                    $100               $100                          $100
6/95                        $263               $119                          $150
6/96                        $134               $152                          $112
6/97                        $139               $185                          $203
6/98                         $65               $244                          $166
6/99                         $52               $349                          $352

------------------------

(1) Oak's initial public offering became effective on February 13, 1995 and trading commenced on February 14, 1995. For purposes of this presentation, Oak has assumed that its initial offering price of $14.00 would have been the closing sales price on February 13, 1995, the day prior to commencement of trading. Oak effected a 2-for-1 split of its Common Stock on March 28, 1996.

(2) June 30, 1999 was the last day of trading for Oak's fiscal year ended June 30, 1999.

(3) Assumes that $100.00 was invested on February 13, 1995 in Oak's Common Stock at Oak's initial offering price of $14.00 ($7.00 on a post-split basis) and at the closing sales price for each index on that date and that all dividends were reinvested. No dividends have been declared on Oak's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

        OAK STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information, as of September 30, 1999, with respect to the beneficial ownership of Oak's common stock by (i) all persons known by Oak to be the beneficial owners of more than 5% of the outstanding common stock of Oak, (ii) each director and nominee for director of Oak, (iii) the chief executive officer and the other executive officers named in the summary compensation table below and (iv) all current executive officers and directors of Oak as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Unless otherwise indicated below, the persons and entities names in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The table assumes that all options granted under Oak's 1994 Stock Option Plan ("1994 Option Plan") and Oak's 1994 Outside directors' Stock Option Plan ("1994 Directors' Option Plan") become exercisable in accordance with their respective vesting terms. The percentage ownership is based on 41,194,077 shares of common stock outstanding on September 30, 1999. Shares of Common Stock subject to stock options which are currently exercisable or will become exercisable within 60 days after September 30, 1999 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

                                                                                              SHARES OWNED
                                                                                   ----------------------------------
                                                                                                       PERCENTAGE OF
NAME OF BENEFICIAL OWNERS                                                          NUMBER OF SHARES        CLASS
---------------------------------------------------------------------------------  -----------------  ---------------
David D. Tsang...................................................................       4,530,949             11.0%
Young K. Sohn....................................................................       2,030,800             4.93%
Shawn M. Soderberg...............................................................          37,303            *
Peter B. Besen...................................................................          33,241            *
Paul Vroomen.....................................................................          29,102            *
Robert O. Hersh..................................................................          12,000            *
Richard B. Black.................................................................         466,109              1.1%
Richard Simone...................................................................          16,800            *
Ta-Lin Hsu.......................................................................         134,360            *
Timothy Tomlinson................................................................          51,002            *
Albert Y. C. Yu..................................................................          28,000            *
Executive officers and directors as a group (15 persons).........................       7,895,676             19.2%

   * Less than 1%

    ADDITIONAL INFORMATION. Additional information regarding the beneficial ownership of shares held by these persons is indicated below. The address of Messrs. Sohn, Tsang, Vroomen, Hersh, and Simone and Ms. Soderberg is c/o Oak Technology, Inc., 139 Kifer Court, Sunnyvale, CA 94086. The address of Mr. Besen is c/o Oak Technology, Inc., 200 Brickstone Square, Andover, MA 01810. The address of Mr. Black is 10655 N. Upper Meadow Road, Moose, WY 83012. The address of Mr. Hsu is c/o H&Q Asia Pacific International Trade Bldg., 32nd Fl., 333 Keelung Road, Taipei, Taiwan 10548, Republic of China. The address of Mr. Tomlinson is c/o Tomlinson Zisko Morosoli & Maser LLP, 200 Page Mill Road, 2nd Floor, Palo Alto, CA 94306.

    Mr. Tsang: 200,000 of these shares are held of record by Mr. Tsang; 3,162,949 of these shares held by Mr. Tsang as Trustee for the Golden Rainbow Trust; an aggregate of 1,120,000 of these shares held of record by four trusts for Mr. Tsang's children of which Mr. Tsang's brother and brother-in-law are trustees; and 48,000 of these shares are subject to options exercisable within 60 days of September 30, 1999. Mr. Tsang is Chairman of the Oak Board of Oak.

    Mr. Sohn: 1,800,000 of these shares are subject to options granted pursuant to the Executive Stock Option Plan, which options are immediately exercisable subject to Oak's right of repurchase lapsing over time; and 20,800 of these shares are subject to options exercisable within 60 days of September 30, 1999. Mr. Sohn served as a non-employee director until February 26, 1999 when he joined Oak as President and Chief Executive Officer.

    Ms. Soderberg: 32,400 of these shares are subject to options exercisable within 60 days of September 30, 1999. Ms. Soderberg is Vice President, General Counsel and Secretary of Oak.

    Mr. Besen: 27,000 of these shares are subject to options exercisable within 60 days of September 30, 1999. Mr. Besen is President and General Manager of Oak's Digital Imaging Group.

    Mr. Vroomen: 24,000 of these shares are subject to options exercisable within 60 days of September 30, 1999. Mr. Vroomen is General Manager of Oak's Consumer Group.

    Mr. Hersh: 12,000 of these shares are subject to options exercisable within 60 days of September 30, 1999. Mr. Hersh joined Oak in November 1998 as Vice President and Chief Financial Officer.

    Mr. Black: 78,360 of these shares are subject to options exercisable within 60 days of September 30, 1999. Mr. Black is Vice-Chairman of the Oak Board and served Oak as President until February, 1999.

    Mr. Simone: 16,800 of these shares are subject to options exercisable within 60 days of September 30, 1999. Mr. Simone was Vice President, Technology and Operations until his resignation on June 23, 1999.

    Dr. Hsu: 24,360 of these shares are subject to options exercisable within 60 days of September 30, 1999. Dr. Hsu is a director of Oak.

    Mr. Tomlinson: 24,360 of these shares are subject to options exercisable within 60 days of September 30, 1999. Mr. Tomlinson is a director of Oak.

    Dr. Yu: 28,000 of these shares are subject to options exercisable within 60 days of September 30, 1999. Dr. Yu became a director on August 2, 1999 and received a stock option for 50,000 shares, of which 25,000 shares were immediately vested, and the remaining shares vest in 25 equal monthly installments of 1,000 shares each.

    Group: 2,167,280 of these shares are subject to options exercisable within 60 days of September 30, 1999.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors of Oak has selected KPMG LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending June 30, 2000. A representative of KPMG LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

    The affirmative vote of a majority of the shares represented and voting at the annual meeting is required for approval of this proposal. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interest of Oak and its stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF KPMG LLP AS OAK INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 2000.

                         TRANSACTION OF OTHER BUSINESS

    At the date of this joint proxy statement/prospectus, the only business that the Oak Board intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Oak Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the accompanying proxy.

                          FUTURE STOCKHOLDER PROPOSALS

    Pursuant to Rule 14a-8 under the Exchange Act, Xionics' stockholders may present proper proposals for inclusion in Xionics proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to Xionics in a timely manner. In order to be so included for the 2000 annual meeting, in the event the merger has not been consummated prior to the date of that meeting, stockholder proposals must be received by Xionics no later than June 17, 2000, and must otherwise comply with the requirements of Rule 14a-8.

    In addition, in the event the merger is not consummated, the proxy solicited by Xionics' board of directors will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Xionics is provided with notice of such proposal no later than August 31, 2000.

    Likewise, Oak stockholders must submit any proposals by June 17, 2000 to be considered timely for inclusion in the proxy statement for the 2000 annual meeting, and the proxy solicited by Oak's board of directors will confer discretionary authority to vote on any stockholder proposal presented at that meeting unless Oak is provided with notice of such proposal no later than August 31, 2000.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedule incorporated in this joint proxy statement/prospectus by reference from Oak's 1999 Annual Report on Form 10-K, have been incorporated by reference herein in reliance on the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Xionics Document Technologies, Inc. incorporated in this joint proxy statement/prospectus by reference to Xionics' Annual Report on Form 10-K for the year ended June 30, 1999 have been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the shares of Oak common stock offered hereby and certain tax matters with respect to the merger will be passed upon for Oak by Brobeck, Phleger & Harrison LLP, New York, New York. Certain tax matters with respect to the merger will be passed upon for Xionics by Bingham Dana LLP, Boston Massachusetts.

                      WHERE YOU CAN FIND MORE INFORMATION

    Oak and Xionics file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by either company at the Commission's public reference room at 450 Fifth Street, N. W., Washington, D. C., 20549, or at any of the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Oak's and Xionics' Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

    Oak filed a registration statement to register the Oak common stock to be issued to Xionics stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Oak in addition to being a proxy statement of Xionics for the meeting of Xionics stockholders and a proxy statement of Oak for the meeting of Oak stockholders. As allowed by the Commission's rules, this proxy statement/prospectus does not contain all the information you can find in the Oak registration statement or the exhibits to the registration statement.

    The Commission allows Oak and Xionics to "incorporate by reference" information into this proxy statement/prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the Commission. The information of Oak and Xionics incorporated by reference is deemed to be part of this proxy statement/prospectus, except for information superseded by information in (or incorporated by reference in) this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the Commission. The following documents contain important information about Oak and Xionics, respectively, and each of their respective financial conditions and are hereby incorporated by reference:

                                      OAK

    - Quarterly Report on Form 10-Q for the three-month period ended September 30, 1999 filed with the SEC on November 15, 1999 pursuant to Section 13 of the Exchange Act;

    - Annual Report on Form 10-K for the fiscal year ended June 30, 1999 filed with the SEC on September 28, 1999 pursuant to Section 13 of the Exchange Act, as amended on Form 10-K/A filed with the SEC on December 9, 1999;

    - Registration Statement No. 000-25298 on Form 8-A filed with the SEC on December 16, 1994, in which there is described the terms, rights and provisions applicable to the Company's Common Stock; and

    - Registration Statement No. 000-25298 on Form 8-A12G filed with the SEC on August 21, 1997, together with Amendment No. 1 on Form 8-A12B/A filed with the SEC on November 25, 1998, in which there is described the terms, rights and provisions applicable to the Company's Preferred Stock Purchase Rights.

                                    XIONICS

    - Quarterly Report on Form 10-Q for the three-month period ended September 30, 1999 filed with the SEC on November 12, 1999 pursuant to Section 13 of the Exchange Act;

    - Annual Report on Form 10-K for the fiscal year ended June 30, 1999 filed with the SEC on September 13, 1999 pursuant to Section 13 of the Exchange Act, as amended on Form 10-K/A filed with the SEC on December 9, 1999; and

    - Registration Statement No. 000-20777 on Form 8-A12G filed with the SEC on September 11, 1996.

    Oak and Xionics are also incorporating by reference additional documents that they respectively may file with the Commission pursuant to the Exchange Act between the date of this proxy statement/prospectus and the date of the Oak annual meeting and the Xionics special meeting.

    Oak has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Oak, and Xionics has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Xionics.

    If you are a stockholder, you may have been sent some of the documents incorporated by reference, but you can obtain any of them through Oak, Xionics or the Commission. Documents incorporated by reference are available from Oak or Xionics, as the case may be, without charge, excluding any exhibits which are not specifically incorporated by reference as exhibits in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Oak Technology, Inc.                   Xionics Document Technologies, Inc.
139 Kifer Court                        70 Blanchard Road
Sunnyvale, California 94086            Burlington, Massachusetts 01083
(408) 737-0888                         (781) 229-7000
Attention: Shawn M. Soderberg          Attention: Robert L. Lentz

    If you would like to request documents from either company, please do so by January 1, 2000 (10 days prior to the special meeting), to receive them before the special meeting.

    You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the approval of the merger agreement. Neither Oak nor Xionics has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This joint proxy statement/prospectus is dated December 10, 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date, and neither the mailing of this proxy statement/prospectus to Xionics' stockholders nor the issuance of Oak common stock in the merger shall create any implication to the contrary.

                               SOLICITATION COSTS

    Each of Oak and Xionics will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, accompanying proxy and any additional solicitation materials furnished to its respective stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to those beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of both Oak and Xionics. No additional compensation will be paid to these individuals for any such services. Except as described above, Oak and Xionics do not presently intend to solicit proxies other than by mail.

                                                                      APPENDIX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                     AMONG
                              OAK TECHNOLOGY, INC.
                           VERMONT ACQUISITION CORP.
                                      AND
                      XIONICS DOCUMENT TECHNOLOGIES, INC.

                           DATED AS OF JULY 29, 1999

                               TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                           ---------
ARTICLE I DEFINITIONS....................................................................................        A-1
    SECTION 1.01         Certain Defined Terms...........................................................        A-1

ARTICLE II THE MERGER....................................................................................        A-4
    SECTION 2.01         The Merger......................................................................        A-4
    SECTION 2.02         Closing.........................................................................        A-4
    SECTION 2.03         Effective Time..................................................................        A-5
    SECTION 2.04         Effect of the Merger............................................................        A-5
                         Certificate of Incorporation; Bylaws; Directors and Officers of Surviving
                           Corporation...................................................................        A-5
    SECTION 2.05

ARTICLE III CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES...........................................        A-5
    SECTION 3.01         Conversion of Shares............................................................        A-5
    SECTION 3.02         Exchange of Shares Other than Dissenting Shares and Treasury Shares.............        A-6
    SECTION 3.03         Stock Transfer Books............................................................        A-8
    SECTION 3.04         No Fractional Share Certificates................................................        A-8
    SECTION 3.05         Options to Purchase Company Common Stock........................................        A-8
    SECTION 3.06         Certain Adjustments.............................................................        A-9
    SECTION 3.07         Dissenters' Rights..............................................................        A-9
    SECTION 3.08         Lost, Stolen or Destroyed Certificates..........................................       A-10
    SECTION 3.09         Taking of Necessary Action; Further Action......................................       A-10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY.....................................................       A-10
    SECTION 4.01         Organization and Qualification; Subsidiaries....................................       A-10
    SECTION 4.02         Certificate of Incorporation and Bylaws.........................................       A-11
    SECTION 4.03         Capitalization..................................................................       A-11
    SECTION 4.04         Authority Relative to This Agreement............................................       A-12
    SECTION 4.05         No Conflict; Required Filings and Consents......................................       A-12
    SECTION 4.06         Permits; Compliance with Laws...................................................       A-12
    SECTION 4.07         SEC Filings; Financial Statements...............................................       A-13
    SECTION 4.08         Absence of Certain Changes or Events............................................       A-13
    SECTION 4.09         Employee Benefit Plans; Labor Matters...........................................       A-14
    SECTION 4.10         Contracts.......................................................................       A-16
    SECTION 4.11         Litigation......................................................................       A-17
    SECTION 4.12         Environmental Matters...........................................................       A-17
    SECTION 4.13         Intellectual Property...........................................................       A-17
    SECTION 4.14         Taxes...........................................................................       A-20
    SECTION 4.15         Insurance.......................................................................       A-20
    SECTION 4.16         Properties......................................................................       A-21
    SECTION 4.17         Affiliates......................................................................       A-21
    SECTION 4.18         Opinion of Financial Advisor....................................................       A-21
    SECTION 4.19         Brokers.........................................................................       A-21
    SECTION 4.20         Certain Business Practices......................................................       A-21
    SECTION 4.21         Business Activity Restriction...................................................       A-22
    SECTION 4.22         Certain Tax Matters.............................................................       A-22

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........................................       A-22
    SECTION 5.01         Organization and Qualification; Subsidiaries....................................       A-22
    SECTION 5.02         Certificate of Incorporation and Bylaws.........................................       A-23

                                                                                                             PAGE
                                                                                                           ---------
    SECTION 5.03         Capitalization..................................................................       A-23
    SECTION 5.04         Authority Relative to This Agreement............................................       A-23
    SECTION 5.05         No Conflict; Required Filings and Consents......................................       A-24
    SECTION 5.06         Permits; Compliance with Laws...................................................       A-24
    SECTION 5.07         Absence of Certain Changes or Events............................................       A-24
    SECTION 5.08         SEC Filings; Financial Statements...............................................       A-25
    SECTION 5.09         Contracts.......................................................................       A-26
    SECTION 5.10         Employee Benefit Plans; Labor Matters...........................................       A-26
    SECTION 5.11         Litigation......................................................................       A-27
    SECTION 5.12         Taxes...........................................................................       A-28
    SECTION 5.13         Brokers.........................................................................       A-28
    SECTION 5.14         Certain Business Practices......................................................       A-28
    SECTION 5.15         No Prior Activities.............................................................       A-28
    SECTION 5.16         Intellectual Property...........................................................       A-29
    SECTION 5.17         Business Activity Restriction...................................................       A-29
    SECTION 5.18         Certain Tax Matters.............................................................       A-29
    SECTION 5.19         Parent Common Stock.............................................................       A-30
    SECTION 5.20         Availability of Funds...........................................................       A-30

ARTICLE VI COVENANTS.....................................................................................       A-30
    SECTION 6.01         Conduct of Business by Company Pending the Closing..............................       A-30
    SECTION 6.02         Notices of Certain Events.......................................................       A-32
    SECTION 6.03         Access to Information; Confidentiality..........................................       A-32
    SECTION 6.04         No Solicitation of Transactions.................................................       A-33
    SECTION 6.05         Control of Operations...........................................................       A-33
    SECTION 6.06         Further Action; Consents; Filings...............................................       A-33
    SECTION 6.07         Additional Reports..............................................................       A-34
    SECTION 6.08         Employee Retention..............................................................       A-34
    SECTION 6.09         Third Party Consents............................................................       A-34

ARTICLE VII ADDITIONAL AGREEMENTS........................................................................       A-35
    SECTION 7.01         Registration Statement; Proxy Statement.........................................       A-35
    SECTION 7.02         Stockholders' Meetings..........................................................       A-36
    SECTION 7.03         Directors' and Officers' Indemnification and Insurance..........................       A-36
    SECTION 7.04         No Shelf Registration...........................................................       A-37
    SECTION 7.05         Public Announcements............................................................       A-37
    SECTION 7.06         NNM Listing.....................................................................       A-37
    SECTION 7.07         Blue Sky........................................................................       A-38
    SECTION 7.08         Company Stock Options/Registration Statements on Form S-8.......................       A-38
    SECTION 7.09         Employee Benefit Matters........................................................       A-38
    SECTION 7.10         Tax Opinion.....................................................................       A-39
    SECTION 7.11         Board Representation............................................................       A-39

ARTICLE VIII CONDITIONS TO THE MERGER....................................................................       A-39
    SECTION 8.01         Conditions to the Obligations of Each Party to Consummate the Merger............       A-39
    SECTION 8.02         Conditions to the Obligations of Company........................................       A-40
    SECTION 8.03         Conditions to the Obligations of Parent.........................................       A-40

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER.............................................................       A-41
    SECTION 9.01         Termination.....................................................................       A-41
    SECTION 9.02         Effect of Termination...........................................................       A-42
    SECTION 9.03         Amendment.......................................................................       A-42

                                                                                                             PAGE
                                                                                                           ---------
    SECTION 9.04         Waiver..........................................................................       A-43
    SECTION 9.05         Termination Fee; Expenses.......................................................       A-43

ARTICLE X GENERAL PROVISIONS.............................................................................       A-44
    SECTION 10.01        Non-Survival of Representations and Warranties..................................       A-44
    SECTION 10.02        Notices.........................................................................       A-44
    SECTION 10.03        Severability....................................................................       A-45
    SECTION 10.04        Assignment; Binding Effect; Benefit.............................................       A-45
    SECTION 10.05        Incorporation of Exhibits.......................................................       A-45
    SECTION 10.06        Governing Law...................................................................       A-45
    SECTION 10.07        Waiver of Jury Trial............................................................       A-45
    SECTION 10.08        Headings; Interpretation........................................................       A-45
    SECTION 10.09        Counterparts....................................................................       A-46
    SECTION 10.10        Entire Agreement................................................................       A-46

ANNEX A    Company Stockholder Agreement

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of July 29, 1999 (as amended, supplemented or otherwise modified from time to time, this ("AGREEMENT"), among OAK TECHNOLOGY, INC., a Delaware corporation ("PARENT"), XIONICS DOCUMENT TECHNOLOGIES, INC., a Delaware corporation ("COMPANY"), and VERMONT ACQUISITION CORP., a Delaware corporation and a direct wholly owned subsidiary of Parent ("MERGER SUB"):

                              W I T N E S S E T H:

    WHEREAS, the boards of directors of Parent and Company have determined that it is advisable and in the best interests of their respective companies and stockholders to enter into a business combination by means of the merger of Company with and into Merger Sub (the "MERGER") and have approved and adopted this Agreement;

    WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, certain stockholders of Company have entered into a stockholder agreement (each, a "COMPANY STOCKHOLDER AGREEMENT") in the form attached hereto as Annex A;

    WHEREAS, for United States Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder (the "CODE"), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code.

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

    SECTION 1.1   CERTAIN DEFINED TERMS

    Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

    "AFFILIATE" shall mean, with respect to any person, any other person that controls, is controlled by or is under common control with the first person.

    "BLUE SKY LAWS" shall mean state securities or "blue sky" laws.

    "BUSINESS DAY" shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law or executive order to close in the City of New York.

    "COMPANY COMPETING TRANSACTION" shall mean any of the following involving Company (other than the Merger):

        (i) any merger, consolidation, share exchange, business combination or other similar transaction;

        (ii) any sale, lease, exchange, transfer or other disposition of 33% or more of the assets of Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions;

        (iii) any tender offer or exchange offer for 33% or more of the outstanding voting securities of Company or the filing of a registration statement under the Securities Act in connection therewith; or

        (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 33% or more of the outstanding voting securities of Company; or

        (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    "COMPANY DISCLOSURE SCHEDULE" shall mean the disclosure schedule delivered by Company to Parent prior to the execution of this Agreement and forming a part hereof.

    "COMPANY ESPP" shall mean the Company's 1996 Employee Stock Purchase Plan.

    "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change in or effect on the business of Company and the Company Subsidiaries that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition, prospects or results of operations of Company and the Company Subsidiaries, taken as a whole, PROVIDED, HOWEVER, that Company Material Adverse Effect shall not be deemed to include the impact of (a) changes in generally accepted accounting principles, (b) acts or omissions of Company taken with the prior written consent of Parent, (c) changes in general economic conditions in the United States, (d) the effects of the Merger and compliance by Company with the provisions of this Agreement on the business, financial condition or results of operations of Company, (e) any change in the market price or trading volume of Company Common Stock, and (f) any changes or effects as a result of the announcement of the Merger.

    "COMPANY STOCK PLANS" shall mean the Company 1993 Stock Option Plan, the Company 1995 Stock Option Plan, the Company 1996 Stock Option Plan and the Company 1996 Directors Stock Option Plan.

    "CONFIDENTIALITY AGREEMENT" shall mean the confidentiality agreement, dated as of June 9, 1999, between Parent and Company.

    "DGCL" shall mean the General Corporation Law of the State of Delaware.

    "$" shall mean United States Dollars.

    "ENCUMBRANCES" shall mean all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other encumbrance of any kind.

    "ENVIRONMENTAL LAW" shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material.

    "ENVIRONMENTAL PERMIT" shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

    "EXPENSES" shall mean, with respect to any party hereto, all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder approvals, the filing of HSR Act notice, if any, and all other matters related to the transactions contemplated hereby and the closing of the Merger.

    "FINAL AVERAGE CLOSING PRICE" shall mean the average closing price of Parent Common Stock on the ten trading days immediately prior to the date of the Effective Time.

    "GOVERNMENTAL ENTITY" shall mean any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

    "GOVERNMENTAL ORDER" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

    "HAZARDOUS MATERIAL" shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

    "HSR ACT" shall mean Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

    "IRS" shall mean the United States Internal Revenue Service.

    "LAW" shall mean any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law.

    "NNM" shall mean the Nasdaq National Market.

    "PARENT DISCLOSURE SCHEDULE" shall mean the disclosure schedule delivered by Parent to Company prior to the execution of this Agreement and forming a part hereof.

    "PARENT MATERIAL ADVERSE EFFECT" shall mean any change in or effect on the business of Parent and the Parent Subsidiaries that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition, prospects or results of operations of Parent and the Parent Subsidiaries, taken as a whole, provided, however, that Parent Material Adverse Effect shall not be deemed to include the impact of (a) change in generally accepted accounting principles, (b) acts or omissions of Parent taken with the prior written consent of Company, (c) changes in general economic conditions in the United States, (d) the effects of the Merger and compliance by Parent with the provisions of this Agreement on the business, financial condition or results of operations of Parent, (e) any change in the market price or trading volume of Parent Common Stock, and (f) any changes or effects as a result of the announcement of the Merger.

    "PARENT STOCK PLANS" shall mean Parent's 1988 Employee Stock Option Plan, 1994 Employee Stock Option Plan, 1999 Employee Stock Purchase Plan and 1999 Executive Stock Option Plan.

    "PERMITTED ENCUMBRANCES" shall mean (i) liens for Taxes, assessments and other governmental charges not yet due and payable, (ii) immaterial unfiled mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business which are not yet due and payable and (iii) equipment leases with third parties entered into in the ordinary course of business.

    "PERSON" shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

    "SUBSIDIARY" shall mean, with respect to any person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    "TAX" shall mean (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority ("TAXING AUTHORITY"), including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any person or as a result of an express or implied obligation to indemnify any person.

    "TAX RETURN" shall mean any return, statement or form (including, without limitation, any estimated tax reports or return, withholding tax reports or return and information report or return) required to be filed with respect to any Taxes.

                                   ARTICLE II
                                   THE MERGER

    SECTION 2.1  THE MERGER

    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 2.03), Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger as a wholly owned subsidiary of Parent (the "SURVIVING CORPORATION").

    SECTION 2.2  CLOSING

    Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Section 9.01 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Merger shall take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in Article

VIII, at a closing (the "CLOSING") to be held at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York, New York 10019, unless another date, time or place is agreed to by Parent and Company.

    SECTION 2.3  EFFECTIVE TIME

    At the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or such later date and time as may be set forth therein, being the "EFFECTIVE TIME").

    SECTION 2.4  EFFECT OF THE MERGER

    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in Merger Sub as the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of Merger Sub as the Surviving Corporation.

    SECTION 2.5 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

    Unless otherwise agreed by Parent and Company before the Effective Time, at the Effective Time:

        (a) the Certificate of Incorporation and the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, until thereafter amended as provided by Law and such Certificate of Incorporation or Bylaws; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is XIONICS DOCUMENT TECHNOLOGIES, INC.";

        (b) the officers of Merger Sub immediately prior to the Effective Time shall serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal; and

        (c) the directors of Merger Sub immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.

                                    ARTICLE III
                 CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

    SECTION 3.1  CONVERSION OF SHARES

    At the Effective time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities:

        (a) Each share of Common Stock, $.01 par value per share, of Company ("COMPANY COMMON STOCK") issued and outstanding immediately before the Effective Time (excluding (i) shares of Company Common Stock, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall have perfected dissenters' rights in accordance with the DGCL ("DISSENTING SHARES"), (ii) those held in the treasury of Company, and (iii) those owned by any wholly owned subsidiary of Company) and all rights in respect thereof, shall, forthwith cease to exist and be converted into and become exchangeable for $2.94 in cash and .8031 shares of common stock, $.01 par value, of Parent ("PARENT COMMON STOCK") (such per share amount of consideration, the "EXCHANGE RATIO").

        (b) Each share of Company Common Stock held in the treasury of Company or owned by any wholly owned subsidiary of Company immediately prior to the Effective Time shall be canceled and retired and no shares of stock or other securities of Parent, the Surviving Corporation or any other corporation shall be issuable, and no payment of other consideration shall be made, with respect thereto.

        (c) Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Merger Sub common stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation common stock into which such shares of Merger Sub common stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate representing 100 shares of Surviving Corporation common stock in exchange for the certificate that formerly represented shares of Merger Sub common stock, which shall be surrendered by Parent and cancelled.

    SECTION 3.2 EXCHANGE OF SHARES OTHER THAN DISSENTING SHARES AND TREASURY SHARES

    (a) EXCHANGE AGENT. At or prior to the Effective Time, Parent shall enter into an agreement with a bank or trust company reasonably acceptable to Company to act as exchange agent for the Merger (the "EXCHANGE AGENT") as may be designated by Parent.

    (b) PARENT TO PROVIDE COMMON STOCK AND CASH. Parent shall make available to the Exchange Agent for the benefit of the holders of Company Common Stock: (i) promptly after the Effective Time, Certificates of Parent Common Stock ("PARENT CERTIFICATES") representing the number of whole shares of Parent Common Stock issuable pursuant to Section 3.01(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time; and (ii) no later than the Closing, sufficient funds to permit payment of the cash portion of the consideration to be paid pursuant to Section 3.01(a) plus cash in lieu of fractional shares pursuant to Section 3.04. All funds deposited with the Exchange Agent shall be invested as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available).

    (c) EXCHANGE PROCEDURES. The Exchange Agent shall mail to each holder of record of certificates of Company Common Stock ("COMPANY CERTIFICATES"), whose shares were converted into the right to receive cash and shares of Parent Common Stock (and cash in lieu of fractional shares pursuant to Section 3.04) promptly after the Effective Time (and in any event no later than three business days after the later to occur of the Effective Time and receipt by Parent of a complete list from Company of the names and addresses of its holders of record):
(i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify, and which shall be reasonably satisfactory to Company); and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for cash and Parent Certificates (and cash in lieu of fractional shares). Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor $2.94 per share in cash, a Parent Certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to this Article III and payment of cash in lieu of fractional shares which such holder has the right to receive pursuant to
Section 3.04, and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all purposes other than the payment of dividends and distributions, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash equal to $2.94 per share plus cash in lieu of the issuance of any fractional shares in accordance with Section 3.04. Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article III.

    (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of applicable escheat or similar laws, following surrender of any such Company Certificate, there shall be paid to the record holder of the Parent Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 3.02(d)) with respect to such shares of Parent Common Stock.

    (e) TRANSFER OF OWNERSHIP. If any Parent Certificate is to be issued in a name, or cash paid to a person, other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance and/or payment thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a Parent Certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

    (f) TERMINATION OF EXCHANGE AGENT FUNDING. Any portion of funds (including any interest earned thereon) or Parent Certificates held by the Exchange Agent which have not been delivered to holders of Company Certificates pursuant to this Article III within six months after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Company Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by this Section 3.02 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) only as general creditors thereof for their claim for cash, shares of Parent Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Parent Common Stock to which they are entitled.

    (g) NO LIABILITY. Notwithstanding anything to the contrary in this Section 3.02, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person in respect of any shares of Parent Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    SECTION 3.3  STOCK TRANSFER BOOKS

    At the Effective Time, the stock transfer books of Company shall each be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of Company at the Effective Time, a certificate or certificates representing the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted shall be issued to the transferee together with a cash payment equal to $2.94 per share plus cash in lieu of fractional shares, if any, in accordance with Section 3.04 hereof, and a cash payment in the amount of dividends, if any, in accordance with Section 3.02(d) hereof, if the certificate or certificates representing such shares of Company Common Stock is or are surrendered as provided in Section 3.02(c) hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

    SECTION 3.4  NO FRACTIONAL SHARE CERTIFICATES

    No scrip or fractional share Parent Certificate shall be issued upon the surrender for exchange of Company Certificates, and an outstanding fractional share interest shall not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of Parent or of Surviving Corporation with respect to such fractional share interest. As promptly as practicable following the Effective Time, Parent shall deposit with the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Company Common Stock an amount in cash, rounded to the nearest whole cent, equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) by (ii) the Final Average Closing Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding taxes, to such holders of Company Common Stock, subject to and in accordance with the terms of Section
3.02 hereof.

    SECTION 3.5  OPTIONS TO PURCHASE COMPANY COMMON STOCK

    (a) At the Effective Time, the Company Stock Plans and each option granted by Company to purchase shares of Company Common Stock pursuant to the Company Stock Plans or otherwise listed on Schedule 3.05 of the Company Disclosure Schedule ("COMPANY STOCK OPTIONS"), which is outstanding and unexercised immediately prior to the Effective Time, shall be assumed by Parent and converted into an option or warrant, as the case may be, to purchase shares of Parent Common Stock in such number and amount and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger contemplated hereby and except that all references in each such Company Stock Option to Company shall be deemed to refer to Parent):

        (i) the number of shares of Parent Common Stock to be subject to the new option or warrant, as the case may be, shall be equal to the product of (x) the number of shares of Company Common Stock subject to the original Company Stock Option immediately prior to the Effective Time and (y) 1.5748 (the "SHARE EQUIVALENT EXCHANGE RATIO").

        (ii) the exercise price per share of Parent Common Stock under the new option or warrant shall be equal to (x) the exercise price per share of Company Common Stock in effect under the original Company Stock Option immediately prior to the Effective Time divided by (y) the Share Equivalent Exchange Ratio; and

        (iii) in effecting such assumption and conversion, the aggregate number of shares of Parent Common Stock to be subject to each assumed Company Stock Option will be rounded down, if necessary, to the next whole share and the aggregate exercise price shall be rounded up, if necessary, to the next whole cent.

    The adjustments provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

    (b) Notwithstanding the arrangements set forth in Section 3.05(a), Company shall consider, in conjunction with Parent, providing, if practicable, the following opportunity. If requested by the holder of a Company Stock Option which is to be assumed by Parent pursuant to Section 3.05(a) and which at the Effective Time is exercisable to any extent (the Company Common Stock as to which such Option is then exercisable, the "VESTED SHARES"), Parent would, if Company directed in its discretion, pay the holder of such Company Stock Option an amount of cash equal to the cash which the holder would have received on an exchange of the Vested Shares pursuant to Section 3.01 of this Agreement in consideration of a reduction in the number of shares covered by the holder's Company Stock Option as assumed by Parent to the number of shares of Parent Common Stock the holder would have received on an exchange of the Vested Shares pursuant to Section 3.01 of this Agreement without any change in the aggregate exercise price from that under the Company Stock Option prior to assumption. Appropriate adjustments will be made in the cash to be paid and the aggregate exercise price so that the exercise price per share of Parent Common Stock under the Company Stock Option as assumed by Parent and as adjusted pursuant to this Section does not exceed the fair market value of a share of Parent Common Stock as of the Effective Time. Any payment pursuant to this Section shall be net of applicable tax withholdings. Company shall not make any such payment and adjustment, and instead Section 3.05(a) shall apply exclusively, if the payment would result in the failure to satisfy the condition to Closing set forth in
Section 8.01(g).

    SECTION 3.6  CERTAIN ADJUSTMENTS

    If between the date of this Agreement and the Effective Time, (a) the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or (b) the number of shares of Company Common Stock on a fully diluted basis is in excess of that specified in Section 4.03 and disclosed in Schedule 4.03 of the Company Disclosure Schedule (regardless of whether such excess is a result of an additional issuance of capital stock except as otherwise permitted pursuant to this Agreement or a correction to such Sections), then, in either case, the Exchange Ratio established pursuant to the provisions of Section 3.01 and the Share Equivalent Exchange Ratio established pursuant to the provisions of 3.05(a) shall be adjusted accordingly (by the proportionate adjustment of each of the number of shares of Parent Common Stock and cash payable or issuable per share of Company Common Stock) to provide Parent and the stockholders and option holders of Company the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase.

    SECTION 3.7  DISSENTERS' RIGHTS

    Any Dissenting Shares shall not be converted into, or be exchangeable for, the right to receive cash and Parent Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right of appraisal and payment, as the case may be. Company shall give Parent prompt notice of any Dissenting Shares (and shall also give Parent prompt notice of any withdrawals of such demands for appraisal rights) and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Neither Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payments with respect to, or settle or offer to settle, any such demand for appraisal rights. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Parent shall issue and deliver, upon surrender by such shareholder of certificate or certificates representing shares of Company Capital Stock, the amount of cash and the number of shares of Parent Common Stock to which such shareholder would otherwise be entitled pursuant to this Article III.

    SECTION 3.8  LOST, STOLEN OR DESTROYED CERTIFICATES

    In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash and shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 3.01, provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to indemnify Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

    SECTION 3.9  TAKING OF NECESSARY ACTION; FURTHER ACTION

    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company are fully authorized in the name of their corporation or otherwise to take, and will use good faith efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    Company hereby represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the Company Disclosure Schedule, all such exceptions to be referenced to a specific representation set forth in this Article IV, that:

    SECTION 4.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

    (a) Each of Company and each directly and indirectly owned Subsidiary of Company (the "COMPANY SUBSIDIARIES") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

    (b) Schedule 4.01 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Company Subsidiary, together with (i) the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of each Company Subsidiary's outstanding capital stock or other equity interests owned by Company or another Company Subsidiary and (ii) an indication of whether each Company Subsidiary is a "SIGNIFICANT SUBSIDIARY" as defined in Regulation S-X under the Exchange Act. Except as set forth in Schedule 4.01 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity.

    SECTION 4.2  CERTIFICATE OF INCORPORATION AND BYLAWS

    The copies of Company's certificate of incorporation and bylaws previously presented to Parent by Company are true, complete and correct copies thereof. Such certificate of incorporation and bylaws are in full force and effect. Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

    SECTION 4.3  CAPITALIZATION

    The authorized capital stock of Company consists of 40,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("COMPANY PREFERRED STOCK") of which 35,000 shares of Company Preferred Stock are designated as Series A Junior Participating Preferred Stock pursuant to the Rights Agreement (as defined in Section 4.04 below). As of the date hereof, (i) 11,578,076 shares of Company Common Stock are issued and outstanding, all of which outstanding shares are validly issued, fully paid and nonassessable, (ii) 1,244,944 shares of Company Common Stock are held in the treasury of Company, (iii) no shares of Company Common Stock are held by Company Subsidiaries, (iv) 643,378 shares of Company Common Stock are reserved for future issuance pursuant to Company Stock Plans, (v) no shares of Company Preferred Stock are outstanding, and (vi) 200,000 shares of Company Common Stock are reserved for issuance pursuant to The Company ESPP, of which 174,545 shares have been issued. The name of each holder of a Company Stock Option, the grant date of each Company Stock Option, the number of shares of Company Common Stock for which each Company Stock Option is exercisable, the vesting or exercise schedule and the exercise price of each Company Stock Option are set forth in
Schedule 4.03 of the Company Disclosure Schedule. Except for shares of Company Common Stock issuable pursuant to Company Stock Plans and stock option agreements entered into in connection therewith, and the Company ESPP and as otherwise set forth in Schedule 4.03 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary is bound relating to the issued or unissued capital stock of Company or any Company Subsidiary or obligating Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Company or another Company Subsidiary is free and clear of all Encumbrances. There are no material outstanding contractual obligations of Company or any Company Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other entity or person.

    SECTION 4.4  AUTHORITY RELATIVE TO THIS AGREEMENT

    Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote with respect thereto at the Company Stockholders' Meeting (as defined in Section 7.01), and the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies. The Company has taken all action necessary to cause the Parent and Merger Sub not to be deemed an "Acquiring Person" under the Rights Agreement, dated as of April 15, 1998, between the Company and BankBoston, NA as Rights Agent (the "RIGHTS AGREEMENT"), and to ensure that none of the execution of this Agreement, nor the consummation of the transactions contemplated herein, shall result in any rights under the Rights Agreement being exercisable.

    SECTION 4.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

    (a) The execution and delivery of this Agreement by Company do not, and the performance by Company of its obligations hereunder, and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all filings and notifications described in Section 4.05(b) have been made, conflict with or violate in any material respect any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound or affected or (iii) except as otherwise set forth on Schedule 4.05(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Company or any Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

    (b) The execution and delivery of this Agreement by Company do not, and the performance by Company of its obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Company with or notification by Company to, any Governmental Entity, except pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the NNM, the premerger notification requirements of the HSR Act, and the filing and recordation of the Certificate of Merger as required by the DGCL.

    SECTION 4.6  PERMITS; COMPLIANCE WITH LAWS

    Company and the Company Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, approvals and orders of any Governmental Entity necessary for Company or any Company Subsidiary to own, lease and operate its properties and assets or otherwise to carry on its business as it is now being conducted (collectively, the "COMPANY PERMITS"), and, as of the date of this Agreement, none of the Company Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the knowledge of Company, threatened. Neither Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound or affected or (ii) any Company Permits, except, in each case, for such conflicts, defaults or violations that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Schedule 4.06 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary that could reasonably be expected to result in the suspension or cancellation of any other Company Permit. Except as set forth in Section 4.06 of the Company Disclosure Schedule, since June 30, 1996, neither Company nor any Company Subsidiary has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws.

    SECTION 4.7  SEC FILINGS; FINANCIAL STATEMENTS

    (a) Company has timely filed all forms, reports, statements and documents required to be filed by it (A) with the SEC and the NNM since June 30, 1996 (collectively, together with any such forms, reports, statements and documents Company may file subsequent to the date hereof until the Closing, the "COMPANY REPORTS") and (B) since June 30, 1996, in all material respects, with any other Governmental Entities. Each Company Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the rules and regulations of the NNM, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (B) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NNM, any other stock exchange or any other comparable Governmental Entity.

    (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position of Company and the Company Subsidiaries as at the respective dates thereof, and their consolidated results of operations, stockholders' equity and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

    (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of Company and the Company Subsidiaries as of June 30, 1998 as reported in the Company Reports, none of Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 1998.

    SECTION 4.8  ABSENCE OF CERTAIN CHANGES OR EVENTS

    Except as otherwise set forth on Schedule 4.08 of the Company Disclosure Schedule, since June 30, 1998, Company and the Company Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been (i) any Company Material Adverse Effect, (ii) any event that could reasonably be expected to prevent or materially delay the performance of Company's obligations pursuant to this Agreement and the consummation of the

Merger by Company, (iii) any material change by Company in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Common Stock or any redemption, purchase or other acquisition of any of Company's securities,
(v) except in the ordinary course of business consistent with past practice, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Company or any Company Subsidiary, (vi) any issuance or sale of any stock, notes, bonds or other securities other than pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto,
(vii) any amendment to the Company's certificate of incorporation or bylaws,
(viii) other than in the ordinary course of business, any (x) purchase, sale, assignment or transfer of any material assets, (y) mortgage, pledge or the institution of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for taxes not yet delinquent and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Company Material Adverse Effect, or (z) waiver of any rights of material value or cancellation or any material debts or claims, (ix) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Company or any Company Subsidiary, or
(xi) any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practices.

    SECTION 4.9  EMPLOYEE BENEFIT PLANS; LABOR MATTERS

    (a) The Company Disclosure Schedule lists each employee benefit fund, plan, program, arrangement and contract (including, without limitation, any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, and any "employee benefit plan", as defined in Section 3(3) of ERISA and any plan, program, arrangement or contract providing for severance, medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical; pension or profit-sharing benefits; stock options or other equity compensation; bonus or incentive pay or other material fringe benefits), whether written or not ("BENEFIT PLANS"), maintained, sponsored or contributed to or required to be contributed to by Company or any Company Subsidiary (the "COMPANY BENEFIT PLANS"). With respect to each Company Benefit Plan, Company has delivered or made available to Parent a true, complete and correct copy of (i) such Company Benefit Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description, if any, related to such Company Benefit Plan, (ii) each trust agreement or other funding arrangement relating to such Company Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500-R, the most recent Form 5500-C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or financial statement relating to such Company Benefit Plan and (v) the most recent determination letter, if any, issued by the IRS with respect to such Company Benefit Plan, or any pending request for such a determination letter. Neither Company nor any Company Subsidiary nor, to the knowledge of the Company, any other person or entity, has any express or implied commitment, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

    (b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including, without limitation, ERISA and the Code, and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of Company, there exists no condition or set of circumstances in connection with which Company or any Company Subsidiary could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

    (c) Company, on behalf of itself and all of the Company Subsidiaries, hereby represents that: (i) each Company Benefit Plan which is intended to be qualified under Section 401(a), 401(k), 401(m) or 4975(e)(6) of the Code has received or is currently awaiting receipt of a favorable determination letter from the IRS as to its qualified status under the Code, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to Company's knowledge no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust; (ii) to Company's knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or any Company Subsidiaries; and (iii) except as set forth in Section 4.09(c) of the Company Disclosure Schedule, each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement). No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

    (d) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA and neither the Company, any Company Subsidiary nor any other trade or business (whether or not incorporated) that is under "common control" with Company or a Company Subsidiary (within the meaning of Section 4001(b) of ERISA) or with respect to which Company or any Company Subsidiary could otherwise incur liability under Title IV of ERISA (a "COMPANY ERISA AFFILIATE") has sponsored or contributed to or been required to contribute to a multiemployer pension plan or other pension plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by Company, any Company Subsidiary or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Company or any Company Subsidiary of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of the assets of Company or any Company Subsidiary is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

    (e) With respect to each Benefit Plan required to be set forth in the Company Disclosure Schedule that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within 30 days of such event) has occurred or is expected to occur,
(ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Benefit Plan; and (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

    (f) Company has scheduled on Schedule 4.09(f) of the Company Disclosure Schedule and has delivered to Parent true, complete and correct copies of (i) all current employment agreements with officers and employees and all current consulting agreements of Company and each Company Subsidiary providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of Company and each Company Subsidiary with or relating to their respective employees, directors or consultants, and (iii) all plans, programs, agreements and other arrangements of Company and each Company Subsidiary with or relating to their respective employees, directors or consultants which contain "change of control" provisions. Except as set forth in
Schedule 4.09(f) of the Company Disclosure Schedule, no payment or benefit which may be required to be made by Company or any Company Subsidiary which otherwise may be required to be made under the terms of any Company Benefit Plan or other arrangement will constitute an excess parachute payment under Section 280G(b) of the Code, and the consummation of the transactions contemplated by this Agreement will not, individually or in conjunction with any other possible event (including termination of employment), (i) entitle any current or former employee or other service provider of Company or any Company Subsidiary to severance benefits or any other payment, compensation or benefit (including forgiveness of indebtedness), except as expressly provided by this Agreement, or
(ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or service provider.

    (g) Neither Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by Company or any Company Subsidiary and no collective bargaining agreement is being negotiated by Company or any Company Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Company or any Company Subsidiary pending or, to the knowledge of Company, threatened which may interfere with the respective business activities of Company or any Company Subsidiary. As of the date of this Agreement, to the knowledge of Company, none of Company, any Company Subsidiary, or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Company or any Company Subsidiary, and there is no charge or complaint against Company or any Company Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing.

    (h) Except as required by Law or as set forth in Section 4.09(h) of the Company Disclosure Schedule, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. Company and the Company ERISA Affiliates are in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the regulations (including proposed regulations) thereunder and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended and the regulations (including the proposed regulations) thereunder.

    (i) The Company has the power and authority under the terms of the Company Stock Plans to effect the assumption of Company Stock Options in the manner provided in Section 3.05 without the consent of the holder of any such option. The Company has the power and authority under the terms of the Company ESPP to terminate that plan prior to the Effective Time (as provided in Section 7.08) without the consent of any employee.

    SECTION 4.10  CONTRACTS

    Schedule 4.10 of the Company Disclosure Schedule sets forth a list of each contract or agreement that is material to the business, assets, liabilities, financial condition or results of operations of Company and Company Subsidiaries taken as a whole (each, a "COMPANY MATERIAL CONTRACT"). Except as set forth in
Schedule 4.10 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary is in material violation of or default under (nor does there exist any condition which with the passage of time or the giving of notice could reasonably be expected to cause such a material violation of or default under) any Company Material Contract. Each Company Material Contract is in full force and effect and is a legal, valid and binding obligation of Company or a Company Subsidiary and, to the knowledge of Company, each of the other parties thereto, enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

    SECTION 4.11  LITIGATION

    There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair Company's ability to consummate the transactions contemplated herein. Company is not aware of any facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to Company and Company Subsidiaries in respect of such suits, claims, actions, proceedings and investigations, except in any case as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair Company's ability to consummate the transactions contemplated herein.

    SECTION 4.12  ENVIRONMENTAL MATTERS

    Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws and all Company Permits required by Environmental Laws; (ii) all past noncompliance of Company or any Company Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) neither Company nor any Company Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by Company or any Company Subsidiary, in violation of any Environmental Law.

    SECTION 4.13  INTELLECTUAL PROPERTY

    (a) All trademarks, trade names, service marks, trade dress (whether or not registered), and all goodwill associated with any of the foregoing, patents (including, without limitation, all U.S. and foreign patents, patent applications, patent disclosures and any and all divisions, continuations, continuations-in-part, re-issues, re-examinations and extensions thereof), Internet domain names, copyrights (whether or not registered), mask works and any renewal rights therefor, inventions (whether or not patented) technology, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, technical documentation of such software programs, databases, data, registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used (including without limitation in the development of) in the Company's business and/or in any product, technology or process (i) currently being or formerly manufactured, published or marketed by Company or (ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by Company are hereinafter referred to as the "COMPANY INTELLECTUAL PROPERTY."

    (b) The Company Disclosure Schedule contains a true and complete list of Company's patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet domain name applications, copyrights and copyright registrations and applications, all of the foregoing existing anywhere in the world, owned by Company.

Prior to Closing, the Company shall provide a schedule to Parent detailing all due dates for further filings, maintenance, payments or other actions relating to the foregoing falling due within twelve (12) months of the Closing. All of Company's patents, registrations, trademark registrations and copyright registrations are enforceable and subsisting in all material respects, and remain in good standing with all fees and filings that are due as of the Closing having been made as of the Closing.

    (c) The Company Intellectual Property consists solely of items and rights which are: (i) owned by Company; or (ii) in the public domain; or (iii) jointly owned between Company and a customer or vendor pursuant to the terms of an agreement between Company and such customer or vendor; or (iv) rightfully used by Company pursuant to a valid and enforceable license (the "COMPANY LICENSED INTELLECTUAL PROPERTY"), the parties, date and subject matter of each such material license agreement and each material agreement in which Company is the licensee or owner of the subject rights in the agreement being set forth on
Schedule 4.13(c) of the Company Disclosure Schedule. Except as described in
Section 4.13(c) of Company Disclosure Schedule, Company has all rights in Company Intellectual Property and Company Licensed Intellectual Property necessary to carry out Company's current activities and Company's future activities to the extent such future activities are already planned, including without limitation, to the extent required to carry out such activities, rights to make, have made, use, import, export, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, sublicense, rent and lease and, other than with respect to the Company Licensed Intellectual Property, assign and sell, the Company Intellectual Property.

    (d) The reproduction, manufacturing, distribution, licensing, sublicensing or sale of any Company Intellectual Property, product, service, work, technology or process as now used or offered or proposed for use, licensing or sale by Company and which are material to Company's business does not infringe on any patent, copyright, trademark, service mark, trade name, trade dress, firm name, Internet domain name, logo, trade dress, mask work or other proprietary right of any person and does not constitute a misappropriation of any trade secret. Except as set forth in Section 4.13(d) of the Company Disclosure Schedule, no claims (i) challenging the validity, effectiveness or ownership by Company of any of the Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing or sale of the Company Intellectual Property, product, service, work, technology or process as now used or offered by Company, its agents or the intended use by its customers infringes or will infringe on any intellectual property or other proprietary right of any person have been asserted or, to the knowledge of Company, are threatened by any person or have been made or threatened by any person against the Company or the Company's distributors, nor are there, to Company's knowledge, any valid grounds for any bona fide claim of any such kind in all cases, except for those claims that would not have a Company Material Adverse Effect. Except as set forth in
Section 4.13(d) of the Company Disclosure Schedule, to the knowledge of Company, there is no unauthorized use, infringement or misappropriation from the Company of any of the Company Intellectual Property or the Company Licensed Intellectual Property by any third party, employee or former employee.

    (e) Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of Company Intellectual Property, other than the Company Licensed Intellectual Property, on behalf of Company, have executed nondisclosure agreements containing substantially the same confidentiality provisions as set forth in the form set forth on the Company Disclosure Schedule and either (i) have been a party to an enforceable "work-for-hire" arrangement or agreements with Company in accordance with applicable national and state law that has accorded Company full, effective, exclusive and original ownership of, or other rights in all tangible and intangible property thereby arising sufficient for the conduct of the Company's business as currently conducted, or (ii) have executed appropriate instruments of assignment in favor of Company as assignee that have conveyed to Company effective and exclusive ownership of, or other rights in all tangible and intangible property thereby arising.

    (f) Except as set forth in Section 4.13(f) of the Company Disclosure Schedule, Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company's obligations hereunder, will Company be, in violation of any material license, sublicense, agreement or instrument to which Company is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of Company's obligations hereunder, cause the diminution, termination or forfeiture of any material Company Intellectual Property, except in all cases for violations, diminutions, terminations or forfeitures that would not reasonably be expected to have a Company Material Adverse Effect.

    (g) Schedule 4.13(g) of the Company Disclosure Schedule contains a true and complete list of all of Company's material internally-developed software programs (the "COMPANY SOFTWARE PROGRAMS"). Except as set forth in the Company Disclosure Schedule, Company owns full and unencumbered right and good, valid and marketable title to such Company Software Programs and all material Company Intellectual Property free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements or encumbrances.

    (h) The source code and system documentation relating to the Company Software Programs (i) have at all times been maintained in strict confidence,
(ii) have been disclosed by Company only to employees on a need to know basis in connection with the performance of their duties to Company, and (iii) to the Company's knowledge, have not been disclosed to any third party except pursuant to an agreement between Company and such third party.

    (i) As of the Closing, all Date Data and Date-Sensitive Systems developed by the Company are Year 2000 Compliant. "Date Data" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information. "Date-Sensitive System" means any software, microcode or hardware system or component, including any electronic or electronically controlled system or component, that processes any Date Data and that is installed, in development or on order by the Company or its Subsidiaries for their internal use, which the Company or any of its Subsidiaries sells, leases, licenses, assigns or otherwise provides, or the provision or operation of which the Company or any of its Subsidiaries provides the benefit, to its customers, vendors, suppliers, affiliates or any other third party. "Year 2000 Compliant" means (i) with respect to Date Data, that such data is in proper format and accurate for all dates in the twentieth and twenty-first centuries, and (ii) with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality or performance, including but not limited to calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware. The Company has obtained, or is in the process of using reasonable efforts to obtain, written representations or assurances from each entity that (x) provides Date Data to it, (y) processes in any way Date Data for it or otherwise provides any material product or service to it that is dependent on Year 2000 Compliant Date Data or Year 2000 Compliant Date-Sensitive System, that all of such entity's Date Data and Date-Sensitive Systems that are used for, or on behalf of it are Year 2000 Compliant.

    (j) Except as set forth in the Company Disclosure Schedule, Company does not owe any outstanding or past due royalties or other payments to third parties in respect of Company Licensed Intellectual Property. All royalties or other payments set forth in the Company Disclosure Schedule that have accrued prior to the Closing have been paid.

    (k) To the Company's knowledge, the Company Software Programs contain no "viruses". For the purposes of this Agreement, "virus" means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware.

    SECTION 4.14  TAXES

    Except in those instances that would not result in a Company Material Adverse Effect:

        (a) Company and each of Company Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Company or any Company Subsidiary is or has been a member, have properly completed in all material respects and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. Company has provided adequate accruals in accordance with generally accepted accounting principles in its June 30, 1998 balance sheet contained in the Company Reports (the "1998 BALANCE SHEET") for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, and Company and the Company Subsidiaries have no material liability for unpaid Taxes accruing after June 30, 1998;

        (b) there is (i) no material claim for Taxes that is a lien against the property of Company or any Company Subsidiary or is being asserted against Company or any Company Subsidiary other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Company or any Company Subsidiary being conducted by a Tax Authority; (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Company or any Company Subsidiary and currently in effect, and (iv) no agreement, contract or arrangement to which Company or any Company Subsidiary is a party that may result in the payment of any amount that would not be deductible by reason of Section 162(m), Section 280G or Section 404 of the Code;

        (c) without giving effect to the transactions contemplated by this Agreement, there has been no change in ownership of Company or any Company Subsidiaries that has caused the utilization of any losses of such entities to be limited pursuant to Section 382 of the Code, and any loss carryovers reflected on the 1998 Balance Sheet are properly computed and reflected;

        (d) Company and the Company Subsidiaries are not and will not be required to include any material adjustment in taxable income for Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger;

        (e) neither Company nor any Company Subsidiary has filed or will file any consent to have the provisions of Section 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Company or any Company Subsidiary;

        (f) neither Company nor any Company Subsidiary is a party to any Tax sharing or Tax allocation agreement nor does Company or any Company Subsidiary have any liability or potential liability to another party under any such agreement;

        (g) neither Company nor any Company Subsidiary has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return;

        (h) neither Company nor any Company Subsidiary has ever been a member of a consolidated, combined or unitary group of which Company was not the ultimate parent corporation; and

        (i) Company and each Company Subsidiary has in its possession receipts for any Taxes paid to foreign Tax authorities. Neither Company nor any Company Subsidiary has ever been a "personal holding company" within the meaning of Section 542 of the Code or a "United States real property holding corporation" within the meaning of Section 897 of the Code.

    SECTION 4.15  INSURANCE

    Company has heretofore furnished to Parent a complete and correct list as of the date hereof of all insurance policies maintained by Company or the Company Subsidiaries, and has made available to

Parent complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies are in full force and effect and all premiums due thereon have been paid to the date hereof. Company and the Company Subsidiaries have complied in all material respects with the terms of such policies.

    SECTION 4.16  PROPERTIES

    Company and the Company Subsidiaries have good and valid title, free and clear of all Encumbrances, except for Permitted Encumbrances, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the Company's consolidated financial statements contained in the Company's Annual Report on Form 10-K for the period ended June 30, 1998 as being owned by Company and the Company Subsidiaries as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements, (ii) liens disclosed in the notes to such financial statements and
(iii) liens arising in the ordinary course of business after the date of such financial statements. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis, held under leases or sub-leases by Company or any Company Subsidiary are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Except where the failure to so maintain would not have a Company Material Adverse Effect, substantially all of Company's and the Company Subsidiaries' equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

    SECTION 4.17  AFFILIATES

    Schedule 4.17 of the Company Disclosure Schedule sets forth the names and addresses of each person who is, in Company's reasonable judgment, an affiliate (as such term is used in Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment) of Company.

    SECTION 4.18  OPINION OF FINANCIAL ADVISOR

    Adams, Harkness & Hill, Inc. ("COMPANY FINANCIAL ADVISOR") has delivered to the board of directors of Company its opinion to the effect that the Exchange Ratio to be received by the holders of shares of Company Common Stock is fair to such holders from a financial point of view.

    SECTION 4.19  BROKERS

    (a) No broker, finder or investment banker (other than Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company. Company has heretofore made available to Parent true, complete and correct copies of all agreements between Company and Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger.

    (b) Other than as attached hereto as Schedule 4.19(b) of the Company Disclosure Schedule, there are no other agreements between Company and the Company Financial Advisor.

    SECTION 4.20  CERTAIN BUSINESS PRACTICES

    Neither Company nor any Company Subsidiary nor any directors, officers, agents or employees of Company or any Company Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

    SECTION 4.21  BUSINESS ACTIVITY RESTRICTION

    Except as set forth in Schedule 4.21 of the Company Disclosure Schedule, there is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Company or any Company Subsidiary is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Company. Except as set forth in Schedule 4.21 of the Company Disclosure Schedule, Company has not entered into any material agreement under which Company is restricted from selling, licensing or otherwise distributing any of its technology or products intended for distribution to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

    SECTION 4.22  CERTAIN TAX MATTERS

    Neither Company nor, to the best knowledge of Company, any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent this Merger from constituting a "reorganization" under Section 368 of the Code.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

    Each of Parent and Merger Sub hereby represents and warrants to Company, subject to the exceptions specifically disclosed in the Parent Disclosure Schedule, all such exceptions to be referenced to a specific representation set forth in this Article V, that:

    SECTION 5.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

    (a) Parent and each directly and indirectly owned subsidiary of Parent, including Merger Sub, (the "PARENT SUBSIDIARIES") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent and each Parent Subsidiary, including Merger Sub, is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

    (b) Schedule 5.01(b) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Parent Subsidiary, together with (i) the jurisdiction of incorporation or organization of each Parent Subsidiary and the percentage of each Parent Subsidiary's outstanding capital stock or other equity interests owned by Parent or another Parent Subsidiary and (ii) an indication of whether each Parent Subsidiary is a "Significant Subsidiary" as defined in Regulation S-X under the Exchange Act. Neither Parent nor any Parent Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity that is material to the business, assets, liabilities, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole.

    SECTION 5.2  CERTIFICATE OF INCORPORATION AND BYLAWS

    The copies of each of Parent's and Merger Sub's certificate of incorporation and bylaws previously provided to Company by Parent are true, complete and correct copies thereof. Such certificates of incorporation and bylaws are in full force and effect. Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws.

    SECTION 5.3  CAPITALIZATION

    The authorized capital stock of Parent consists of 60,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, $0.01 par value per share ("PARENT PREFERRED STOCK"), of which 400,000 shares of Parent Preferred Stock are designated as Series A Junior Participating Preferred Stock pursuant to a rights plan. As of the date hereof (i) 42,924,121 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 2,001,480 shares of Parent Common Stock are held in the treasury of Parent, (iii) no shares of Parent Common Stock are held by the Parent Subsidiaries, (iv) 14,220,140 shares of Parent Common Stock are reserved for future issuance pursuant to outstanding options and warrants to purchase Parent Common Stock ("PARENT STOCK OPTIONS"), (v) no shares of Parent preferred stock are issued and outstanding and (vi) 850,190 shares of Parent Common Stock are reserved for issuance pursuant to the Parent ESPP, of which no shares have been issued. Except for the shares of Parent Common Stock issuable pursuant to the Parent Stock Plans and the Parent ESPP, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent is a party or by which Parent is bound relating to the issued or unissued capital stock of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of any Parent Subsidiary. Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no material outstanding contractual obligations of Parent or any Parent Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other person.

    SECTION 5.4  AUTHORITY RELATIVE TO THIS AGREEMENT

    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than the approval of this Agreement and the issuance of shares of Parent Common Stock hereunder (the "SHARE ISSUANCE") by the holders of a majority of the outstanding shares of Parent Common Stock present at the Parent Stockholders' Meeting (as defined in Section 7.01(a)) and the consent of Parent as sole shareholder of Merger Sub). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of

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each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and other similar laws affecting the enforcement of creditors' rights generally and by principles or equity regarding the availability of remedies.

    SECTION 5.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

    (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the articles of incorporation or bylaws of Parent or any equivalent organizational documents of any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.05(b) have been obtained and all filings and notifications described in Section 5.05(b) have been made, conflict with or violate in any material respect any Law applicable to Parent or any other Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

    (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Parent with or notification by Parent to, any Governmental Entity, except pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the NNM, the premerger notification requirements of the HSR Act, if any, and the filing and recordation of the Certificate of Merger as required by the DGCL.

    SECTION 5.6  PERMITS; COMPLIANCE WITH LAWS

    Parent and the Parent Subsidiaries are in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, approvals and orders of any Governmental Entity necessary for Parent or any Parent Subsidiary to own, lease and operate its properties and assets or otherwise to carry on its business as it is now being conducted (collectively, the "PARENT PERMITS"), and, as of the date of this Agreement, none of the Parent Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the knowledge of Parent, threatened. Neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of,
(i) any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or
(ii) any Parent Permits, except for such conflicts, defaults or violations that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Schedule 5.06 of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary that could reasonably be expected to result in the suspension or cancellation of any material Parent Permit. Since June 30, 1996, neither Parent nor any Parent Subsidiary has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws.

    SECTION 5.7  ABSENCE OF CERTAIN CHANGES OR EVENTS

    Except as otherwise set forth on Schedule 5.07 of the Parent Disclosure Schedule, since June 30, 1998, Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been (i) any Parent Material Adverse

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Effect, (ii) any event that could reasonably be expected to prevent or materially delay the performance of Parent's obligations pursuant to this Agreement and the consummation of the Merger by Parent, (iii) any material change by Parent in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Parent Common Stock or any redemption, purchase or other acquisition of any of Parent's securities, (v) except in the ordinary course of business consistent with past practice, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Parent or any Parent Subsidiary, (vi) any issuance or sale of any stock, notes, bonds or other securities other than pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto, (vii) any amendment to the Parent's certificate of incorporation or bylaws, (viii) other than in the ordinary course of business, any (x) purchase, sale, assignment or transfer of any material assets,
(y) mortgage, pledge or the institution of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for taxes not yet delinquent and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Parent Material Adverse Effect, or
(z) waiver of any rights of material value or cancellation or any material debts or claims, (ix) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Parent or any Parent Subsidiary, or (xi) any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practices.

    SECTION 5.8  SEC FILINGS; FINANCIAL STATEMENTS

    (a) Parent has timely filed all forms, reports, statements and documents required to be filed by it (A) with the SEC and the NNM since June 30, 1996 (collectively, together with any such forms, reports, statements and documents Parent may file subsequent to the date hereof until the Closing, the "PARENT REPORTS") and (B) since June 30, 1996, in all material respects, with any other Governmental Entities. Each Parent Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the NNM, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (B) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law. No Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NNM, any other stock exchange or any other comparable Governmental Entity.

    (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates thereof, and their consolidated results of operations, stockholders' equity and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

    (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of Parent and the Parent Subsidiaries as of June 30, 1998 as reported in the Parent Reports, none of Parent or any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued,

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absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 1998.

    SECTION 5.9  CONTRACTS

    Except as set forth in Schedule 5.09 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary is in material violation of or default under (nor does there exist any condition which with the passage of time or the giving of notice could reasonably be expected to cause such a material violation of or default under) any contract or agreement that is material to the business, assets, liabilities, financial condition or results of operations of Parent and Parent Subsidiaries taken as a whole (each, a "PARENT MATERIAL CONTRACT"). Each Parent Material Contract is in full force and effect and is a legal, valid and binding obligation of Parent or a Parent Subsidiary and, to the knowledge of Company, each of the other parties thereto, enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

    SECTION 5.10  EMPLOYEE BENEFIT PLANS; LABOR MATTERS

    (a) The Parent Disclosure Schedule lists each employee benefit fund, plan, program, and arrangement (including, without limitation, any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, and any "employee benefit plan", as defined in Section 3(3) of ERISA and any plan, program or arrangement providing for severance; medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical; pension or profit-sharing benefits; stock options or other equity compensation; bonus or incentive pay or other material fringe benefits) maintained, sponsored or contributed to or required to be contributed to by Parent or any Parent Subsidiary (the "PARENT BENEFIT PLANS"). With respect to each Parent Benefit Plan, Parent has delivered or made available to Company a true, complete and correct copy of a summary of such Parent Benefit Plan.

    (b) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including, without limitation, ERISA and the Code, and all contributions required to be made under the terms of any of the Parent Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date of this Agreement. With respect to the Parent Benefit Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent or any Parent Subsidiary could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Parent Benefit Plans, ERISA, the Code or any other applicable Law.

    (c) Parent, on behalf of itself and all of the Parent Subsidiaries, hereby represents that: (i) each Parent Benefit Plan which is intended to be qualified under Section 401(a), 401(k), 401(m) or 4975(e)(6) of the Code has received or is currently awaiting receipt of a favorable determination letter from the IRS as to its qualified status under the Code, and each trust established in connection with any Parent Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to Parent's knowledge no fact or event has occurred that could adversely affect the qualified status of any such Parent Benefit Plan or the exempt status of any such trust; and (ii) to Parent's knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is under a statutory or administrative exemption) with respect to any Parent Benefit Plan that could result in material liability to the Parent or any Parent

Subsidiaries. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Parent is threatened, against or with respect to any such Parent Benefit Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor (other than routine benefits claims).

    (d) No Parent Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA and neither the Parent, Parent Subsidiary nor any other trade or business (whether or not incorporated) that is under "common control" with Parent or a Parent Subsidiary (within the meaning of Section 4001(b) of ERISA) or with respect to which Parent or any Parent Subsidiary could otherwise incur liability under Title IV of ERISA (a "PARENT ERISA AFFILIATE") has sponsored or contributed to or been required to contribute to a multiemployer pension plan or other pension plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by Parent, any Parent Subsidiary or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any Parent Subsidiary of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of the assets of Parent or any Parent Subsidiary is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

    (e) With respect to each Parent Benefit Plan required to be set forth in the Parent Disclosure Schedule that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within 30 days of such event) has occurred or is expected to occur,
(ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Parent Benefit Plan; and (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

    (f) Neither Parent nor any Parent Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any Parent Subsidiary and no collective bargaining agreement is being negotiated by Parent or any Parent Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Parent or any Parent Subsidiary pending or, to the knowledge of Parent, threatened which may interfere with the respective business activities of Parent or any Parent Subsidiary. As of the date of this Agreement, to the knowledge of Parent, none of Parent, any Parent Subsidiary, or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Parent or any Parent Subsidiary, and there is no charge or complaint against Parent or any Parent Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing.

    (g) Except as required by Law or as set forth in Schedule 5.10(g) of the Parent Disclosure Schedule, no Parent Benefit Plan provides any of the following retiree benefits to any person: medical, disability or life insurance benefits. To Parent's knowledge, Parent and the Parent ERISA Affiliates are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including the proposed regulations) thereunder.

    SECTION 5.11  LITIGATION

    Except as set forth in the Parent Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Parent

                                      A-27
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Material Adverse Effect or materially impair Parent's ability to consummate the transactions contemplated herein, and, to the knowledge of Parent, there are no existing facts or circumstances that could reasonably be expected to result in such a suit, claim, action, proceeding or investigation. Parent is not aware of any facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to Parent and Parent Subsidiaries in respect of such suits, claims, actions, proceedings and investigations, except in any case as could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially impair Parent's ability to consummate the transactions contemplated herein.

    SECTION 5.12  TAXES

    Except in those instances that would not result in a Parent Material Adverse
Effect:

        (a) Parent and each of Parent Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Parent or any Parent Subsidiary is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due;

        (b) Parent has provided adequate accruals in accordance with generally accepted accounting principles in its June 30, 1998 balance sheet contained in the Parent Reports for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns; and

        (c) Parent and the Parent Subsidiaries have no material liability for unpaid Taxes accruing after June 30, 1998.

    SECTION 5.13  BROKERS

    No broker, finder or investment banker (other than I C Advisors (the "PARENT FINANCIAL ADVISOR")) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent. Parent has heretofore made available to Company true, complete and correct copies of all agreements between Parent and Parent Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger.

    SECTION 5.14  CERTAIN BUSINESS PRACTICES

    Neither Parent nor any Parent Subsidiary nor any directors, officers, agents or employees of Parent or any Parent Subsidiary (in their capacities as such) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

    SECTION 5.15  NO PRIOR ACTIVITIES

    Except for liabilities incurred in connection with its incorporation or organization, and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity. Merger Sub is a wholly owned subsidiary of Parent.

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    SECTION 5.16  INTELLECTUAL PROPERTY

    (a) All trademarks, trade names, service marks, trade dress, and all goodwill associated with any of the foregoing, patents, Internet domain names, copyrights and any renewal rights therefor, technology, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, technical documentation of such software programs, registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used (including without limitation in the development of) Parent's business and/or in any product, technology or process (i) currently being or formerly manufactured, published or marketed by Parent or (ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by Parent are hereinafter referred to as the "PARENT INTELLECTUAL PROPERTY."

    (b) Parent has all rights in Parent Intellectual Property necessary to carry out Parent's current activities. Except as set forth in Schedule 5.16(b), no claims have been asserted or threatened against Parent that challenge the validity or ownership of any Parent Intellectual Property or allege that the use, reproduction, manufacturing, distribution, licensing, sublicensing or sale of Parent Intellectual Property infringes on any intellectual property or proprietary right of any person or constitutes a misappropriation of any trade secret. All of Parent's patents, patent applications, registered trademarks and trademark applications and registered copyrights are in good standing with all fees and filings due as of the Closing duly made. Parent owns full and unencumbered rights and good, valid and marketable title to all of Parent's internally developed software.

    (c) The software programs developed by Parent (i) have been designed to ensure year 2000 compatibility, which includes, but is not limited to, being able to provide specific dates and calculate spans of dates within and between twentieth century and twenty-first century, prior to, including and following January 1, 2000; (ii) operate and will operate in accordance with their specifications and correctly process day and date calculations for dates prior and up to December 31, 1999, and on and after January 1, 2000, prior to, during and after the calendar year 2000; and (iii) shall not end abnormally or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century.

    (d) The integrated circuits developed by Parent (i) operate and will operate in accordance with their specifications and correctly process day and date calculations for dates prior and up to December 31, 1999, and on and after January 1, 2000, prior to, during and after the calendar year 2000; and (ii) shall not end abnormally or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century.

    SECTION 5.17  BUSINESS ACTIVITY RESTRICTION

    Except as set forth in Schedule 5.17 of the Parent Disclosure Schedule, there is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Parent or any Parent Subsidiary is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Parent. Parent has not entered into any material agreement under which Parent is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

    SECTION 5.18  CERTAIN TAX MATTERS

    Neither Parent nor, to the best knowledge of Parent, any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the Merger from constituting a "reorganization" under Section 368 of the Code.

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    SECTION 5.19  PARENT COMMON STOCK

    The shares of Parent Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent's certificate of incorporation or bylaws or any agreement which Parent is a party or by which Parent is bound, and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable blue sky laws.

    SECTION 5.20  AVAILABILITY OF FUNDS

    Parent will have available to it, at the Effective Time, sources of capital and financing or cash on hand sufficient to pay the cash portion of the consideration to be paid pursuant to Section 3.01(a) and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

                                   ARTICLE VI

                                   COVENANTS

    SECTION 6.1  CONDUCT OF BUSINESS BY COMPANY PENDING THE CLOSING

    Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, or except as set forth in
Section 6.01 of the Company Disclosure Schedule or as otherwise provided for in this Agreement (x) the respective businesses of Company and the Company Subsidiaries shall be conducted only in, and Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (y) Company shall use all reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of Company and the Company Subsidiaries and to preserve the current relationships of Company and the Company Subsidiaries with such of the corporate partners, customers, suppliers and other persons with which Company or any Company Subsidiary has significant business relations in order to preserve substantially intact its business organization. Without limitation, neither Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, except as set forth in
Schedule 6.01 of the Company Disclosure Schedule or as otherwise provided for in this Agreement, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

        (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

        (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of, (i) any shares of capital stock of Company or any Company Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Company or any Company Subsidiary, other than the issuance of shares of Company Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement or the grant after the date hereof of Company Stock Options, whether or not granted pursuant to any Company Stock Plans, in the ordinary course of business consistent with past practice (provided, that such additional amount of Company Common Stock subject to such Company Stock Options shall not exceed 300,000 shares in the aggregate), and the issuance of shares of Company Common Stock pursuant to such options, or except pursuant to the Rights Agreement or (ii) any material property or assets of Company or any Company Subsidiary except (A) transactions pursuant to existing contracts, (B) transactions in the ordinary course of business consistent with past practice

                                      A-30
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    and (C) shares of Company Common Stock issued pursuant to the Company ESPP in the ordinary course of business consistent with past practice;

        (c) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or person or any division thereof, other than the purchase of assets in the ordinary course of business consistent with past practice; (ii) incur any indebtedness for borrowed money (other than indebtedness with respect to working capital in amounts consistent with past practice) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Company Subsidiary) for borrowed money or make any loans or advances material to the business, assets, liabilities, financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole; (iii) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract or other material License Agreement (it being understood that no consent of Parent shall be required for Company to enter into any enhancement of such agreements or additional agreements in the ordinary course of business); (iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of $300,000 for Company and the Company Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this
    Section 6.01(c);

        (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any Company Subsidiary may pay dividends or make other distributions to Company or any other Company Subsidiary;

        (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

        (f) amend or change the period (or permit any acceleration, amendment or change) of exercisability of options granted under the Company Stock Plans or authorize cash payments in exchange for any Company Stock Options granted under any of such plans;

        (g) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of any Company Subsidiary;

        (h) except as set forth in Section 6.08, increase the compensation payable or to become payable to its directors, officers, consultants or employees, grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control of Company that would be triggered by the Merger with, any director, officer, consultant or other employee of Company or any Company Subsidiary who is not currently entitled to such benefits from the Merger, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of Company or any Company Subsidiary, except to the extent required by applicable Law or the terms of a collective bargaining agreement, or enter into or amend any contract, agreement, commitment or arrangement between Company or any Company Subsidiary and any of Company's directors, officers, consultants or employees, except for increases in compensation paid and bonuses payable to persons who are not directors of Company in the ordinary course of business consistent with past practice;

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
        (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations (A) in the ordinary course of business and consistent with past practice or (B) claims, liabilities or obligations reflected on the 1998 Balance Sheet or (C) as otherwise set forth on Schedule 6.01 of the Company Disclosure Schedule;

        (j) except as required by any Governmental Entity, make any material change with respect to Company's accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies, other than as required by U.S. GAAP;

        (k) make any material Tax election or settle or compromise any material Tax liability; or

        (l) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of Company contained in this Agreement untrue or incorrect or prevent Company from performing or cause Company not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

    SECTION 6.2  NOTICES OF CERTAIN EVENTS

    Each of Parent and Company shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger;
(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent or the Parent Subsidiaries or Company or the Company Subsidiaries, respectively, which, if pending on the date hereof, would have been required to have been disclosed in this Agreement, or that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Parent Material Contract or Company Material Contract, respectively; and (v) any change that could reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, respectively, or to delay or impede the ability of either Parent or Company, respectively, to perform their respective obligations pursuant to this Agreement and to effect the consummation of the Merger.

    SECTION 6.3  ACCESS TO INFORMATION; CONFIDENTIALITY

    (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or Company or any of the Parent Subsidiaries or the Company Subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Effective Time, Parent and Company shall (and shall cause the Parent Subsidiaries and Company Subsidiaries, respectively, to)
(i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "REPRESENTATIVES")) access at reasonable times upon prior notice to its and its subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly such information concerning its and its subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

    (b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.03.

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    SECTION 6.4  NO SOLICITATION OF TRANSACTIONS

    Company shall not, directly or indirectly, and shall cause its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Company Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Company Competing Transaction, or agree to or endorse any Company Competing Transaction, or authorize or permit any of Company's Representatives or subsidiaries, or any Representative retained by Company's subsidiaries, to take any such action; provided, however, that nothing contained in this Section 6.04 shall prohibit the board of directors of Company (i) from complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 6.04 or (ii) prior to receipt of the approval by the stockholders of Company of this Agreement and the Merger from providing information (subject to a confidentiality agreement at least as restrictive, in all material respects, as the Confidentiality Agreement) in connection with, and negotiating, another unsolicited, bona fide written proposal regarding a Company Competing Transaction that (A) Company's board of directors shall have determined in good faith, after considering applicable state law, based upon the advice of independent outside counsel of nationally recognized reputation, that such action is required in order for the board of directors of Company to comply with its fiduciary duties to Company's stockholders under applicable law, (B) if any cash consideration is involved, shall not be subject to any financing contingency, and with respect to which Company's board of directors shall have determined in the proper exercise of its fiduciary duties to Company's stockholders that the acquiring party is reasonably capable of consummating such Company Competing Transaction on the terms proposed, and (C) Company's board of directors shall have determined in its good faith judgment (based upon the advice of Company's independent financial advisors of nationally recognized reputation) that such Company Competing Transaction provides greater value, in the aggregate, to the stockholders of Company than the Merger (any such Company Competing Transaction being referred to herein as a "COMPANY SUPERIOR PROPOSAL"). Company shall notify Parent promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Company Competing Transaction is made, such notice to include the identity of the person making such proposal, offer, inquiry or contact, and the terms of such Company Competing Transaction. Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Company Competing Transaction. Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

    SECTION 6.5  CONTROL OF OPERATIONS

    Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company and the Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

    SECTION 6.6  FURTHER ACTION; CONSENTS; FILINGS

    (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Merger required under (A) the rules and regulations of the NNM, (B) the Securities Act, the Exchange Act and any other applicable Federal or state securities Laws, (C) the HSR Act, if any, and (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling parties and their advisors prior to filing, and none of the parties shall file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

    (b) Each of Company and Parent will give (or will cause their respective subsidiaries to give) any notices to third persons, and use, and cause their respective subsidiaries to use, reasonable efforts to obtain any consents from third persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

    (c) From the date of this agreement until the Effective Time, each of Company and Parent covenants and agrees that it will not (i) knowingly take any action that could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code; and (ii) take any action which would make any of the representations or warranties made by it contained in this Agreement untrue and incorrect or prevent it from performing or cause it not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

    SECTION 6.7  ADDITIONAL REPORTS

    Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections 4.07 and 5.06, which it files with the SEC on or after the date hereof, and Company and Parent, as the case may be, covenant and warrant that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of Company and its consolidated subsidiaries or Parent and its consolidated subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information including therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and U.S. GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

    SECTION 6.8  EMPLOYEE RETENTION

    (a) As promptly as practicable after the date hereof, Company shall offer to up to 15 employees of Company designated by Parent retention bonuses in an aggregate amount of not more than $300,000 payable to such employees if they remain employed by Company at the Effective Time.

    (b) Company shall use its best efforts to cause the employees of Company set forth on Schedule 6.08(b) to agree upon arrangements satisfactory to Parent and such employees for such employees to remain employed or engaged by the Surviving Corporation during a post-closing transition period to assist Parent in integrating the Surviving Corporation with the Parent.

    SECTION 6.9  THIRD PARTY CONSENTS

    Company shall use its commercially reasonable efforts to obtain the consent or approval or confirmation or other reasonable comfort of those persons listed on Schedule 6.09 with respect to the continuing relationship of Company and such parties under existing contracts and arrangements following the Effective Time.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

    SECTION 7.1  REGISTRATION STATEMENT; PROXY STATEMENT

    (a) As promptly as practicable after the execution of this Agreement, Parent and Company shall jointly prepare and shall file with the SEC a document or documents that will constitute (i) the prospectus forming part of the registration statement on Form S-4 of Parent (together with all amendments thereto, the "REGISTRATION STATEMENT"), in connection with the registration under the Securities Act of Parent Common Stock to be issued to Company's stockholders pursuant to the Merger and (ii) the joint proxy statement with respect to the Merger relating to the special meeting of Company's stockholders to be held to consider approval of this Agreement and the Merger (the "COMPANY STOCKHOLDERS' MEETING") and of Parent's stockholders (the "PARENT STOCKHOLDERS' MEETING") to be held to consider approval of the Share Issuance (together with any amendments thereto, the "JOINT PROXY STATEMENT"). Copies of the Joint Proxy Statement shall be provided to the NNM in accordance with its rules. With the cooperation of Company, Parent shall use its best efforts to cause the Registration Statement to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the Registration Statement, Parent shall, with the cooperation of the Company, take all action required under any applicable Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Parent or Company, as the case may be, shall furnish all information concerning Parent or Company as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and the Joint Proxy Statement. Each of Parent and Company shall notify the other of the receipt of any comments from the SEC on the Registration Statement and the Joint Proxy Statement and of any requests by the SEC for any amendments or supplements thereto or for additional information and shall provide to each other promptly copies of all correspondence between Parent, Company or any of their representatives and advisors and the SEC. As promptly as practicable after the effective date of the Registration Statement, the Joint Proxy Statement shall be mailed to the stockholders of Company and of Parent. Each of Parent and Company shall cause the Proxy Statement to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of the NNM.

    (b) The Joint Proxy Statement shall include (i) the approval of the Merger and the recommendation of the board of directors of Company to Company's stockholders that they vote in favor of approval of this Agreement and the Merger, and (ii) the opinion of Company Financial Advisor referred to in Section
4.19 or any updated version thereof. The Joint Proxy Statement shall include the approval of the Share Issuance and the recommendation of the board of directors of Parent or Parent's stockholders that they vote in favor of the Share Issuance.

    (c) No amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    (d) None of the information supplied by Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Joint Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Parent and Company, at the time of the Company Stockholders' Meeting, at the time of the Parent Stockholder's Meeting, and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Company or any Company Subsidiary, or their respective officers or directors, should be discovered by Company that should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement, Company shall promptly inform Parent. All documents that Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

    (e) None of the information supplied by Parent for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Joint Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Parent and Company, at the time of Company Stockholders' meeting, at the time of the Parent Stockholders' Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement, Parent shall promptly inform Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

    SECTION 7.2  STOCKHOLDERS' MEETINGS

    Company shall call and hold the Company Stockholders' Meeting and Parent shall call and hold the Parent Stockholders' Meeting as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement and the Merger or the Share Issuance, as the case may be, pursuant to the Joint Proxy Statement, and Company and Parent shall use all reasonable efforts to hold the Parent Stockholders' Meeting and the Company Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective and, to the extent practicable, such stockholders' meetings shall be held on the same day. Except as otherwise contemplated by this Agreement, Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Joint Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL or applicable other stock exchange requirements to obtain such approval. Except as otherwise contemplated by this Agreement, Parent shall use all reasonable efforts to solicit from its stockholders proxies in favor of the Share Issuance pursuant to the Joint Proxy Statement and shall take all other action necessary or advisable to secure the consent of stockholders required by NNM or the DGCL to obtain such approval.

    SECTION 7.3  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE

    (a) The provisions with respect to indemnification that are set forth in the certificate of incorporation and bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees or agents of Company.

    (b) From and after the Effective Time, Parent shall indemnify and hold harmless each present and former director and officer of Company (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters relating to their service as such an officer or director existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Company would have been permitted under Delaware law and its charter documents (each as in effect on the date hereof) to indemnify such Indemnified Parties.

    (c) For a period of six years after the Effective Time, Parent shall maintain in effect the directors' and officers' liability insurance policies maintained by Company; provided, however, that in no event shall Parent be required to expend in any one year in excess of 150% of the annual premium currently paid by Company for such coverage, and provided further, that if the premium for such coverage exceeds such amount, Parent shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

    (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.03.

    (e) The provisions of this Section 7.03 are intended to be for the benefit of, and enforceable by, each Indemnified Party and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Party and his or her heirs and representatives may have under the certificate of incorporation or bylaws of Company or any Company subsidiary, any contract or applicable law.

    SECTION 7.4  NO SHELF REGISTRATION

    Parent shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of Parent Common Stock received pursuant hereto by the persons who may be deemed to be "affiliates" of Company within the meaning of Rule 145 promulgated under the Securities Act.

    SECTION 7.5  PUBLIC ANNOUNCEMENTS

    The initial press release concerning the Merger shall be a joint press release and, thereafter, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other, except to the extent required by applicable Law or the requirements of the rules and regulations of the NNM, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

    SECTION 7.6  NNM LISTING

    Prior to the Effective Time, Parent shall file with the NNM a Notification Form for Listing of Additional Shares with respect to the Parent Common Stock issued or issuable in connection with the

Merger and shall use its best efforts to have such Parent Common Stock approved for quotation on the NNM.

    SECTION 7.7  BLUE SKY

    Parent shall use its best efforts to obtain prior to the Effective Time all necessary permits and approvals required under Blue Sky Laws to permit the distribution of the shares of Parent Common Stock to be issued in accordance with the provisions of this Agreement.

    SECTION 7.8  COMPANY STOCK OPTIONS/REGISTRATION STATEMENTS ON FORM S-8

    Parent shall reserve for issuance the number of shares of Parent Common Stock that will be issuable upon exercise of Company Stock Options assumed pursuant to Section 3.05 hereof. Within 10 business days after the Effective Time, Parent shall file with the SEC one or more registration statements on Form S-8 for the shares of Parent Common Stock issuable with respect to Company Stock Options and will maintain the effectiveness of such registration statements for so long as any of such options or other rights remain outstanding. The Company ESPP shall be terminated prior to the Effective Date. The board of directors of Parent shall adopt a resolution approving the acquisition by officers and directors of Company who shall become officers and directors of Parent at the Effective Time of Parent Common Stock in exchange for shares of Company Common Stock, and of options of Parent Common Stock upon conversion of Company Stock Options pursuant to Section 3.05 hereof, in each case pursuant to the transactions contemplated by this Agreement so that such acquisitions shall be exempt from the application of Section 16(b) of the Exchange Act, to the extent permitted thereunder.

    SECTION 7.9  EMPLOYEE BENEFIT MATTERS

    (a) From and after the Effective Time until the earlier of (i) the first anniversary of the Effective Time or (ii) the date of the first annual renewal of each of such benefits after the Effective Time, Parent agrees to provide the employees of Company (the "COMPANY EMPLOYEES") who remain employed after the Effective Time (collectively, the "TRANSFERRED COMPANY EMPLOYEES") with substantially similar benefits as maintained by Company immediately prior to the Closing; PROVIDED, that this obligation shall not include the Company 401(k) Plan, the Company ESPP or Company Stock Plans. After such time, Parent shall provide the Transferred Company Employees with the types and levels of employee benefits maintained by Parent for similarly situated employees of Parent. Parent will treat, and cause its applicable benefit plans to treat, the service of Company Employees with Company or any Company Subsidiary as service rendered to Parent or any Affiliate of Parent for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual (including minimum pension amount) attributable to any period before the Effective Time. Without limiting the foregoing, Parent shall not treat any Company Employee as a "new" employee for purposes of any exclusions under any health or similar plan of Parent for a pre-existing medical condition, and will make appropriate arrangements with its insurance carrier(s) to ensure such result.

    (b) Following the Effective Time, Parent shall honor in accordance with their terms all individual employment, termination, severance, change in control, post-employment and other compensation agreements, arrangements and plans, which are between Company or any Company Subsidiary and any director, officer or employee thereof, and Parent will not challenge the validity of any obligation of Company or any Company Subsidiary under, any employment, severance, change in control, post-employment, consulting, supplemental retirement or such other compensation, contract or arrangement with any current or former director, officer or employee of Company.

    (c) Unless Parent consents otherwise in writing, Company shall take all action necessary to terminate, or cause to terminate, immediately before the Effective Time, any Company Benefit Plan that is a 401(k) plan. Notwithstanding anything to the contrary contained herein, Parent shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any Company Benefit Plan; provided, however, that Parent shall continue to maintain the Company Benefit Plans (other than stock based or incentive plans or 401(k) plans) until Company Employees are permitted to participate in the Parent's plans.

    (d) The provisions of Section 7.09 respecting the Parent's agreement to honor the contracts, arrangements, commitments and understandings referred to in
Section 7.09(b) are intended to be for the benefit of and enforceable by the persons referred to therein or the parties to these agreements, respectively, and their heirs and representatives.

    SECTION 7.10  TAX OPINION

    Parent and Company shall use their respective best efforts to obtain the tax opinion that satisfies the condition set forth in Section 8.01(g) and shall use their respective best efforts to provide such certificates regarding tax matters as shall be requested and which are customary in transactions of this type.

    SECTION 7.11  BOARD REPRESENTATION

    Company shall be entitled to designate one individual to Parent's Board of Directors, who shall be appointed by Parent to serve from the Effective Time and until his successor shall be duly elected and qualified.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

    SECTION 8.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER

    The obligations of the parties hereto to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

        (a) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

        (b) this Agreement and the Merger shall have been duly approved by the requisite vote of stockholders of Company in accordance with the DGCL and the Share Issuance shall have been approved by the required vote of the stockholders of Parent in accordance with the rules of the NNM;

        (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. Company and Parent shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time;

        (d) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other applicable competition, merger control or similar Law shall have expired or been terminated;

        (e) all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except where the failure to obtain any such consent, approval or authorization could not reasonably be expected to result in a Parent Material Adverse Effect or a Company Material Adverse Effect;

        (f) The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NNM, subject to notice of issuance; and

        (g) Parent shall have obtained an opinion from Parent's legal counsel in form and substance reasonably satisfactory to it, and Company shall have obtained an opinion from Company's legal counsel in form and substance reasonably satisfactory to it, substantially to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current law, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a).

    SECTION 8.2  CONDITIONS TO THE OBLIGATIONS OF COMPANY

    The obligations of Company to consummate the Merger, or to permit the consummation of the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

        (a) each of the representations and warranties of Parent contained in this Agreement shall be true, complete and correct in all material respects both when made and on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to the foregoing effect;

        (b) Parent shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to that effect;

        (c) the board of directors of Parent shall not have resolved, amended or modified, in any adverse respect, its approval of the Share Issuance or its recommendation to Parents' stockholders described in Section 7.01(b) hereof; and

        (d) there shall have been no Parent Material Adverse Effect since the date of this Agreement.

    SECTION 8.3  CONDITIONS TO THE OBLIGATIONS OF PARENT

    The obligations of Parent to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

        (a) each of the representations and warranties of Company contained in this Agreement shall be true, complete and correct in all material respects both when made and on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Company to the foregoing effect;

        (b) Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Company to that effect;

        (c) there shall have been no Company Material Adverse Effect since the date of this Agreement;

        (d) the Rights Agreement shall have been terminated and all rights issued thereunder (whether or not exercisable) shall have terminated or been redeemed;

        (e) The board of directors of Company shall not have revoked, amended or modified, in any adverse respect, its approval of the Merger or its recommendation to Company's stockholders described in Section 7.01(b)(i); and

        (f) Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons listed on Schedule 8.03(f) whose consent or approval may be required in connection with the Merger.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 9.1  TERMINATION

    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

        (a) by mutual written consent duly authorized by the boards of directors of each of Parent and Company;

        (b) by either Parent or Company, if the Effective Time shall not have occurred on or before February 15, 2000; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

        (c) by either Parent or Company, if any Governmental Order, writ, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable;

        (d) by Parent, if (i) the board of directors of Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders or shall have resolved to do so, (ii) the board of directors of Company shall have recommended to the stockholders of Company a Company Competing Transaction or shall have resolved to do so, (iii) a Company Competing Transaction shall have been announced or otherwise publicly known and the board of directors of Company shall have within fifteen (15) days of announcement (A) failed to recommend against acceptance of such by its stockholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance of a Company Competing Transaction involving a tender offer or exchange offer by its stockholders), (B) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within 15 business days of the first announcement or other public knowledge of such Competing Offer or (C) determined that such Company Competing Transaction was a Company Superior Proposal and to take any of the actions allowed by clause (ii) of Section 6.04(a), or (iv) the board of directors of Company resolves to take any of the actions described above;

        (e) by Parent or Company, if (i) this Agreement and the Merger shall fail to receive the requisite votes for approval at the Company Stockholders' Meeting or any adjournment or postponement thereof or (ii) the Share Issuance shall fail to receive the requisite votes for approval at the Parent Stockholders' Meeting or any adjournment or postponement thereof;

        (f) by Parent, 10 days after receipt by Company of a written notice from Parent of a breach in any material respect of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.03 would not be satisfied (a "TERMINATING COMPANY BREACH"); provided, however, that if such Terminating Company Breach is curable by Company through the exercise of its reasonable efforts within 10 days and for so long as Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 9.01(g); and provided, further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01;

        (g) by Company, 10 days after receipt by Parent of a written notice from Company of a breach in any material respect of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.02 would not be satisfied (a "TERMINATING PARENT BREACH"); provided, however, that if such Terminating Parent Breach is curable by Parent through the exercise of its reasonable efforts within 10 days and for so long as Parent continues to exercise such reasonable efforts, Company may not terminate this Agreement under this Section 9.01(h); and provided, further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01; and

        (h) by Company, if the board of directors of Company shall have recommended to stockholders of Company a Company Competing Transaction or shall have resolved to do so.

    The right of any party hereto to terminate this Agreement pursuant to this
Section 9.01 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

    SECTION 9.2  EFFECT OF TERMINATION

    Except as provided in Section 9.05, in the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement.

    SECTION 9.3  AMENDMENT

    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of Company, no amendment may be made that changes the amount or type of consideration into which Company common stock will be converted pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 9.4  WAIVER

    At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 9.5  TERMINATION FEE; EXPENSES

    (a) Except as set forth in this Section 9.05, all Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated, except that Parent and Company each shall pay one-half of all Expenses incurred solely for printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement and any fees required to be paid under the HSR Act.

    (b) In the event that (i) Parent shall terminate this Agreement pursuant to
Section 9.01(d), (ii) Parent shall terminate this Agreement due to a Terminating Company Breach pursuant to Section 9.01(f) and such breach by Company is intentional, (iii) Parent shall terminate this Agreement pursuant to Section 9.01(e)(i) but only if a Company Competing Transaction shall have been announced or otherwise publicly known prior to the event giving rise to the termination pursuant to Section 9.01(e)(i), and within twelve (12) months of such termination, Company shall have consummated a Competing Company Transaction or
(iv) Company shall have terminated this Agreement pursuant to Section 9.01(h), then, without limiting any other remedies available to Parent and Merger Sub, Company shall pay to Parent (the "COMPANY TERMINATION FEE") a sum equal to all of Parent's Expenses up to $500,000 plus $3.1 million. Notwithstanding the foregoing, no fee shall be paid pursuant to this Section 9.05(b) if Parent shall be in material breach of its obligations hereunder. Any Company Termination Fee shall be paid in same day funds within three Business Days of the date of termination.

    (c) In the event that Company shall terminate this Agreement due to a Terminating Parent Breach pursuant to Section 9.01(g) and such breach by Parent is intentional, then, without limiting any other remedies available to Company, Parent shall pay to Company (the "PARENT TERMINATION FEE") a sum equal to all of Company's Expenses up to $500,000 plus $3.1 million. Notwithstanding the foregoing, no fee shall be paid pursuant to this Section 9.05(c) if Company shall be in material breach of its obligations hereunder. Any Parent Termination Fee shall be paid in same day funds within three Business Days of the date of termination.

    (d) Parent and Company agree that the agreements contained in Sections 9.05(b) and 9.05(c) above are an integral part of the transaction contemplated by this Agreement. If Company fails to pay to Parent any fee due under Section 9.05(b), Company shall pay the cash and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment. Similarly, if Parent fails to pay to Company any fee due under Section 9.05(c), Parent shall pay the cash and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other action taken to collect payment.

                                   ARTICLE X

                               GENERAL PROVISIONS

    SECTION 10.1  NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

    The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    SECTION 10.2  NOTICES

    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

                               (a) if to Company:

                               Xionics Document Technologies, Inc.
                               70 Blanchard Road
                               Burlington, MA 01803
                               Attention: Chief Executive Officer
                               Telecopier: (781) 229-7121

                               with a copy to:

                               Bingham Dana LLP
                               150 Federal Street
                               Boston, MA 02109
                               Attention: Neil Townsend, Esq.
                               Telecopier: (617) 951-8736

                               (b) if to Parent or Merger Sub:

                               Oak Technology, Inc.
                               139 Kifer Court
                               Sunnyvale, CA 94086
                               Attention: General Counsel
                               Telecopier: (408) 737-0888

                               with a copy to:

                               Brobeck, Phleger & Harrison LLP
                               1633 Broadway, 47th Floor
                               New York, NY 10019
                               Attention: Eric Simonson, Esq.
                               Telecopier: (212) 586-7878

    SECTION 10.3  SEVERABILITY

    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

    SECTION 10.4  ASSIGNMENT; BINDING EFFECT; BENEFIT

    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Section 7.03 and 7.09, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

    SECTION 10.5  INCORPORATION OF EXHIBITS

    The Parent Disclosure Schedule, the Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein. Parent and Company acknowledge that the Parent Disclosure Schedule and the Company Disclosure Schedule (i) are qualified in their entirety by reference to specific provisions of this Agreement and (ii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to Parent or Company, as the case may be, except to the extent required by this Agreement and by applicable law.

    SECTION 10.6  GOVERNING LAW

    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF DELAWARE.

    SECTION 10.7  WAIVER OF JURY TRIAL

    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

    SECTION 10.8  HEADINGS; INTERPRETATION

    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

    SECTION 10.9  COUNTERPARTS

    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 10.10  ENTIRE AGREEMENT

    This Agreement (including the Exhibits, the Parent Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                            [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                      OAK TECHNOLOGY, INC.

                      By:    /s/ SHAWN M. SODERBERG
                      --------------------------------------------------
                      Name: Shawn M. Soderberg
                      Title: Vice President and General Counsel

                      XIONICS DOCUMENT TECHNOLOGIES, INC.

                      By:    /s/ PETER J. SIMONE
                      --------------------------------------------------
                      Name: Peter J. Simone
                      Title: President and Chief Executive Officer

                      VERMONT ACQUISITION CORP.

                      By:    /s/ SHAWN M. SODERBERG
                      --------------------------------------------------
                      Name: Shawn M. Soderberg
                      Title: Vice President and General Counsel

                                                                      APPENDIX B

July 29, 1999
Board of Directors
Xionics Documents Technologies, Inc.
70 Blanchard Road
Burlington, MA 01803

Members of the Board:

You have requested our opinion (the "Fairness Opinion"), as investment bankers, as to the fairness, from a financial point of view, to the shareholders of Xionics Document Technologies, Inc. (the "Company") of the consideration to be received by the Company's shareholders in connection with the proposed merger (the "Merger") of the Company with and into ACQUISITION CORP (X), INC., a wholly owned subsidiary (the "Merger Sub") of Oak Technology, Inc. ("Oak"), pursuant to an Agreement and Plan of Merger dated as of July 29, 1999 (the "Merger Agreement"), by and among the Company, the Merger Sub and Oak. Adams, Harkness & Hill, Inc. ("AH&H"), as part of its investment banking activities, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In the Merger, subject to Company shareholder approval each share of the Company's common stock, par value $.01 per share (the "Common Shares"), issued and outstanding immediately prior to the effective date of the Merger, other than shares held in treasury by the Company or held by any subsidiary or affiliate of Oak or by dissenting shareholders, will be converted into the right to receive .8031 shares of Oak common stock, $.01 par value, and $2.94 in cash, upon surrender of the certificate at or subsequent to the effective date of the Merger.

In developing our Fairness Opinion, we have, among other activities: (i) reviewed the Company's Annual Reports, Reports on Form 10-K and related financial information for the three fiscal years ended June 30, 1998, and the Company's Report on Form 10-Q and the related unaudited financial information for the nine month period ending March 31, 1999; (ii) reviewed Oak's Annual Reports, Reports on Form 10-K and related financial information for the three fiscal years ended June 30, 1998, and Oak's Report on Form 10-Q and the related unaudited financial information for the nine month period ended March 31, 1999;
(iii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company and Oak; (iv) conducted due diligence discussions with members of senior management of the Company and Oak, and discussed with members of senior management of the Company and Oak their views regarding future business, financial and operating benefits arising from the Merger; (v) reviewed the historical market prices and trading activity for the Common Shares and compared them with that of certain publicly traded companies we deemed to be relevant and comparable to the Company and Oak; (vi) compared the results of operations of the Company and Oak with that of certain companies we deemed to be relevant and comparable to the Company and Oak; (vii) compared the financial terms of the Merger with the financial terms of certain other mergers and acquisitions we deemed to be relevant and comparable to the Merger; (viii) participated in certain discussions among representatives of the Company and Oak and their respective advisors; (ix) reviewed the Merger Agreement; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

Our Fairness Opinion as expressed herein is limited to the fairness, from a financial point of view, of the proposed consideration and does not address the Company's underlying business decision to engage in the Merger. Our Fairness Opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the Merger. We are expressing no opinion as to the value of Common Shares at the time of our analysis or at any time prior to and including the effective date of the Merger. In connection with our review and in arriving at our Fairness Opinion, we have not independently verified any information received from the Company, have relied on such information, and have assumed that all such information is complete and accurate in all material respects. With respect to any internal forecasts reviewed relating to the prospects of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance and cash requirements of the Company. Our Fairness Opinion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of the Company as known to us on the date hereof. We have not conducted, nor have we received copies of, any independent valuation or appraisal of any of the assets of the Company. In addition, we have assumed, with your consent, that the terms set forth in the executed Merger Agreement will not differ materially from the proposed terms provided to us in the July 29, 1999, draft Merger Agreement.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the transactions contemplated by the Merger Agreement.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the consideration is fair, from a financial point of view, to the Company's shareholders.

Sincerely,

ADAMS, HARKNESS & HILL, INC.

By: /s/ James A. Simms
   -----------------------------

James A. Simms
Group Head, Mergers & Acquisitions

                                                                      APPENDIX C

                        DELAWARE GENERAL CORPORATION LAW
                        SECTION 262 -- APPRAISAL RIGHTS

262. APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
    (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Delaware law authorizes corporations to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' "duty of care." While the relevant statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on directors' duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends and approval of any transaction from which a director derives an improper personal benefit. Oak has adopted provisions in its Restated Certificate of Incorporation which eliminate the personal liability of its directors to the company and its stockholders for monetary damages for breach or alleged breach of their duty of care. The Restated Bylaws of the company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by the General Corporation Law of the State of Delaware, the company's state of incorporation, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

    In addition, Oak has entered into indemnification agreements with its directors and certain officers that provide for the maximum indemnification permitted by law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS--The following Exhibits are filed as part of, or incorporated by reference into, this report:

       2.01             Agreement and Plan of Merger and Reorganization among Oak Technology,
                          Inc. Vermont Acquisition Corp. and Xionics Document Technologies, Inc.,
                          dated as of July 29, 1999(1)

       3.01             Oak's Restated Certificate of Incorporation, as amended (2)

       3.02             Oak's Restated Bylaws (3)

       3.03             Certificate of Correction to the Restated Certificate of Incorporation of
                          Oak (6)

       4.01             Form of Specimen Certificate for Oak's Common Stock (4)

       4.02             Amended and Restated Registration Rights Agreement dated as of October
                          15, 1993 among Oak and various investors (4)

       4.03             Oak's Restated Certificate of Incorporation, as Amended (See Exhibit
                          3.01)

       4.04             Oak's Restated Bylaws (See Exhibit 3.02)

       4.05             Form of Certificate of Designation of Series A Junior Participating
                          Preferred Stock of Oak dated August 18, 1997 (19)

       4.06             Rights Agreement between Oak and BankBoston, N.A. dated August 19, 1997
                          (19)

       4.07             Amendment to the Rights Agreement between Oak and BankBoston, N.A. dated
                          November 18, 1998 (5)

       5.01             Opinion of Brobeck, Phleger & Harrison LLP regarding the legality of the securities being issued

       8.01             Opinion of Bingham Dana LLP regarding tax matters

      10.01             1988 Stock Option Plan, as amended and related documents (4)*

      10.02             1994 Stock Option Plan and related documents (4) and amendment thereto dated February 1, 1996 (7)*

      10.03             1994 Outside Directors' Stock Option Plan and related documents (4)*

      10.04             1994 Employee Stock Purchase Plan (4)*

      10.05             401(k) Plan and related documents (4) and Amendment Number One and
                          Supplemental Participation Agreement thereto (8)*

      10.06             Lease Agreement dated August 3, 1988 among John Arrillaga, Trustee, or his Successor Trustee, UTA dated 7/20/77 (John Arrillaga Separate
                          Property Trust) as amended and Richard T. Peery, Trustee, or his
                          Successor Trustee, UTA dated 7/20/77 (Richard T. Peery Separate
                          Property Trust) as amended, and Justin Jacobs, Jr., dba Siri-Kifer
                          Investments, a joint venture, and Oak Technology, Inc., as amended June
                          1, 1990, and Consent to Alterations dated March 26, 1991 (lease agreement for 139 Kifer Court, Sunnyvale, California) (4), and
                          amendments thereto dated June 15, 1995 and July 19, 1995 (8)

      10.07             Lease Agreement dated August 22, 1994 among John Arrillaga, Trustee, or his Successor Trustee, UTA dated 7/20/77 (John Arrillaga Separate
                          Property Trust) as amended and Richard T. Peery, Trustee, or his
                          Successor Trustee, UTA dated 7/20/77 (Richard T. Peery Separate
                          Property Trust) as amended, and Justin Jacobs, Jr., dba Siri-Kifer
                          Investments, a joint venture, and Oak Technology, Inc. (lease agreement for 140 Kifer Court, Sunnyvale, California) (4), and amendment thereto dated June 15, 1995 (8)

      10.08             Form of Indemnification Agreement, between Oak Technology, Inc. and each of its Directors and executive officers (17)

      10.09             VCEP Agreement dated July 30, 1990 between Oak Technology, Inc. and
                          Advanced Micro Devices, Inc. (4)

      10.10             Product License Agreement dated April 13, 1993 between Oak Technology,
                          Inc. and Media Chips, Inc., as amended September 16, 1993 (4)

      10.11             Resolutions of the Board of Directors of Oak Technology, Inc. dated July
                          27, 1994 setting forth the provisions of the Executive Bonus Plan (4)
                          (15)*

      10.12             Employee Incentive Plan effective January 1, 1995 (4)*

      10.13             Option Agreement between Oak Technology, Inc., and Taiwan Semiconductor
                          Manufacturing Co., Ltd. dated as of August 8, 1996 (17)**

      10.14             Foundry Venture Agreement between Oak Technology, Inc. and United
                          Microelectronics Corporation dated as of October 2, 1995 (9)(15)

      10.15             Fab Ven Foundry Capacity Agreement among Oak Technology, Inc., Fab Ven and United Microelectronics Corporation dated as of October 2, 1995
                          (10) (15)

      10.16             Written Assurances Re: Foundry Venture Agreement among Oak Technology,
                          Inc., United Microelectronics Corporation and Fab Ven dated as of
                          October 2, 1995 (11) (15)

      10.17             Lease Agreement dated June 15, 1995 between John Arrillaga, Trustee, or his Successor Trustee, UTA dated 7/20/77 (John Arrillaga Separate
                          Property Trust) as amended and Richard T. Peery, Trustee, or his
                          Successor Trustee, UTA dated 7/20/77 (Richard T. Peery Separate
                          Property Trust) as amended, and Oak Technology, Inc. (lease agreement for 130 Kifer Court, Sunnyvale, California) (12), and amendments thereto dated June 15, 1995 and August 18, 1995 (13)

      10.18             Deposit Agreement dated November 8, 1995 between Chartered Semiconductor
                          Manufacturing Ltd. and Oak Technology, Inc. (14), and Amendment
                          Agreement (No. 1) thereto dated September 25, 1996 (16)**

      10.19             Amendment Agreement (No. 2) dated April 7, 1997 to Deposit Agreement dated November 8, 1995 between Chartered Semiconductor Manufacturing
                          Ltd. and Oak Technology, Inc. (18) and addendum thereto dated September
                          26, 1997 (20)**

      10.20             First Amendment to Plan of Reorganization and Agreement of Merger dated
                          October 27, 1995 among Oak Technology, Inc., Oak Acquisition
                          Corporation, Pixel Magic, Inc. and the then shareholders of Pixel dated
                          June 25, 1996 and Second Amendment thereto dated June 13, 1997 (19)**

      10.21             First Amendment to Non-Compete and Technology Transfer Agreement by and
                          among Oak Technology, Inc., Pixel Magic, Inc. and Peter D. Besen dated
                          June 13, 1997 (19)**

      10.22             Agreement of Termination of Employment Agreement between Pixel Magic,
                          Inc. and Peter D. Besen dated June 13, 1997 (19)

      10.23             Agreement of Termination of Employment Agreement between Pixel Magic,
                          Inc. and Don Schulsinger dated June 13, 1997 (19)

      10.24             Release and Settlement Agreement between Oak Technology, Inc. and United
                          Microelectronics Corporation dated July 31, 1997 (19)**

      10.25             Sublease Agreement dated December 1, 1997 between Global Village
                          Communication, Inc. and Oak Technology, Inc. (lease agreement for 1150
                          East Arques Avenue, Sunnyvale, California) and accompanying lease and amendment thereto (21)

      10.26             Amendment to Option Agreement by and between Taiwan Semiconductor
                          Manufacturing Co., Ltd., and Oak Technology, Inc. (22)**

      10.27             Settlement Agreement between Winbond Electronics Corporation and Oak
                          Technology, Inc. (22)**

      10.28             Amendment Agreement (No. 3) to Deposit Agreement dated November 8, 1995 between Chartered Semiconductor Manufacturing Ltd. and Oak Technology
                          Inc. (23)

      10.29             Employment Agreement between Oak Technology Inc. and Young K. Sohn dated
                          February 27, 1999 (24)

      10.30             Loan agreement between Oak Technology Inc. and Young K. Sohn dated
                          February 27, 1999 (24)

      10.31             Oak Technology Inc. Executive Stock Option Plan (24)*

      10.32             Letter Agreement dated January 22, 1999 between the Special Committee of the Board of Directors of Oak Technology, Inc. and David T. Tsang and
                          Ta-Lin Shu (24)

      10.33             Amendment to Option Agreement dated June 30, 1999 between Oak Technology
                          Inc. and Taiwan Semiconductor Manufacturing Co., Ltd. (25)

      23.01             Consent of KPMG LLP, Independent Auditors Oak Technology Inc.

      23.02             Consent of Arthur Andersen LLP, Independent Auditors of Xionics Document
                          Technologies, Inc.

      23.03             Consent of Brobeck, Phleger & Harrison LLP (included in opinion filed as exhibit 5.01)

      23.04             Consent of Bingham Dana LLP (included in opinion filed as exhibit 8.01)

      24.01             Power of Attorney (contained on the signature page included in Part II to this registration statement)

      27.01             Financial Data Schedule

------------------------

(1) Attached as Appendix A to the joint proxy statement/prospectus contained in this registration statement.

(2) Incorporated herein by reference to exhibit 3.01 of Oak's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

(3) Incorporated herein by reference to exhibit 3.05 filed with Oak's Registration Statement on Form S-1 (File No. 33-87518) declared effective by the Securities and Exchange Commission on February 13, 1995 (the "February 1995 Form S-1").

(4) Incorporated herein by reference to the exhibit with the same number filed with the February 1995 Form S-1.

(5) Incorporated herein by reference to Exhibit 1 filed with Oak's Registration Statement on Form 8-A/12B/A (File No. 000-25298) on November 25, 1998.

(6) Incorporated herein by reference to Exhibit 3.03 filed with Oak's Annual Report on Form 10-K for the year ended June 30, 1997.

(7) Incorporated herein by reference to Exhibit 10.1 filed with Oak's Registration Statement on Form S-8 (File No. 333-4334) on May 2, 1996.

(8) Incorporated herein by reference to the exhibit with the same number filed with Oak's Annual Report on Form 10-K for the year ended June 30, 1996.

(9) Incorporated herein by reference to Exhibit 2.1 filed with Oak's Form 8-K dated October 2, 1995 (the "October 1995 form 8-K").

(10) Incorporated herein by reference to Exhibit 2.2 filed with the October 1995 Form 8-K.

(11) Incorporated herein by reference to Exhibit 2.3 filed with the October 1995 Form 8-K.

(12) Incorporated herein by reference to Exhibit 10.08 filed with Oak's Annual Report on Form 10-K for the year ended June 30, 1995.

(13) Incorporated herein by reference to Exhibit 10.08 filed with Oak's Annual Report on Form 10-K for the year ended June 30, 1996.

(14) Incorporated herein by reference to Exhibit 10.04 filed with Oak's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995.

(15) Confidential treatment has been granted with respect to portions of this exhibit.

(16) Incorporated herein by reference to Exhibit 10.17 filed with Oak's Annual Report on Form 10-K for the year ended June 30, 1996.

(17) Incorporated herein by reference to the exhibit with the same number filed with Oak's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

(18) Incorporated herein by reference to the exhibit with the same number filed with Oak's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

(19) Incorporated herein by reference to the exhibit with the same number filed with Oak's Annual Report on Form 10-K for the year ended June 30, 1997.

(20) Incorporated herein by reference to the exhibit with the same number filed with Oak's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

(21) Incorporated herein by reference to the exhibit with the same number filed with Oak's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997.

(22) Incorporated herein by reference to the exhibit with the same number filed with Oak's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

(23) Incorporated herein by reference to the exhibit with the same number filed with Oak's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998.

(24) Incorporated herein by reference to the exhibit with the same number filed with Oak's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

(25) Incorporated herein by reference to the exhibit with the same number filed with Oak's Annual Report on Form 10-K for the year ended June 30, 1999.

*   Indicates Management incentive plan.

** Confidential treatment granted and/or requested as to portions of the exhibit.

    (B) FINANCIAL STATEMENT SCHEDULES REQUIRED BY REGULATION S-X

        Not applicable.

    (C) REPORTS, OPINIONS OR APPRAISALS NOT FURNISHED AS PART OF PROSPECTUS

        Not applicable.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof."

    The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by person who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under this Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 10th day of December, 1999.

                                OAK TECHNOLOGY, INC.,
                                a Delaware corporation

                                By:              /s/ YOUNG K. SOHN
                                     -----------------------------------------
                                                   Young K. Sohn
                                       CHIEF EXECUTIVE OFFICER AND PRESIDENT

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert O. Hersh, Shawn M. Soderberg and Timothy Tomlinson, and each of them his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof.

    IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated below.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                Chief Executive Officer,     December 10, 1999
      /s/ YOUNG K. SOHN           President and Director
------------------------------    (principal executive
        Young K. Sohn             officer)

                                Vice President and Chief     December 10, 1999
     /s/ ROBERT O. HERSH          Financial Officer
------------------------------    (principal financial and
       Robert O. Hersh            accounting officer)

      /s/ DAVID D. TSANG                                     December 9, 1999
------------------------------  Chairman of the Board of
        David D. Tsang            Directors and Director

     /s/ RICHARD B. BLACK       Vice-Chairman of the Board   December 10, 1999
------------------------------    of Directors and
       Richard B. Black           Director

    /s/ TIMOTHY TOMLINSON                                    December 9, 1999
------------------------------
      Timothy Tomlinson         Director

        /s/ TA-LIN HSU                                       December 9, 1999
------------------------------  Director and Assistant
          Ta-Lin Hsu              Secretary

      /s/ ALBERT Y.C. YU                                     December 10, 1999
------------------------------
        Albert Y.C. Yu          Director

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